                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. 6)

Filed by the Registrant                                         [X]
                                                                --------
Filed by a party other than the Registrant
                                                                --------

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                PIONEER RAILCORP
                                   ----------
                (Name of Registrant as Specified in Its Charter)

                                   ----------
                   (Name of Person(s) Filing Proxy Statement,
                            if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
                            Common Stock and Warrants
          ----------------------------------------------------------------------

    (2)   Aggregate number of securities to which transaction applies:
               480,000 shares common stock and 4,117,000 warrants
          ----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            $2.85 and $0.85 which are the per share and per warrant prices,
          ----------------------------------------------------------------------
            respectively, to be paid in the transaction subject to this Schedule
          ----------------------------------------------------------------------
            14A filing
            --------------------------------------------------------------------
    (4)   Proposed maximum aggregate value of transaction:
                                   $4,867,450
          ----------------------------------------------------------------------

    (5)   Total fee paid:
                            $617
          ----------------------------------------------------------------------

[X] Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

    Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)   Amount Previously Paid: $617
                                  ----------------------------------------------
    (2)   Form, Schedule or Registration Statement: Preliminary Schedule 14A
                                                    ----------------------------
    (3)   Filing Party: Pioneer Railcorp
                        --------------------------------------------------------
    (4)   Date Filed: November 9, 2004, January 11, 2005, and April 29,
                      ----------------------------------------------------------
                      2005, respectively
                      ----------------------------------------------------------

                            (PIONEER RAILCORP LOGO)

                                PIONEER RAILCORP
                            1318 SOUTH JOHANSON ROAD
                             PEORIA, ILLINOIS 61607


                                 JULY 26, 2005


Dear Shareholder:


     You are cordially invited to attend a special meeting of shareholders, which will be held at 9:00 a.m., on August 24, 2005 at Pioneer Railcorp's Main Office at 1318 South Johanson Road, Peoria, Illinois 61607. I hope that you will be able to attend the meeting, and I look forward to seeing you.


     At the special meeting, you will be asked to vote on a proposed transaction that will result in termination of the registration of the Pioneer Railcorp's securities under federal securities laws and thereby eliminate the significant expense required to comply with reporting requirements under those laws.

     Referred to as "going private," the proposed transaction will reduce the number of security holders to fewer than 300 persons, as required for termination of the registration. The reduction in the number of security holders is accomplished by a merger of a newly-formed, wholly-owned subsidiary of Pioneer Railcorp ("Pioneer Merger Corporation"), with and into Pioneer Railcorp on terms set forth in the merger agreement, a copy of which is attached as Appendix A to the enclosed proxy statement.


     Under the terms of the merger, (i) each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares will be converted into the right to receive, from Pioneer Railcorp, $2.85 in cash per share, and (ii) each share of common stock owned of record at the close of business on the special meeting date, by a holder of 2,000 or more shares will remain as outstanding Pioneer Railcorp common stock after the merger. We anticipate that the effect of the purchase from holders of less than 2,000 shares will be a reduction in the total number of shareholders from approximately 1,705 to approximately 150, while the number of shares outstanding is expected to be reduced by less than 11% (to 4,030,819 shares outstanding from the current 4,498,182 shares outstanding.)



     The merger agreement also provides that the holders of any warrants issued by the Company in 1995 of which 4,105,314 are currently issued and outstanding shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price), thereby resulting in the elimination of all of the outstanding warrants. The warrants were originally issued as a dividend to stockholders of record of the Company on June 30, 1995 and provide for the issuance of one share of common stock for each warrant that is exercised. We anticipate the total value of the merger transaction to be approximately $4.9 million.


     The Pioneer Railcorp board of directors has approved the "going private" transaction as in the best interest of all Pioneer Railcorp security holders and recommends that you vote in favor of the proposed transaction. The attached notice of special meeting and proxy statement describe the transaction and provide specific information concerning the special meeting. The "going private" transaction is important for Pioneer Railcorp and its security holders but will only be approved upon the affirmative vote of a majority of the votes of common stock cast at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes of common stock entitled to be cast at the meeting are present in person or by proxy.

     Under applicable Iowa laws, Pioneer Railcorp's shareholders have the right to obtain appraisal rights in connection with the merger and to receive the fair value of their shares in cash. A shareholder wishing to exercise appraisal rights must:

     - before a shareholder vote on the merger, deliver to Pioneer Railcorp written notice of his or her intent to demand payment for shares when and if the merger is effectuated; and

     - either abstain from voting on or vote against the merger.


     Please review the discussion beginning on page 5 under the caption "Special Factors -- Rights of Appraisal" of the enclosed proxy statement for a complete discussion of the requirements for exercising rights of appraisal.



     The board of directors has established July 15, 2005 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by August 17, 2005. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.


                                          Sincerely,

                                          -s- Guy L. Brenkman
                                          GUY L. BRENKMAN
                                          Chairman and Chief Executive Officer

                                PIONEER RAILCORP
                            1318 SOUTH JOHANSON ROAD
                             PEORIA, ILLINOIS 61607

                 NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

                   TO BE HELD AT 9:00 A.M. ON AUGUST 24, 2005



     A special meeting of shareholders of Pioneer Railcorp will be held at 9:00 a.m. on August 24, 2005, at Pioneer Railcorp's Main Office at 1318 South Johanson Road, Peoria, Illinois 61607, for the following purposes:


          (1) To consider and act upon a proposal to approve the merger of Pioneer Merger Corporation, a wholly-owned subsidiary of Pioneer Railcorp, with and into Pioneer Railcorp as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Pioneer Railcorp common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares of common stock, will be converted into, and will represent the right to receive from Pioneer Railcorp $2.85 cash per share; (b) each share of Pioneer Railcorp common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of 2,000 or more shares of common stock will continue to represent one share of Pioneer Railcorp common stock after the merger; and (c) each warrant owned of record at the close of business on the date the Merger becomes effective under Iowa law, shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price).

          (2) To transact any other business as may properly come before the meeting or any adjournments of the meeting.

     The board of directors unanimously recommends that you vote FOR the approval of the proposal.


     The board of directors has set the close of business on July 15, 2005, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.


     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                          By Order of the Board of Directors,

                                          -s- Scott L. Isonhart

                                          Scott L. Isonhart

                                          Secretary


July 26, 2005

                                PIONEER RAILCORP
                            1318 SOUTH JOHANSON ROAD
                             PEORIA, ILLINOIS 61607

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 24, 2005


     The board of directors of Pioneer Railcorp provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of September 21, 2004, by and between Pioneer Railcorp and Pioneer Merger Corporation, a newly-formed subsidiary of Pioneer Railcorp organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, Pioneer Merger Corporation, will merge with and into Pioneer Railcorp, with Pioneer Railcorp continuing as the surviving corporation after the merger. If Pioneer Railcorp's shareholders approve the merger agreement, each shareholder:

     - holding fewer than 2,000 shares of Pioneer Railcorp common stock at the time of the merger will receive $2.85 cash, without interest, per share from Pioneer Railcorp; or

     - holding 2,000 or more shares at the time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from Pioneer Railcorp.

     After the merger, Pioneer Railcorp anticipates it will have approximately 150 security holders of record. As a result, Pioneer Railcorp will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to SEC reporting companies. In addition, effective December 31, 2004, Pioneer Railcorp's common stock ceased to be traded on the Nasdaq SmallCap Market and the Chicago Stock Exchange and effective January 3, 2005 any trading in our common stock will only occur in the "Pink Sheets" or in privately negotiated transactions.


     The merger agreement also provides that the holders of any warrants issued by the Company in 1995 of which 4,105,314 are currently issued and outstanding shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price). The warrants were originally issued as a dividend to stockholders of record of the Company on June 30, 1995 and provide for the issuance of one share of common stock for each warrant that is exercised. We anticipate the total value of the merger transaction to be approximately $4.9 million.


     Under Iowa law, the merger must be approved by a majority of the votes cast by holders of common stock at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy. The board of directors has scheduled a special meeting of shareholders to vote on the merger as follows:


                           August 24, 2005; 9:00 a.m.

                         Pioneer Railcorp's Main Office
                            1318 South Johanson Road
                             Peoria, Illinois 61607


     This document provides you with detailed information about the proposed merger. Please see "Where You Can Find More Information" on page 59 of numbers to come for additional information about Pioneer Railcorp on file with the Securities and Exchange Commission.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PROPOSED TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this proxy statement is July 26, 2005. We first mailed this proxy statement to the shareholders of Pioneer Railcorp on or about that date.

                               TABLE OF CONTENTS


SUMMARY TERM SHEET..........................................    1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE
MERGER......................................................    3
SPECIAL FACTORS.............................................    5
Background of the Merger Proposal...........................    5
Purposes of and Reasons for the Merger Proposal.............   16
Structure of the Merger.....................................   17
Determination of the Terms of the Merger....................   19
Financial Fairness..........................................   19
Recommendation of our Board of Directors....................   23
Purposes and Reasons of Pioneer Merger Corporation for the
  Merger Proposal...........................................   29
Purposes and Reasons of the Company's Largest Shareholder,
  Guy Brenkman, for the Merger Proposal.....................   29
Position of Pioneer Merger Corporation as to the Fairness of
  the Merger................................................   29
Position of the Company's Largest Shareholder, Guy Brenkman,
  as to the Fairness of the Merger..........................   31
Interests of Certain Persons in the Merger..................   33
Certain Consequences of the Merger; Benefits and Detriments
  to Affiliated and Non-Affiliated Holders..................   34
Operations of Pioneer Railcorp Following the Merger.........   35
Financing of the Merger.....................................   35
Source of Funds and Expenses................................   35
Certain Terms of the Merger.................................   35
Effective Time of the Merger................................   36
Conversion and Exchange of Stock Certificates and
  Warrants..................................................   36
Conditions to Consummation of the Merger....................   36
Amendment or Termination of the Merger Agreement............   37
Regulatory Requirements.....................................   37
Rights of Appraisal.........................................   37
Material U.S. Federal Income Tax Consequences of the
  Merger....................................................   39
Pro Forma Effect of the Merger..............................   41
Termination of Securities Exchange Act Registration.........   42
INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS...   42
Time and Place of Meeting...................................   42
Record Date and Mailing Date................................   42
Number of Shares Outstanding................................   43
Purpose of Special Meeting..................................   43
Voting at the Special Meeting...............................   43
Appraisal Rights............................................   43
Procedures for Voting by Proxy..............................   43
Requirements for Shareholder Approval.......................   44
Solicitation of Proxies.....................................   44
INFORMATION ABOUT PIONEER RAILCORP AND ITS AFFILIATES.......   44
General.....................................................   44
Pioneer Merger Corporation..................................   45
Directors and Executive Officers of Pioneer Railcorp........   45

Voting Securities and Principal Holders Thereof.............   47
Recent Affiliate Transactions in Pioneer Railcorp
  Securities................................................   48
Repurchases of Securities by Pioneer Railcorp...............   48
Market for Securities and Dividend Information..............   49
Description of Securities...................................   49
Dividend Policy.............................................   50
SELECTED HISTORICAL FINANCIAL DATA..........................   51
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................   53
FUTURE SHAREHOLDER PROPOSALS................................   59
WHERE YOU CAN FIND MORE INFORMATION.........................   59

                           APPENDICES
APPENDIX A -- AGREEMENT AND PLAN OF MERGER
APPENDIX B -- FAIRNESS OPINION
APPENDIX C -- IOWA APPRAISAL RIGHTS STATUTE
APPENDIX D -- FINANCIAL STATEMENTS

                               SUMMARY TERM SHEET

     This summary, together with the following Question and Answers section highlights the material information included in this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger proposal fully, and for a more complete description of the legal terms of the merger proposal, you should read carefully this entire document and the other documents referenced in this document. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.


     - The merger would result in a reduction in the number of Pioneer Railcorp shareholders and the elimination of all warrant holders. This reduction is expected to permit Pioneer Railcorp to terminate the registration of its securities under the Securities Exchange Act of 1934. (See page 34.)



     - The merger would be effective when articles of merger are filed with the Secretary of State of the State of Iowa, or as otherwise specified on the articles of merger. Pioneer Railcorp intends to file the articles of merger promptly following shareholder approval of the merger proposal. (See page 36.)



     - Each holder of record of 2,000 or more shares of Pioneer Railcorp common stock immediately prior to the effective time of the merger will continue to be a holder of the same number of shares he or she owned prior to the effective time. (See page 18.)



     - Continuing Pioneer Railcorp shareholders following the effective time of the merger will not be entitled to any cash payment for their shares of common stock as a result of the merger. (See page 18.)



     - Each holder of record of fewer than 2,000 shares of common stock immediately prior to the effective time of the merger will be entitled to receive only cash, without interest, in the amount of $2.85 for each share of common stock held immediately prior to the effective time. (See page 18.)



     - Following the effective time of the merger, shareholders who are entitled to be paid cash for their shares will no longer be shareholders of Pioneer Railcorp. (See page 34.)



     - The merger agreement also provides that the holders of any outstanding warrants shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price). (See page 17.)



     - At the special meeting, holders of common stock will be asked to approve the merger transaction. Each share of common stock is entitled to one vote. Under Iowa law, the merger must be approved by a majority of the votes of common stock cast at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes of common stock entitled to be cast at the meeting are present in person or by proxy. (See page 43.)



     - On the record date, there were approximately 4,498,182 shares of common stock issued and outstanding. Of those shares, approximately 1,784,049 shares are owned, directly or indirectly, by directors and executive officers (approximately 39.7% of the outstanding shares). We have been informed that all of Pioneer Railcorp's directors and executive officers intend to vote in favor of the merger proposal. Therefore, the affirmative vote of only 465,043 shares (approximately 10.3% of the outstanding shares) of non-affiliated shareholders is necessary to ensure the approval of the merger. (See page 47.)



     - The applicable Iowa laws entitle shareholders of Pioneer Railcorp to elect appraisal rights in connection with the merger. Warrant holders are not entitled to appraisal rights. See pages 37-39 for a detailed discussion of the procedures for exercising appraisal rights.


     - Shares held in "street name" accounts with brokerage firms, banks and other investment institutions at the effective time of the merger may remain outstanding after the merger. Shareholders who own fewer than 2,000 shares in a "street name" account with a broker, bank or other investment institution will not be cashed out as a result of the merger if the investment institution holds of record 2,000 or more shares immediately prior to the effective time of the merger. If you are a security holder who holds your shares in street name and hold fewer than 2,000 shares you will be unable to predict whether you will be cashed out in the merger unless you promptly take action to become a record holder on Pioneer Railcorp's shareholder list, rather than a holder in street name. Re-registration of shares can take a week or more to become effective so please do not delay if you wish to ensure that you are the record holder at the time of the merger. (See page 5.)


     - The merger agreement and the transactions contemplated by the merger agreement are subject to a number of conditions, including:


      - approval of the merger by our shareholders; and



      - the disbursement of approximately $5 million in financing from our primary lender. (See page 36.)



     - As a result of the merger, Pioneer Railcorp anticipates that it will be able to terminate the registration of its securities under the Securities Exchange Act of 1934. This means Pioneer Railcorp would no longer publicly file financial information nor incur the burdens, risks and expense associated with being subject to this act. (See page 42.)



     - In anticipation of terminating the registration of its securities with the SEC, Pioneer Railcorp has not renewed its listing with either Nasdaq or the Chicago Stock Exchange and instead Pioneer Railcorp's common stock will be quoted only on the "Pink Sheets." As a result, the public will have access to less information about Pioneer Railcorp. (See page 42.)



     - Pioneer Railcorp's directors and officers have, or may appear to have, a conflict of interest in voting for and recommending the approval of the merger. As a result of the merger, directors and officers' economic interest in Pioneer Railcorp stock, as a group, is expected to increase from approximately 39.7% to 44.2%. (See page 33.)



     - The merger is expected to be taxable to those security holders who receive cash in exchange for their securities. These holders are expected to recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their securities. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the securities. SECURITY HOLDERS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES. (See page 39.)



     - Pioneer Railcorp's financial advisor, Donnelly Penman & Partners, has given the Board of Directors a written opinion that the cash consideration be paid to shareholders and warrant holders who receive cash is fair from a financial point of view. (See page 19.) A copy of this opinion is attached to this proxy statement as Appendix B.


     - AN INDEPENDENT SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS HAVE DETERMINED THAT THE PROPOSED MERGER IS SUBSTANTIVELY AND PROCEDURALLY FAIR TO UNAFFILIATED SHAREHOLDERS AND WARRANT HOLDERS OF PIONEER RAILCORP THAT ARE CASHED-OUT IN THE MERGER, AS WELL AS THE REMAINING UNAFFILIATED SHAREHOLDERS OF PIONEER RAILCORP AND THAT THE PROPOSED MERGER IS IN THE BEST INTEREST OF PIONEER RAILCORP. THE SPECIAL COMMITTEE AND THE BOARD HAVE ALSO DETERMINED THAT THE PRICE OF $2.85 PER SHARE AND $0.85 PER WARRANT PAID TO THOSE HOLDERS RECEIVING CASH FOR THEIR SHARES OR WARRANTS, AS THE CASE MAY BE, IS A FAIR PRICE. THE COMPANY'S CHAIRMAN AND ITS LARGEST SHAREHOLDER, GUY L. BRENKMAN, DID NOT VOTE IN CONNECTION WITH THE BOARD'S APPROVAL OF THE MERGER.


     - THE RULES OF THE SEC REQUIRE THAT IN ADDITION TO THE COMPANY ITSELF, MR. BRENKMAN AND PIONEER MERGER CORPORATION MUST ALSO EXPRESS THEIR BELIEFS AS TO THE SUBSTANTIVE AND PROCEDURAL FAIRNESS OF THE MERGER TO EACH GROUP OF UNAFFILIATED SECURITY HOLDERS OF PIONEER RAILCORP. BOTH, MR. BRENKMAN AND PIONEER MERGER CORPORATION HAVE DETERMINED THAT THE MERGER IS SUBSTANTIVELY AND PROCEDURALLY FAIR TO THE UNAFFILIATED SHAREHOLDERS AND WARRANT HOLDERS OF PIONEER RAILCORP THAT ARE CASHED-OUT IN THE MERGER, AS WELL AS THOSE REMAINING UNAFFILIATED SHAREHOLDERS OF PIONEER RAILCORP. (SEE PAGES 29 AND 31.)


     - THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AGREEMENT AND PLAN OF MERGER PROPOSAL.

         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

     The following questions and answers are intended to briefly address commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

WHEN AND WHERE IS THE SPECIAL MEETING?


     The meeting will be held on August 24, 2005, at 9:00 a.m., local time, at Pioneer Railcorp's Main Office, located at 1318 South Johanson Road, Peoria, Illinois 61607.


HOW MANY VOTES DO I HAVE?


     You will have one vote for every share of common stock you owned on July 15, 2005, the record date.


HOW MANY VOTES CAN BE CAST BY ALL SHAREHOLDERS?


     As of July 15, 2005 (the record date), 4,498,182 shares of common stock were issued and outstanding and held of record by approximately 1,705 shareholders.


CAN I CHANGE MY VOTE?

     Yes, just send in a new proxy with a later date, or send a written notice of revocation to the corporate secretary at the address on the cover of this proxy statement. If you attend the special meeting and want to vote in person, you can deliver a written revocation of your proxy to the secretary at the meeting.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

     Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

WHY SHOULD I VOTE TO APPROVE THE PLAN OF MERGER?

     The board of directors believes that the merger is in the best interests of all Pioneer Railcorp shareholders. The merger will reduce the number of holders of Pioneer Railroad's securities to below 300 persons, which will then allow termination of the registration of the Company's securities under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). The board believes that the monetary expense and the burden to management incident to continued compliance with the Securities Exchange Act significantly outweigh any material benefits derived from continued registration of its securities.

     The merger will also serve as a source of liquidity for those shareholders and warrant holders who receive cash for their shares and warrants, respectively. The board recognizes that the trading market for the common stock has been limited and, at times, sporadic and no market is expected to develop upon consummation of the merger. The board believes that the merger provides a means for those shareholders with a limited number of shares to receive cash for their shares at a fair price and without out-of-pocket costs.

HOW WILL THE MERGER AFFECT THE DAY-TO-DAY OPERATIONS?

     The merger will have very little effect on Pioneer Railcorp's operations. The Company will continue to conduct its existing operations in the same manner as now conducted. The articles of incorporation and by-laws of Pioneer Railcorp will remain in effect and unchanged by the merger. After the merger is completed, the current officers and directors of the Company will continue to hold the positions each now holds with the Company.

HOW WAS THE CASH PRICE FOR SHARES OF THE COMMON STOCK AND WARRANTS DETERMINED?

     The board of directors retained Donnelly Penman & Partners, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the board in determining a fair price for the shares of common stock to be purchased by Pioneer Railcorp in the merger transaction. Donnelly Penman & Partners delivered a valuation report to the board valuing a share of the common stock at $2.85 per share and a warrant at $0.85 per warrant. A summary of the valuation report is included in this proxy statement under the caption "Special Factors -- Financial Fairness" beginning on page. Also, the complete valuation report is available electronically as Exhibit 2 to Pioneer Railcorp's Schedule 13E-3 at the SEC's website "www.sec.gov."

     The board of directors considered the independent valuation and other factors and determined that the cash consideration under the merger agreement should be $2.85 per share and $0.85 per warrant. Subsequently, Donnelly Penman & Partners issued an opinion to the board of directors that the cash consideration to be paid under the merger agreement was fair, from a financial point of view, to the shareholders and warrant holders receiving cash in the merger. A copy of the fairness opinion of Donnelly Penman & Partners is attached as Appendix B to this proxy statement for your review.

MAY I OBTAIN A COPY OF DONNELLY PENMAN & PARTNERS' VALUATION REPORT?

     In connection with Donnelly Penman & Partners' fairness opinion, Donnelly Penman & Partners has prepared and delivered to Pioneer Railcorp a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at the Company's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

WHEN WILL THE MERGER BE COMPLETED?

     We plan to complete the transaction during the third quarter of 2005 so that registration of the Company's securities can also be terminated in the third quarter of 2005.

SHOULD I SEND IN MY COMMON STOCK CERTIFICATES AND/OR WARRANTS NOW?

     No. After the merger transaction is completed, those shareholders who receive cash in the merger will receive written instructions for exchange of their common stock certificates and warrants for cash.

WHO CAN HELP ANSWER MY QUESTIONS?

     If you have any questions about the special meeting or any of the items to be considered by the shareholders at the meeting, or if you need additional copies of the enclosed materials or proxy, you should contact: J. Michael Carr, President, 1318 South Johanson Road, Peoria, Illinois 61607. His telephone number is (309) 697-1400.

WHAT DO I NEED TO DO NOW?

     - Mail your signed proxy in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted "FOR" the proposal to approve and adopt the merger and the merger agreement.

     - For a more complete description of voting at the shareholders' meeting, see the section entitled "Information Regarding the Special Meeting of
       Shareholders" beginning on page   of this proxy statement.

                               IMPORTANT NOTICES

     We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when shares of Pioneer Railcorp common stock are converted.

     We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

     Pioneer Railcorp makes forward-looking statements in this proxy statement that are subject to risk and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of Pioneer Railcorp after the merger is effected. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risk and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

                              competitive factors
                          general economic conditions
                               customer relations
                           relationships with vendors
                         the interest rate environment
                    governmental regulation and supervision
                                  seasonality
                             distribution networks
                      product introductions and acceptance
                              technological change
                         changes in industry practices

     The words "we," "our," and "us," as used in this proxy statement, refer to Pioneer Railcorp and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER PROPOSAL


     Overview. Of Pioneer Railcorp's approximately 1,705 current shareholders of record, approximately 1,555 hold fewer than 2,000 shares (not including beneficial owners whose shares may be registered in "street name"). Collectively, these 1,555 record holders, who comprise approximately 90% of all record holders, own an aggregate of approximately 467,000 shares, representing approximately 10.4% of our outstanding shares. As of the record date, there were approximately 1,569 holders of our warrants. As discussed in greater detail below, approximately 42% of the warrants are owned by the Company's largest shareholder, Guy Brenkman, and, another 3% are held by other directors and executive officers of Pioneer Railcorp. The remaining 55% of the outstanding warrants are believed to be held by current and former shareholders of Pioneer Railcorp who received the warrants as a dividend distribution from the Company in 1995.


     We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 2,000 shares of our common stock and hold the shares in street name. The right to retain stock or receive cash as a result of the merger will be determined with reference to the number of shares held as it appears on Pioneer Railcorp's list of record shareholders as of the effective time of the merger. Thus, the rights of a beneficial owner of shares held in street name will be determined with reference to the number of shares held in aggregate by that bank, broker, financial institution or its depository or nominee as that holding appears on the stock records of Pioneer Railcorp, and not with reference to the number of shares owned by the ultimate beneficial owner of those shares. Therefore, if you are a security holder who holds your shares in street name and hold fewer than 2,000 shares you will be unable to predict whether you will be cashed out in the merger unless you take action to become a record holder on Pioneer Railcorp's shareholder list, rather than a holder in street name. Pioneer Railcorp has assumed that a substantial portion of the beneficial owners of shares held in nominee with 2,000 or more shares and will remain shareholders of Pioneer Railcorp after the merger.

     As a public company, Pioneer Railcorp is required to prepare and file with the Securities and Exchange Commission (the "SEC"), among other items, the following:

     - Quarterly Reports on Form 10-QSB;

     - Annual Reports on Form 10-KSB;


     - Proxy Statements and annual shareholder reports as required by Regulation 14A under the Securities Exchange Act;


     - Forms 3, 4, and 5 required of executive officers and directors under
       Section 16 of the Securities Exchange Act; and

     - Current Reports on Form 8-K.

     The costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs and transfer agent costs. These and other SEC registration related costs have been increasing over the years, and we believe they that they will continue to significantly increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002. The idea of going private first arose in mid-March 2004 when, Michael Carr, President and CFO of Pioneer Railcorp in the course of working with the Company's public accountants in connection with last year's annual reporting season discussed the possibility with the Company's Chief Executive Officer, Guy Brenkman. Mr. Carr and Mr. Brenkman decided to bring the matter up for discussion on an extremely preliminary basis at the March 15, 2004 board of directors meeting. The concept of going private was subsequently discussed in very general terms at the March 15, 2004 board meeting which was attended by all of the Company's directors. The board asked Mr. Carr to conduct an in-depth review of the issues associated with going private and to place the matter on the agenda for a thorough discussion at the June 2004 board meeting, the details of which are described below under the caption "Background of the Merger Proposal -- Board of Directors."

     As discussed in greater detail below, the board of directors has determined that the recurring expense and burden of maintaining so many small shareholder accounts, coupled with the costs associated with maintaining the registration of Pioneer Railcorp's securities under the Securities Exchange Act with the additional requirements of the Sarbanes-Oxley Act, along with the burden on management required for compliance with SEC rules and regulations, is not cost efficient for Pioneer Railcorp. Additionally, the board of directors has determined that, even as a publicly-traded company, there is a very limited trading market in our common stock, especially for sales of larger blocks, no market for our warrants and that the holders of our securities derive little benefit from Pioneer Railcorp's status as a SEC reporting company. The board of directors has also concluded that, as a private company, management would have increased flexibility and time to consider and initiate actions that may produce long-term benefits and growth without the pressure and expectation to produce quarterly earnings per share growth.

     Most of the requirements of the Sarbanes-Oxley Act are now effective and applicable to the Company, and the Company has implemented procedures intended to comply with those requirements. However, one very substantial requirement of the Sarbanes-Oxley Act, Section 404, will first be applicable to the Company in 2006. In general terms, Section 404 of the Sarbanes-Oxley Act will require that management include in each annual report an assessment of the effectiveness of its internal control structure and procedures for financial reporting. Further, it will require that the Company's registered public accounting firm attest to, and report on, this assessment. These requirements are expected to result in significant increased expenses, both in terms the investment of management time to implement the requirements in 2005 and increased annual charges from the Company's registered public accounting firm. The merger proposal is being made at this time, primarily to avoid the costs to be incurred in complying with Section 404 of the Sarbanes-Oxley Act and, secondarily to eliminate those costs that we currently incur as a result of having our securities registered under the Securities Exchange Act. The sooner the proposal can be implemented, the sooner Pioneer Railcorp will cease to incur the expenses and burdens associated with having our securities registered under the Securities Exchange Act and the sooner holders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

     Alternatives Considered. In making this determination, the board of directors considered other means of achieving the same result, but rejected these alternatives because the board of directors believed that the merger would be simpler and less costly. These alternatives were:

     - Tender Offer at a Similar Price. The board of directors was uncertain as to whether this alternative would result in securities being tendered by a sufficient number of record holders so as to accomplish the going private objective and to reduce recurring costs. The board found it unlikely that many holders of small numbers of shares and warrants would make the effort to tender their securities. The board believed the costs associated with this alternative to be substantially similar to the costs to be incurred in the merger alternative.

     - Reverse Stock Split. This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by Pioneer Railcorp's shareholders. In a reverse stock split, Pioneer Railcorp would acquire the interests of the cashed-out shareholders pursuant to an amendment to Pioneer Railcorp's Articles of Incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of Pioneer Railcorp common stock. Pioneer Railcorp would then distribute cash for the resulting fractional share interests. The reverse stock split and the merger would both achieve the same objective of reducing the number of record common shareholders, assuming shareholder approval. However, the merger had the advantage that it would also permit the Company to provide cash in exchange for outstanding warrants to the Company's warrant holders which would further the Company's objective of becoming and remaining a non-SEC reporting company. Under this alternative, the warrants would simply have remained outstanding until they were either exercised (in which case, the holder would become a holder of common stock) or until the warrants expired (July 1, 2015). The board did not estimate the costs associated with the reverse stock split alternative because while this alternative would have been effective for reducing the number of existing common stock holders, it would not have permitted the Company to cash-out existing warrant holders and therefore was deemed unacceptable. The board viewed the cash-out of the warrants to be critical and necessary to the going private transaction.

     After consideration of the various alternatives described above, the board determined that the merger proposal was the best choice for Pioneer Railcorp and its shareholders. Pioneer Railcorp estimates that, following the proposed merger, it should have approximately 150 shareholders of record and no warrant holders, which will permit Pioneer Railcorp to terminate the registration of its securities under the Securities Exchange Act. In making its determination, the board considered the fact that four of its five directors (Brenkman, Carr, Cox, and Fulton) each own warrants and would, therefore, receive cash in the merger. The warrants owned by Pioneer Railcorp's directors and the cash to be received by each of them based on the $0.85 per warrant is as follows:

                                                      AS A % OF ALL WARRANTS
DIRECTOR                              # OF WARRANTS   ISSUED AND OUTSTANDING   CASH CONSIDERATION
--------                              -------------   ----------------------   ------------------
Guy L. Brenkman....................     1,740,800             42.28%               $1,479,680
J. Michael Carr....................         1,000              0.02%               $      850
Orvel L. Cox.......................       101,700              2.47%               $   86,445
John S. Fulton*....................        10,200              0.24%               $    8,670
Clifton T. Lopez*..................             0              0.00%               $        0
                                        ---------             ------               ----------
  Total............................     1,853,870             45.03%               $1,575,790

---------------

* Member of Special Committee

     The board viewed positively the fact that nearly all of the cash consideration to be exchanged for common shares and most (approximately 55%) of the cash consideration to be paid to warrant holders in the merger would go to persons not affiliated with Pioneer Railcorp. In addition, the board viewed positively the fact that the proposed structure would not result in any director, executive officer, or affiliated person receiving special treatment and that the terms of the merger will apply equally to all persons. The board further viewed positively the fact that the merger transaction would not result in the Company's largest shareholder, Mr. Brenkman, significantly increasing his beneficial ownership nearer to or above a majority of the shares issued and outstanding. In this regard, the board was aware that in many going private transactions, the ownership percentage of such companies' larger shareholders typically increases and often the increases are significant.

     Board of Directors. At a board meeting held on June 28, 2004 attended by all of the directors and Howard & Howard Attorneys, P.C., as special counsel to the Company, the board of directors began to consider the feasibility of terminating the registration of its securities under the Securities Exchange Act in what is commonly referred to as a "going private transaction." Pioneer Railcorp incurs significant costs in being a public reporting company with the SEC. Management (Mr. Carr) presented to the board a summary of the Company's costs associated with the routine SEC filing and reporting requirements of its overhead expense for the 2003 reporting year and 2004 annual meeting (the "2003 reporting cycle") estimated at approximately $150,000 or 3.3% of the Company's total overhead expense. These expenses consisted of the following:

Accounting and Legal Fees...................................  $ 50,000
Directors and Officers Liability Insurance..................  $ 30,000
Corporate Communications....................................  $  7,000
SEC/Nasdaq/Chicago Stock Exchange Fees......................  $ 16,000
Internal Compliance Costs...................................  $ 47,000
                                                              --------
  Total.....................................................  $150,000
                                                              ========

     Mr. Carr stated his belief that the costs incurred over the 2003 reporting cycle are a conservative estimate for the recurring annual cost savings that would result from the going private transaction since, for example, as a result of the implementation of Section 404 of the Sarbanes-Oxley Act of 2002, the Company had been advised by its independent auditors that the anticipated fees in 2005 associated with Section 404 compliance are expected to be approximately 25% to 50% of the Company's audit fees, which were $116,896 in 2003.

Mr. Carr noted further that the amount referenced did not include the Company's own internal compliance costs associated with the implementation of Section 404.

     In evaluating the benefits of being publicly traded, the board also discussed the fact that Pioneer Railcorp was deriving limited benefit from its status as a SEC reporting company since no analysts followed or reported on the Company, and shares of common stock traded in low volume. In addition, management (Mr. Carr) discussed the fact that Pioneer Railcorp had limited access to the public debt or equity markets, in a cost-effective manner, due to its size and the market for its securities. In addition, the costs associated with being a reporting company had been substantial and, especially in light of the passage of the Sarbanes-Oxley Act in 2002, continue to rise.

     Management discussed the cost savings and benefits of proceeding with a going private transaction. Management also reported regarding the significant increase in the time that management would have to devote to SEC matters if Pioneer Railcorp continued as a SEC reporting company. A representative from Howard & Howard participated in management's presentation to the board. The board and Howard & Howard discussed in detail how certain proposed corporate reform initiatives were going to increase Pioneer Railcorp's cost and burden of complying with its public disclosure obligations and remaining a SEC reporting company in the near future, based on its understanding of the Company's plans, would likely not result in significant tangible benefits to Pioneer Railcorp or its security holders. The board also discussed that as a result of these forthcoming changes, many similarly situated, smaller public companies were viewing now as a good time to effect a going private transaction.

     The board considered alternative structures for proceeding with a going private transaction, including a reverse stock split, a tender offer and a cash-out merger, as well as the board's fiduciary duties in connection with each transaction. The board discussed the likelihood of having fewer than 300 security holders of record under each of the going private transaction structures. After considering all the alternatives that had been presented, the board determined that accomplishing the transaction through a cash-out merger would provide the greatest certainty that, after the merger, the Company would have fewer than 300 security holders of record and would be able to terminate the registration of its securities under the Securities Exchange Act and remain a non-SEC reporting company.

     The board also discussed whether outside financing would be required to fund the repurchase of the securities in a going private transaction. Mr. Carr replied that outside financing would be required. Director Lopez inquired about the feasibility of obtaining such financing and whether the Company's projected cashflows could support such debt. Mr. Carr responded in the affirmative with respect to both questions. The board did not make any final determinations regarding the going private transaction at this meeting.

     A discussion also took place regarding procedural safeguards which could be put in place to assure that the transaction is fair to the Company's unaffiliated shareholders and warrant holders being cashed-out, as well as the remaining unaffiliated shareholders. Specifically, the board discussed the use of several procedural safeguards, including the following:

     - the applicability of appraisal rights under Iowa law:

     - the appointment of a special committee comprised solely of the Company's independent directors;

     - the use of an independent financial advisor and/or independent representative to negotiate on behalf of the special committee;

     - the possible abstention from voting by Mr. Brenkman; and

     - the use of a procedure which would require a majority vote of the unaffiliated shareholders.

The board determined that the appointment of the special committee and the engagement of an independent financial advisor were procedural protections which should be put in place at once, but that the special committee and the other board members continue to consider the procedural protections not adopted at this meeting (that is, the June 28, 2004 meeting attended by all of the directors and Howard & Howard as special counsel to the Company) and be prepared to discuss them at a future meeting. For the reasons set forth on page 23 which appears under the caption "Recommendation of our Board of Directors" the board decided not to utilize an independent third party representative to negotiate on behalf of the special committee. The board considered the fact that it had adopted the procedural protections in question rather than leaving such decisions solely to the special committee, but was satisfied that its directive to the special committee that the committee continue to consider the other procedural protections would result in a fair and uninhibited procedural process. The committee was, at all times, free to recommend the adoption of additional procedural protections if it deemed the adoption of such additional protections necessary or advisable to ensure the fairness of the transaction.


     As a result of the discussion set forth immediately above, the board established a special committee comprised solely of independent directors to investigate the feasibility of a transaction in which the number of shareholders and the number of warrant holders of the Company were reduced to permit the Company to terminate the registration of its securities under the Securities Exchange Act.

     The special committee was authorized to engage the services of an appropriate financial advisor to assist the committee in determining an appropriate price to be paid to shareholders and warrant holders who receive cash in the proposed transaction. In addition, the committee was authorized to engage the services of Howard & Howard Attorneys, P.C. or such other legal advisor the committee deemed appropriate, to assist it in identifying the legal issues with the proposed transaction, and was authorized to make a recommendation concerning the proposed transaction to the board of directors.

     In July 2004 the committee, without the presence of management, first contacted and interviewed several financial advisors and ultimately engaged Donnelly Penman & Partners ("Donnelly Penman") to act as financial advisor to the committee. Donnelly Penman began its analysis during the first two weeks of August 2004 by reviewing historical information on Pioneer Railcorp and reviewing the state of the railroad industry generally. On August 16th and 17th Donnelly Penman visited Pioneer headquarters and had several follow up discussions with key management team members, including Chief Financial Officer Michael Carr, Chief Executive Officer Guy Brenkman, and marketing and operations personnel. These discussions focused on:

     - Industry dynamics, competition and regulation. Management identified a number of other short-line railroads. However, competition for Pioneer's existing and potential customer base is largely from trucking, which has an advantage servicing shorter distances. Federal and private associations provide regulation with respect to safety, track usage and rates.

     - Pioneer's strategy within the industry, its management team and its operating structure. Pioneer's business strategy is to provide high quality and reliable service on a competitive basis. The Company has a diversified customer base with whom it generally enjoys a strong relationship, The Company's management team is based out of headquarters at Peoria, Illinois, which provides managerial, finance, marketing, maintenance, and other support to each of the railroad subsidiaries. Each railroad has a general manager who is responsible for maintaining the track, equipment and monitoring local employees.

     - Pioneer's history, financial position and operating results. Pioneer has gradually grown through strategic acquisition and adherence to its strategy of high quality, reliable service.

     - Subsidiary operations, business prospects and capital requirements. For each of its railroads, management described the location, customers, services provided, employee base, track condition, required capital expenditures, if any, and major railway interchanges.

Donnelly Penman conducted a number of follow-up telephone calls with Mike Carr in the process of gathering information to be used in preparing its valuation. During and following this period, Donnelly Penman also had numerous telephone conferences with special committee member, Cliff Lopez to update Mr. Lopez on the status of their work.

     On or around September 16, 2004, Donnelly Penman provided a preliminary valuation analysis to Mr. Lopez and Mr. Fulton of the special committee and Howard & Howard. Except for the two changes described immediately below, the preliminary valuation report is identical in all material respects to the final valuation report described in detail in this proxy statement. The final valuation report and the preliminary valuation report are available electronically as Exhibit 2 and Exhibit 3, respectively, to Pioneer Railcorp's Amendment No. 1 to Schedule 13E-3 at the SEC's website "www.sec.gov." On September 17, 2004, Mr. Lopez, Mr. Fulton, and members of Donnelly Penman and Howard & Howard held a conference call to discuss the preliminary valuation analysis. Donnelly Penman described the analysis in detail and the parties discussed in depth the various components of the analysis. Mr. Lopez and Mr. Fulton were satisfied with the valuation analysis but requested that the following two changes be made: (1) that there be a discussion of liquidation value of the Company; and (2) that the discounted cash flow analysis be revised consistent with the other methodologies to yield a single value, as opposed to a high/low range. In this manner, the change would result in a single valuation as opposed to the resulting range included in the preliminary valuation of $2.66 per share to $3.15 per share. The special committee stated that a single value would be more useful in allowing them to make their recommendation in contrast to what they viewed as the fairly wide valuation range contained in the preliminary valuation report. Donnelly Penman agreed to make the changes sought by the special committee.

     At a special committee meeting and at the subsequent board meeting that immediately followed held on September 20, 2004 the special committee of the board of directors discussed a proposal whereby the Company would engage in a transaction for the purpose of reducing the number of security holders of the Company and eliminating all outstanding warrants to purchase the common stock of the Company so as to permit the Company to terminate the registration of its securities under the Securities Exchange Act. The committee discussed the potential costs and burden of continuing as a reporting company and the additional time management would be required to devote to SEC matters if the Company continues as a SEC reporting company. The committee also discussed the financial impact to the Company of conducting such a transaction.

     At the special committee meeting, the committee requested Donnelly Penman to present the results of their valuation of the per share fair value of the common stock and the warrants of the Company. Donnelly Penman reviewed the considerations, methodology and results of the valuation. Donnelly Penman concluded that a reasonable estimate of the per share fair value of the common stock of the Company is $2.85 per share and that based on that value the value of each warrant is eight-five cents per warrant. A discussion then took place regarding the valuation report and Donnelly Penman answered questions posed by members of the committee. Special committee member, Clifton Lopez initiated the discussion of using the valuation price determined by Donnelly Penman as the price to be paid to holders of common stock in the merger. The committee was aware that it was in no way restricted from selecting and recommending a price at, above, or below, the $2.85 per share valuation price determined by Donnelly Penman.

     The committee discussed the proposed price in relation to recent trades in Pioneer Railcorp stock, balancing of the interest of shareholders receiving cash and of warrant holders and those remaining as shareholders, and various other factors. The committee expressed satisfaction based on the premium that the $2.85 price represented to the current, 30, 60, 90, and 1 year trading averages presented in the Donnelly Penman valuation. The committee also expressed satisfaction based on the similarity of the $2.85 price to the $2.79 discounted cash flow valuation measure derived by Donnelly Penman, since this valuation measure was the one that Donnelly Penman weighted most heavily (at 40%) in deriving its ultimate $2.85 value per share. Donnelly Penman was asked whether their firm was prepared to issue an opinion that a price of $2.85 per share is fair, from a financial point of view, to be paid to shareholders of the Company who receive cash in the proposed transaction in exchange for their shares of common stock of the Company and that the price of $0.85 per warrant is fair, from a financial point of view, to be paid to warrant holders. Donnelly Penman stated that the valuation results support such prices and that in its opinion the payment of $2.85 per share to shareholders of the Company who receive cash in the proposed transaction in exchange for their shares of the Company's common stock is fair, from a financial point of view, to the Company and its shareholders and that the payment of $0.85 per warrant to be paid to each holder of warrants is fair, from a financial point of view to the Company, its shareholders and to the holders of the warrants.

     The committee then asked a representative from Howard & Howard Attorneys, P.C. to make a presentation. Howard & Howard discussed the fiduciary duties of the board in considering the proposed transaction, and indicated that, to satisfy the business judgment rule's duty of care, directors' decisions must be based on adequate information and be thoroughly considered. Howard & Howard also summarized alternative structures associated with the proposed transaction and discussed the applicability of appraisal rights to the proposed transaction. Howard & Howard then answered questions posed by the members of the board.

     The special committee appointed by the board to determine the feasibility and advisability of the transaction unanimously approved and recommended that the board approve such transaction and also unanimously approved and recommended that the shareholders who receive cash in the proposed transaction receive $2.85 per share and that warrant holders receive $0.85 per warrant.

     At the board meeting that immediately followed the meeting of the special committee on September 20, 2004, Donnelly Penman again presented the results of its valuation of the per share fair value of the common stock and the warrants of the Company. Donnelly Penman also reviewed the considerations, methodology and results of the valuation and its conclusion that a reasonable estimate of the per share fair value of the common stock of the Company is $2.85 per share and that based on that value the value of each warrant is eighty-five cents per warrant. A discussion then took place regarding the valuation report and Donnelly Penman answered questions posed by members of the board. Committee members, Clifton Lopez and John S. Fulton, discussed their satisfaction with the analysis, noting in particular the premium that the $2.85 price represented to the current, 30, 60, 90, and 1 year trading averages presented in the Donnelly Penman valuation and the similarity of the $2.85 price to the $2.79 discounted cash flow valuation measure. After a thorough discussion of the valuation and the merger consideration, the board indicated that, based on its consideration of the valuation report and the deference given to the special committee's recommendation, it was prepared to adopt special committee's recommendation with respect to the merger consideration of $2.85 per share of common stock and eighty-five cents per warrant. At the September 20, 2004 meeting, Mr. Brenkman indicated that, because he is the largest shareholder of the Company, he felt it would be inappropriate for him to participate in the board's decision regarding pricing considerations and approval of the transaction. He informed other members of the board, however, that he expected that, if the board decided to pursue the proposed transaction, the board should take such action as is in the best interest of the Company and fix prices that are fair to all of the Company's shareholders and to the warrant holders.

     At the September 20, 2004 board meeting, a representative from Howard & Howard Attorneys, P.C. again made a presentation discussing the fiduciary duties of the board in considering the proposed transaction, and indicating that, to satisfy the business judgment rule's duty of care, directors' decisions must be based on adequate information and be thoroughly considered. Howard & Howard also summarized alternative structures associated with the proposed transaction and discussed the applicability of appraisal rights to the proposed transaction. Howard & Howard then answered questions posed by the members of the board concerning the transaction.

     A discussion also took place regarding procedural safeguards which could be put in place to assure that the transaction is fair to the unaffiliated shareholders and warrant holders being cashed-out, as well as those remaining unaffiliated shareholders of Pioneer Railcorp. The board considered whether to utilize a procedure which would require a majority vote of shareholders in favor of the proposed transaction without considering the vote of the largest shareholder. The board determined that because it has appointed an independent committee to make recommendations to the board and because the largest shareholder, in his capacity as a director, will abstain from the board's vote on this matter, adequate procedural safeguards exist to assure fair treatment of such shareholders and warrant holders.

     A discussion also took place among the entire board at the September 20, 2004 board meeting concerning the terms of a proposed Agreement and Plan of Merger by and between the Company and an Iowa corporation to be formed to facilitate the proposed transaction. A discussion also took place regarding the interests of the Company and its shareholders and the warrant holders in completing the proposed transaction. It was noted that the proposal provides significant potential benefits to the Company, its shareholders and to the warrant holders.

     On motion duly made and seconded and after further discussion, with Mr. Brenkman present but abstaining from the vote, the directors unanimously determined, after giving careful consideration to a number of factors which are described below under the caption "Recommendation of our Board of Directors", that the merger agreement and the merger were fair to, and in the best interests of, the Company, its shareholders, and to the warrant holders, and unanimously approved the merger agreement and the merger.

     The board believes that the merger agreement is fair to and in the best interests of the Company, its shareholders, and warrant holders. In making this determination, the board did not utilize the procedural safeguard that would have required that the merger transaction be structured to require separate approval by a majority of those shareholders who are not executive officers or directors of Pioneer Railcorp.

     On September 21, 2004 Pioneer Railcorp publicly announced the execution of the merger agreement and the proposed merger.

     Finally, on November 5, 2004, the board met to receive and review Donnelly Penman's written fairness opinion dated November 4, 2004, a copy of which is attached to this proxy statement as Appendix B. In connection with the board's review, they reviewed the Company's trading history and developments impacting the Company since the announcement date of the merger. Based on its review, the board confirmed the merger consideration and its determination that the merger agreement and the merger were fair to, and in the best interests of, the Company and its shareholders, including those who are not affiliated with the Company.

     Developments Subsequent to the Announcement of the Proposed Going Private Transaction. By letter to the board dated January 27, 2005, a group comprised of Richard L. Scott Investments, LLC and Merlin Partners LP (collectively, the "RSM Group") proposed a transaction that would result in a change of control of Pioneer Railcorp by offering to purchase "all shares of Pioneer not owned by RSM Group and management of the Company." RSM Group indicated that it is prepared to offer in excess of $3.00 per share for each such share and in excess of $1.00 per warrant for all outstanding warrants, with the purchase price for the warrants to be drawn from the credit facility previously arranged by the Company with National City Bank. On February 22, 2005, the board held a special meeting to consider the change-of-control transaction proposed by RSM Group. The February 22, 2005 board meeting was, and is, the only meeting held to-date to consider the RSM Group offer. Prior to this meeting, the Company's Chief Financial Officer, Michael Carr, and representatives of the Company's financial advisor, Donnelly Penman, and its special counsel, Howard & Howard, conducted several telephone conferences to discuss logistical issues, the timing, the agenda, and the nature of the materials and analysis that would be presented at the meeting, The meeting was attended by all members of the board of directors and its special counsel, Howard & Howard, with the Company's financial advisor, Donnelly Penman, participating by telephone.


     Presentations by the Company's Special Counsel and Financial
Advisor. Pioneer Railcorp's special counsel, Howard & Howard Attorneys PC, discussed with board its fiduciary duties in connection with change-of-control transactions. Among other things, the board and special counsel discussed the fact that when engaging in a transaction that does not result in a change-of-control of the Company, the board's duty is to ensure that the transaction is both procedurally and substantively fair to the Company's unaffiliated shareholders. In contrast, if the Company sought to pursue a transaction that would result in a change-of-control, the duties of the board shift, requiring the board to use its efforts to achieve a transaction that is not merely fair, but rather which maximizes the price, or stated another way, one that results in shareholders receiving a price that is the best value reasonably available. Special counsel noted that the transaction proposed by RSM Group is a change-of-control transaction, because after the transaction as proposed is consummated, the RSM Group would own all of the issued and outstanding shares held by shareholders other than management and directors representing approximately 60% of the issued and outstanding shares (or, approximately 2,714,133 of the estimated 4,498,182 shares, currently issued and outstanding). Unlike the proposed going private transaction, the RSM Group change-of-control transaction would represent the last opportunity for any and all of the Company's unaffiliated shareholders, to derive a control premium for their shares.


     The board also asked special counsel to discuss the role of the special committee in connection with the consideration of the change-of-control transaction. Special counsel advised the board that whereas in connection with the consideration of the going private transaction, a special committee could be formed which was independent because its members did not control, were not employed by, or were not otherwise under the control of the Company, the formation of such an independent committee was not possible under the terms of the offer presented by RSM Group. Specifically, RSM Group had constructed their offer so that all of the directors would be treated special, and different, from the unaffiliated shareholders. Under the terms of the RSM offer, not only would the directors retain their positions as directors, and Mr. Brenkman and Mr. Carr retain their positions as executive officers, such officers and directors would also (in contrast to the unaffiliated shareholders) retain all of their shares. For this reason, a special committee comprised solely of independent directors could not be derived from the board's membership, and the entire board should consider the terms of the RSM offer.

     Finally, the board discussed with special counsel, Mr. Brenkman's fiduciary duties in his capacity as a shareholder of the Company with respect to the proposed change-of-control transaction. Special counsel noted that while Mr. Brenkman has specific duties as a director in connection with the evaluation of change-of-control transactions, he has no fiduciary duty as a shareholder to sell his shares or to vote his shares in favor of a transaction that would result in a change-of-control of the Company. In connection with this discussion, Mr. Brenkman stated that he has no interest in selling his shares or voting his shares in favor of this or any other transaction that would result in a change-of-control of the Company.

     Following the discussion with special counsel, a representative of the Company's financial advisor, Donnelly Penman, discussed with the board certain financial aspects of the RSM Group offer. Specifically, Donnelly Penman referred the board to the Donnelly Penman valuation report prepared in connection with the going private transaction, the subject matter of which is described in detail in this proxy statement under the caption "Financial Fairness." Donnelly Penman referred the board to the valuation summary contained in the valuation report and noted that of the 13 methodologies that were utilized in its analysis, only the last 3 were values based on a change-of-control. Donnelly Penman indicated that an appropriate analysis in evaluating an offer that would result in a change-of-control of the Company, such as the RSM Group offer, would be to apply an expected or anticipated "control premium" to those methodologies which in the valuation report were not based on a change-of-control in order to derive a control premium adjusted value.

     One of the valuation methodologies originally utilized in connection with going private transaction was the "Acquisition Premiums Paid Analysis," which seeks to estimate the premium for which companies "trade in the market for corporate control." From data published in Mergerstat(R) Review 2003, Donnelly Penman derived a weighted average 52.4% acquisition premium paid over the average trading price five days prior to announcement for acquisitions within the transportation industry for transactions 1998 through 2002. Donnelly Penman prepared and distributed to the board the following table which applies this "control premium" to each of the valuation methodologies utilized in the original valuation report that were not originally based on a change-of-control.

                                               IMPLIED      CONTROL   IMPLIED CONTROL
VALUATION TECHNIQUE                          EQUITY VALUE   PREMIUM    EQUITY VALUE     WEIGHTING
-------------------                          ------------   -------   ---------------   ---------
Recent Trading -- Price as of 9/9/2004.....    $10,369       52.4%        $15,805          5.0%
Recent Trading -- 30 Day Trading Average...    $10,886       52.4%        $16,594          5.0%
Recent Trading -- 90 Day Trading Average...    $11,661       52.4%        $17,775          5.0%
Recent Trading -- 1 Year Trading Average...    $10,455       52.4%        $15,937          5.0%
Net Book Value.............................    $ 9,721       52.4%        $14,818          5.0%
Present Value of Discounted Cash Flow......    $15,331       52.4%        $23,369         40.0%
Comparable Company (Short Line) -- EBITDA..    $45,355       52.4%        $69,135          2.5%
Comparable Company (Short
  Line) -- Revenue.........................    $32,117       52.4%        $48,956          2.5%
Comparable Company (Class I) -- EBITDA.....    $39,433       52.4%        $60,108          2.5%
Comparable Company (Class I) -- Revenue....    $25,379       52.4%        $38,685          2.5%
Premium Analysis...........................    $15,806         NA         $15,806         10.0%
Comparable Acquisition -- EBITDA...........    $18,159         NA         $18,159          7.5%
Comparable Acquisition -- Revenue..........    $14,093         NA         $14,093          7.5%
WEIGHTED AVERAGE...........................                               $22,816        100.0%

                                                              # OF SHARES   SHARE PRICE
                                                              -----------   -----------
Implied Value per Share.....................................   4,495,602       $3.59
Implied Value per Warrant...................................   4,117,044       $1.59
Implied Value per Option....................................     150,000       $0.84

     The equity values and weightings used in the table above are derived from the original valuation and include the value to holders of common stock, warrants and options. Based on shares, warrants and options outstanding at June 30, 2004 (consistent with the original valuation), the calculated weighted equity value of $22.8 million translates into a common stock value of $3.59 per share and implied per unit values for the warrants and options of $1.59 and $0.84, respectively.

     Donnelly Penman reviewed Mergerstat(R) acquisition premium data for 2003 noting relative consistency with the weighted average 1998 through 2002. Donnelly Penman did not otherwise re-evaluate or update the Company's underlying financial performance or outlook, net book value, stock trading values, shares outstanding, comparable company multiples, comparable transactions or any other aspect of its original valuation.

     After evaluating the impact of possible change-of-control premiums to the Donnelly Penman valuation report, the board concluded the RSM offer was significantly below the price that could reasonably be expected if the board decided to abandon its long-term plan to remain independent and decided instead to pursue a transaction that would result in a change-of-control. Donnelly Penman also noted that it did not believe that its fairness opinion dated November 4, 2004 to be altered by the existence of the RSM Group offer. The fact that an offer in contemplation of a change-of-control is higher than the proposed going-private transaction, which does not involve a change-of-control, is neither surprising nor anomalous.

     After the thorough discussion of the board's fiduciary duties in connection with a change-of-control, a review of the Donnelly Penman analysis, and its consideration of all of the factors set forth above, the board unanimously voted to reject the RSM Group change-of-control transaction on the basis that the proposed transaction was inconsistent with the Company's long-term plan to remain independent and to enhance shareholder value through internal growth and acquisitions. In this regard, the board acknowledged that the foregoing determinations apply only to those remaining shareholders of the Company (i.e. those that hold more than 2,000 shares at the time of the proposed merger) and not to shareholders who would be cashed out in the merger. Also in making its determinations, the Board was cognizant of the fact that the RSM Group offer, as it was structured, was inconsistent with the Company's long-term plan to enhance shareholder value through internal growth and acquisitions because, under the RSM Group offer, none of the non-affiliated shareholders would be continuing shareholders of the Company and, therefore, entitled to participate in the future earnings and growth of the Company. In contrast, under the Company's going-private proposal, shares held by non-affiliated shareholders representing approximately 56% of the continuing shares (or 2,247,820 of the anticipated 4,030,819 continuing shares) would participate in the future earnings and growth of the Company.


     On February 28, 2005, Mike Carr, Chief Financial Officer of Pioneer Railcorp, sent a letter to the RSM Group formally rejecting the RSM Group offer. On March 8, 2005, the RSM Group reiterated its offer to the board. Based on advice of counsel that the re-iterated offer was substantively the same as the original offer and that, therefore, need not be further considered by the board, the Company did not respond to the reiterated offer. The only communications the parties have had since such time has been a brief phone call in late March 2005, between Pioneer Railcorp's Chief Executive Officer, Guy Brenkman, and a representative of RSM Group in which Mr. Brenkman verbally reiterated the Company's position.

PURPOSES OF AND REASONS FOR THE MERGER PROPOSAL

     The purpose of the proposed merger is to terminate Pioneer Railcorp's status as a reporting company with the SEC, which the board believes will reduce expenses and create shareholder value. We are aware that the advantages to being a SEC reporting company, including potential investment liquidity and the possibility for use of company securities to raise capital or make acquisitions, may be important to some companies. We have not taken advantage of these benefits and will not be in a position to do so in the foreseeable future. In our experience, companies of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity. Moreover, our internally-generated equity growth has been sufficient to accommodate our need for capital and growth. Finally, opportunities to utilize our securities to acquire other companies have been extremely scarce and when in the rare instance they have presented themselves, our board has not deemed those opportunities to be in the best interest of our shareholders.

     In the board's judgment, the registration of Pioneer Railcorp stock with the SEC yields few advantages and, therefore, little justification exists for the continuing direct and indirect costs and burdens of registration with the SEC. In addition, the board believes that management has reduced corporate overhead as much as possible, and that the costs associated with being a SEC reporting company represent a significant portion of the Company's total corporate overhead. We believe these costs will only continue to increase.

     Pioneer Railcorp incurs direct and indirect costs and burdens associated with the filing and reporting requirements imposed on SEC reporting companies by the Securities Exchange Act. Examples of anticipated direct cost savings from terminating registration of our securities include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

     Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $150,000 or 3.1% of our overhead expense for our 2004 reporting year and 2005 annual meeting (the "2004 reporting cycle").

     These expenses consisted of the following:

Accounting and Legal Fees...................................  $ 50,000
Directors and Officers Liability Insurance..................  $ 30,000
Corporate Communications....................................  $  7,000
SEC/Nasdaq/Chicago Stock Exchange Fees......................  $ 16,000
Internal Compliance Costs...................................  $ 47,000
                                                              --------
  Total.....................................................  $150,000
                                                              ========

     We believe that the costs incurred over the 2004 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration. For example, as a result of the implementation of Section 404 of the Sarbanes-Oxley Act of 2002, we have been advised by our independent auditors that the anticipated fees in 2006 associated with Section 404 are expected to be approximately 25% to 50% of our audit fees ($132,501 in 2004), which amount does not include our internal compliance costs associated with the implementation of
Section 404.

     Estimates of the annual savings to be realized if the merger is implemented are based upon (i) the actual costs of the services and disbursements in each of the above categories that are reflected in recent historical financial statements and (ii) management's estimates of the portion of the expenses and disbursements in each category believed to be solely or primarily attributable to our SEC reporting status. In some instances, management's estimates are based on information provided by third parties or upon verifiable assumptions. For example, our auditors have informed us that there will likely be a reduction in annual audit fees if we cease to be a SEC reporting company as annual and quarterly reviews of SEC filings will not be needed if we no longer file reports with the SEC. Further, costs associated with quarterly and annual SEC filings will no longer be incurred. Other estimates are more subjective. For example, we expect lower printing and mailing costs as a result of less complicated disclosure required by our private status, and the reduction in direct, miscellaneous, clerical and other expenses.

     The amounts set forth above are only estimates, and the actual savings to be realized may be higher or lower than these estimates. We expect that these estimated savings will not be realized until after the fiscal year ended December 31, 2005.


     The projected reduction in the number of total record shareholders from 1,705 to approximately 150 will also result in reduced expenses and less burden on management because Pioneer Railcorp will have less than 91% of its current number of shareholders. The decrease in number of shareholders reduces the volume of communications and amount of postage and related expenses associated with the annual issuance of dividend checks to shareholders and other shareholder communications.


STRUCTURE OF THE MERGER

     The merger proposal is structured as a "going private" transaction because it is intended to and, if completed, will likely result in the termination of our reporting requirements and other filing obligations under the Securities Exchange Act.

     The merger has been structured so that upon consummation of the merger, Pioneer Railcorp will have fewer than 300 record holders of its shares of common stock and no holders of any warrants. We have recently organized Pioneer Merger Corporation solely to facilitate the merger transaction. Pioneer Merger Corporation will be merged with and into Pioneer Railcorp pursuant to the terms of the merger agreement. Pioneer Railcorp will be the surviving corporation to the merger. If completed, the merger will have the following effects.

     Holders of warrants at the close of business on the date of the Special Meeting of Shareholders. Each warrant owned of record at the close of business on the date the Merger becomes effective under Iowa law, by any warrant holder, pursuant to the terms of the merger, into the right to receive a cash payment of $0.85 per warrant. After the merger and payment of that amount, holders of warrants will have no further interest in

Pioneer Railcorp. These holders will not have to pay any service charges or brokerage commissions in connection with the merger or the cash payments to them.

     Shares held at the close of business on the date of the Special Meeting of Shareholders, by shareholders owning fewer than 2,000 shares. Each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares will be converted, pursuant to the terms of the merger, into the right to receive a cash payment of $2.85 per share. After the merger and payment of that amount, holders of these shares will have no further interest in Pioneer Railcorp. These shareholders will not have to pay any service charges or brokerage commissions in connection with the merger or the cash payments to them.

     Shares held at the close of business on the date of the Special Meeting of Shareholders, by shareholders owning 2,000 or more shares. Each share of common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of 2,000 or more shares of common stock will remain outstanding and continue to represent one share of common stock in Pioneer Railcorp following the merger.

     Beneficial owners of our securities. Nominees (such as a bank or broker) may have required procedures, and security holders holding our securities in "street name" should contact their nominees to determine how they will be affected by the merger transaction.

     Under the merger agreement, each share of common stock owned by a shareholder who holds of record fewer than 2,000 shares will be converted into the right to receive cash. The board selected 2,000 shares as the ownership minimum for several reasons, including to ensure that, after completion of the merger:

     - the number of record shareholders would be less than the 300 shareholder limit necessary to terminate registration with the SEC; and

     - Pioneer Railcorp would have sufficient flexibility to issue stock in the future for corporate purposes, including raising equity capital for Pioneer Railcorp or attracting and retaining qualified employees, directors or executive officers.


     Based on management's review with the board of Pioneer Railcorp's shareholder base, the board did not consider using a number other than 2,000 shares. In reliance on management's analysis, the board believes that using a number lower than 2,000 would have resulted in an unacceptably high risk that the transaction would not yield the desired result of comfortably having less than 300 shareholders. Out of a total of 1,705 record shareholders, approximately 150 shareholders own 2,000 or more shares of our common stock. These 150 shareholders own, in the aggregate, approximately 89.6% of the outstanding shares of common stock.


     Effect of the Merger on our Largest Shareholder Guy L. Brenkman's, Interest in the Net Book Value and Net Earnings of Pioneer Railcorp, Inc.:

     The following table illustrates Guy L. Brenkman's interest in the net book value and net earnings of Pioneer Railcorp as of December 31, 2004, both before and after the merger, expressed as both dollar amounts and percentages based on Mr. Brenkman's actual or economic ownership interest (as opposed to beneficial ownership) of Pioneer Railcorp's common stock.

                       INTEREST IN NET BOOK VALUE    INTEREST IN NET BOOK VALUE    INTEREST IN NET EARNINGS
                              (PRE-MERGER)                  (POST-MERGER)                (PRE-MERGER)
                       ---------------------------   ---------------------------   -------------------------
                          DOLLAR                        DOLLAR                       DOLLAR
                          AMOUNT       PERCENTAGE       AMOUNT       PERCENTAGE      AMOUNT      PERCENTAGE
                       ------------   ------------   ------------   ------------   ----------   ------------
Guy L. Brenkman......   $3,873,099        38.0%       $4,321,445        42.4%       $547,330        38.0%

                       INTEREST IN NET EARNINGS
                             (POST-MERGER)
                       -------------------------
                         DOLLAR
                         AMOUNT      PERCENTAGE
                       ----------   ------------
Guy L. Brenkman......   $610,688        42.4%

     The following table illustrates the information set forth immediately above, except that below the information is illustrated on a per share basis:

                         INTEREST IN NET BOOK    INTEREST IN NET BOOK       INTEREST IN NET      INTEREST IN NET EARNINGS
                          VALUE (PRE-MERGER)      VALUE (POST-MERGER)    EARNINGS (PRE-MERGER)        (POST-MERGER)
                         ---------------------   ---------------------   ---------------------   ------------------------
                         DOLLAR                  DOLLAR                  DOLLAR                   DOLLAR
                         AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE     AMOUNT      PERCENTAGE
                         -------   -----------   -------   -----------   -------   -----------   --------    ------------
Guy L. Brenkman........   $0.86       38.0%       $1.07       42.4%       $0.12       38.0%        $0.15         42.4%

DETERMINATION OF THE TERMS OF THE MERGER

     The structure and terms of the merger were determined by current management and the board of directors upon the recommendation of the special committee. Each of the special committee and the board of directors considered and was satisfied that the procedural protections utilized (i.e. the appointment of an independent special committee, the appointment of an independent financial advisor, the abstention from voting by Mr. Brenkman, and the availability of appraisal rights) were fair to those shareholders not affiliated with Pioneer Railcorp. Because Pioneer Merger Corporation is an affiliated company, the terms of the merger cannot be considered the result of arm's-length negotiations between unrelated parties. Consequently, the special committee decided to retain Donnelly Penman & Partners, an independent financial advisor experienced in the processes and procedures utilized in financial analysis and valuation, to value the common stock and warrants. The cash consideration to be paid for the common stock and warrants under the merger was determined and approved by the special committee and subsequently by the board of directors (with Mr. Brenkman abstaining), in reliance on Donnelly Penman & Partners' valuation report and fairness opinion. See "-- Financial Fairness."

FINANCIAL FAIRNESS

     The board of directors believes that the merger proposal is fair to, and in the best interests of those Pioneer Railcorp shareholders and warrant holders who are not officers, directors or otherwise affiliated with Pioneer Railcorp. The board of directors also believes that the process by which the merger is to be approved is fair. The board of directors requested that Donnelly Penman & Partners ("Donnelly Penman") (i) provide its valuation of the common stock and the warrants, and (ii) issue a fairness opinion that the price determined by the board of directors to be paid for shares of common stock and warrants in connection with the merger proposal was fair, from a financial point of view. Donnelly Penman did not recommend the amount of consideration to be paid in the going private transaction.

     Neither the board, nor the special committee imposed any limitations upon Donnelly Penman with respect to the investigations made or procedures followed in rendering the valuation or the fairness opinion. The special committee of the board of directors was responsible for managing the relationship with Donnelly Penman.

     A copy of Donnelly Penman's fairness opinion is attached to this proxy statement as Appendix B. You or your representative (designated in writing) may inspect and copy the valuation report, which is summarized immediately below, at the Company's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative. In addition, the final valuation report is available electronically as Exhibit 2 to Pioneer Railcorp's Schedule 13E-3 on the SEC's website "www.sec.gov."

     Donnelly Penman, a Michigan corporation, is an investment banking firm of recognized standing with extensive experience in the valuation of middle-market companies. An independent committee of the board of directors chose Donnelly Penman to perform the valuation based upon its reputation and qualifications after interviewing eight other investment banking firms.

     No material relationship exists or has existed within the past two years between Pioneer Railcorp, Donnelly Penman or any of their respective affiliates. Pioneer Railcorp will pay Donnelly Penman a fee of approximately $100,000 for its services rendered in connection with its valuation and fairness opinion and will reimburse it for out-of-pocket expenses incurred in connection with such services. No portion of Donnelly Penman's fees is contingent on the success of the transaction.

     Donnelly Penman's valuation and its subsequent opinion as to the fairness, from a financial point of view of the consideration to be received for the Company's shares and warrants to be cashed out in the merger involved several different valuation methodologies including, 1) an analysis of historical trading activity, 2) an analysis of the net book value of the Company, 3) a discounted cash flow analysis, 4) an analysis of selected comparable companies,
5) an analysis of acquisition premiums paid, and 6) an analysis of comparable acquisition transactions. Donnelly Penman then applied a weighting to each valuation methodology to yield its resulting valuation. Weightings were judgmentally determined based on the perceived relevance of each analysis to Pioneer Railcorp. The final paragraph of this section, "Financial Fairness," provides a summary of the results of each methodology utilized and the respective weighting applied. The board reviewed and considered the Donnelly Penman analysis described below in detail and has adopted it as its own.

     Recent Trading Analysis. Donnelly Penman analyzed the Company's quoted trades for various periods up to and including September 9, 2004, summarized as follows:

September 9, 2004 closing price:............................  $2.16
Average closing price 30 trading days prior to September 9,
  2004:.....................................................  $2.22
Average closing price 90 trading days prior to September 9,
  2004:.....................................................  $2.31
Average closing price September 10, 2003 through September
  9, 2004 Year Average:.....................................  $2.17

Application of this methodology result in a per share value between $2.16 and $2.31, depending on the period analyzed. This is below the weighted average valuation conclusion of $2.85 per share. Donnelly Penman weighted the recent trading analysis at 20% as the methodology provides an indication of public market valuation that is specific to Pioneer Railcorp.

     Net Book Value. This approach estimates a company's worth based on its accumulated retained earnings, or deficit, plus its original capitalization as computed in accordance with GAAP. Donnelly Penman found the Company's net book value as of June 30, 2004 to be $9,721,000, or $2.08 per share on a fully diluted basis, significantly below the weighted average valuation conclusion of $2.85 per share. This methodology was weighted at 5% as it does not give consideration to the future cash flows that will be generated by the business.

     Present Value of Discounted Cash Flows. For this valuation approach, Donnelly Penman prepared a discounted free cash flow analysis of the Company, which estimated debt-free after tax cash flows that the Company might produce from January 1, 2004 through December 31, 2008. The estimates were derived from discussions with and deemed reasonable by Pioneer Railcorp management. In preparing the estimates, Donnelly Penman analyzed historical financial results and held discussions with the Company's management regarding the Company's business strategy, customers and markets, operating structure, cost structure and capital requirements. In general, management did not foresee significant change in its railroad operations or customer base.

     Donnelly Penman used actual results of operations for the six months ended June 30, 2004 as a base for estimating results of operations for the second half of the year. Forecasted full year 2004 results were then used as a base to estimate 2005 through 2008. In general, Donnelly Penman assumed revenue growth of 3% per year. At a few subsidiaries, specifically Alabama Railroad Co., Mississippi Central Railroad Co., and Gettysburg Northern Railroad Company, management had identified but not quantified nor yet realized certain potential growth opportunities. In these cases, Donnelly Penman utilized a revenue growth rate of 5% to 6%. Donnelly Penman forecast operating expenses in a similar manner, generally using an annual inflationary increase of 2% modified to accommodate identified growth opportunities or for specific changes in subsidiary operations. Additionally, Donnelly Penman estimated additional administrative expenses beginning in 2005 to comply with The Sarbanes-Oxley Act of 2002.

     The estimated sales, operating profit and after-tax cash flows resulting for the projected five-year period were as follows:

                                        2004      2005      2006      2007      2008
                                       -------   -------   -------   -------   -------
Net Revenue..........................  $16,417   $17,014   $17,621   $18,150   $18,695
Growth %.............................      2.6%      3.6%      3.6%      3.0%      3.0%
Earnings Before Interest and Tax.....    3,347     3,238     3,576     3,778     3,947
Income Taxes.........................    1,272     1,230     1,359     1,435     1,500
                                       -------   -------   -------   -------   -------
Debt-free Net Income.................  $ 2,075   $ 2,008   $ 2,217   $ 2,342   $ 2,447
Adjustments:
  Depreciation & Amortization........    2,208     2,208     2,208     2,208     2,208
  Capital Expenditures...............   (1,683)   (1,732)   (1,620)   (1,620)   (1,620)
  (Incr) decrease in working
     capital.........................      115      (228)     (192)     (162)     (165)
                                       -------   -------   -------   -------   -------
Debt Free Cash Flow..................  $ 2,716   $ 2,256   $ 2,614   $ 2,768   $ 2,870
                                       =======   =======   =======   =======   =======

     Beyond 2008, Donnelly Penman assumed that free cash flows would grow 2% annually.

     These cash flows were discounted to present value using an estimated weighted average cost of capital (discount rate) of 12.0%. The discount rate can be described as the average price a company must pay to attract both debt and equity to properly capitalize its growth. It is this series of free cash flows that, when discounted to the present, and after subtracting claims by debt holders and others, represents the economic value of a company to its stockholders.

     Discounted projected future cash flows at 12.0% yielded an enterprise value of $26,506,000 at June 30, 2004. Subtracting net debt of $11,175,000 resulted in an equity value of $15,331,000. On a fully diluted basis, this amounted to $2.74 per share. Donnelly Penman placed 40% of the weighting on this methodology as it was specific to Pioneer Railcorp and takes into consideration the future prospects of the Company.

     Comparable Company Analysis. Donnelly Penman compared operating and valuation characteristics of certain publicly traded short-line and long-haul (Class 1) railroads to the operating results of Pioneer Railcorp. In performing its analysis of comparable short-line railroad companies, Donnelly Penman used the following:

        Genesee & Wyoming, Inc.

        RailAmerica Inc.

     In performing its analysis of comparable companies in the broader industry of long-haul (Class 1) railroads, Donnelly Penman used the following:

        Burlington Northern Sante Fe Corp.

        Canadian National Railway Co.

        CSX Corporation

        Kansas City Southern

        Norfolk Southern Corporation

        Union Pacific Corporation

     The enterprise value of the short-line companies had a median value of
10.31 times last twelve months' (LTM) EBITDA and 2.57 times LTM revenue. For the comparable long-haul (Class 1) companies, the enterprise value had a median of
9.23 times EBITDA and 2.17 times revenue. These multiples when applied to Pioneer Railcorp LTM EBITDA and revenues had the following per share implications, on a fully diluted basis:

Short-Line Railroad Companies -- EBITDA:....................  $6.16
Short-Line Railroad Companies -- Revenue:...................  $4.65
Long Haul (Class 1) Railroad Companies -- EBITDA:...........  $5.49
Long Haul (Class 1) Railroad Companies -- Revenue:..........  $3.88

     These implied valuations are significantly higher than the weighted average valuation conclusion of $2.85 per share for Pioneer Railcorp. Although there is commonality in the underlying industries in which Pioneer Railcorp and the identified comparable companies operate, these businesses are not identical to Pioneer Railcorp, are significantly larger than Pioneer Railcorp and have different business models and growth prospects than Pioneer Railcorp. In total, the comparable company valuation methodology was weighted at 10%.

     Acquisition Premiums Paid Analysis. The acquisition premiums paid analysis seeks to estimate the price at which a company would "trade in the market for corporate control." Acquisition value is the price an acquirer would pay to control the target's assets and the free cash flows they generate. Transactions occur in the public market frequently at prices significantly above current secondary trading levels. From data published in Mergerstat(R) Review 2003, Donnelly Penman derived a weighted average 52.4% acquisition premium paid over the average trading price five days prior to announcement for acquisitions within the transportation industry between 1998 and 2002. Application of this premium to the Pioneer Railcorp's equity value as of September 9, 2004 yields an implied equity value of $15,802,000 or $2.79 per share on a fully diluted basis. Donnelly Penman weighted this methodology at 10%.

     Comparable Acquisitions Analysis. Under this approach, Donnelly Penman analyzed certain railroad acquisition transactions completed since October 1, 2001.

     The transactions Donnelly Penman analyzed under this valuation method are the following:

                                                                                                 ANNOUNCEMENT
BUYER                                                              SELLER                            DATE
-----                                                              ------                        ------------
Genesee & Wyoming, Inc. (NYSE:GWR).........  Georgia Pacific (3 Regional Railroad Subsidiaries)   12/19/2003
Genesee & Wyoming, Inc. (NYSE:GWR).........  Emons Transportation Group (Nasdaq: EMON)             12/4/2001
RailAmerica Inc. (NYSE: RRA)...............  ParkSierra Corporation                                11/6/2001
RailAmerica Inc. (NYSE: RRA)...............  StatesRail Companies                                 10/15/2001
Genesee & Wyoming, Inc. (NYSE:GWR).........  South Buffalo Railway                                 10/1/2001

     While none of these transactions were going private transactions, Donnelly Penman considered them comparable transactions because of the similarities in the underlying business, and because they were each completed subsequent to October 1, 2001.

     Total enterprise value from these transactions had an approximate median value of 5.35 times LTM EBITDA and 1.50 times LTM revenues. These multiples when applied to Pioneer Railcorp LTM EBITDA and revenues, less debt, had the following per share implications, on a fully diluted basis:

Comparable Acquisitions Analysis -- EBITDA:.................  $3.06
Comparable Acquisitions Analysis -- Revenue:................  $2.59

This compares to the weighted average valuation conclusion of $2.85 per share. Donnelly Penman weighted each of these methodologies at 7.5% or 15% in total. Similar to the comparable company valuation methodology, none of the acquired companies are identical to Pioneer Railcorp. However, the size and business models of the acquired companies appear to be more relevant to Pioneer Railcorp than those identified in the comparable company analyses.

     Donnelly Penman did not consider the liquidation of Pioneer Railcorp to be a likely scenario and therefore did not utilize a liquidation analysis as one of its valuation methodologies. Moreover, Donnelly Penman is not familiar with the techniques of asset appraisal, has not reviewed, nor is aware of, any appraisals prepared by an asset valuation professional with respect to Pioneer Railcorp. Donnelly Penman stated that they could not reasonably estimate the value of certain assets on the Company's balance sheet such as land and equipment and believes that the process of liquidation would be extremely complicated due to the nature of land ownership and the current market for certain types of railroad equipment. Pioneer Railcorp owns long sections of right of way, which would not be usable for many types of commercial or agricultural applications due to the shape of the land parcels. The title work to divest these land parcels would be extensive and time consuming due to the legal and title issues that may arise during the sale process. The used railcar and engine market is also cyclical and certain car/engine types will be more or less in demand at certain points in time. As such, the liquidation value of used rail cars and engines could differ significantly from the price at which Pioneer Railcorp purchased the equipment. Finally, based on discussions with senior management, and in reliance thereon, Donnelly Penman assumed the orderly liquidation value realized by the Company would be less than the Company's book value.

     Using each of the values determined above, Donnelly Penman then utilized a weighting system applying a different weight to each valuation methodology to yield its resulting valuation. Donnelly Penman utilized the following weightings to arrive at its valuation conclusion of $2.85 per share for the common stock and $.85 for the warrants and its subsequent opinion that such consideration was fair, from a financial point of view, to the shareholders and warrant holders of the Company. Donnelly Penman did not apply any marketability or minority discount typically applied to minority shares of relatively illiquid companies.

                                                              IMPLIED PER
VALUATION TECHNIQUE                                           SHARE VALUE   WEIGHTING
-------------------                                           -----------   ---------
Recent Trading -- Price as of 9/9/2004......................     $2.16         5.0%
Recent Trading -- 30 Day Trading Average....................     $2.22         5.0%
Recent Trading -- 90 Day Trading Average....................     $2.31         5.0%
Recent Trading -- 1 Year Trading Average....................     $2.17         5.0%
Net Book Value..............................................     $2.08         5.0%
Present Value of Discounted Cash Flow.......................     $2.74        40.0%
Comparable Company (Short Line) -- EBITDA...................     $6.16         2.5%
Comparable Company (Short Line) -- Revenue..................     $4.65         2.5%
Comparable Company (Class 1) -- EBITDA......................     $5.49         2.5%
Comparable Company (Class 1) -- Revenue.....................     $3.88         2.5%
Premium Analysis............................................     $2.79        10.0%
Comparable Acquisition -- EBITDA............................     $3.06         7.5%
Comparable Acquisition -- Revenue...........................     $2.59         7.5%

     In rendering its opinion, Donnelly Penman considered the industry in which the Company operates, the Company's historical profitability, its forecasted earnings trends and its fundamental longer term earning potential. Donnelly Penman placed the heaviest weighting on the present value of the discounted cash flows, as this methodology was specific to Pioneer Railcorp and takes into consideration the future prospects of the Company. The weightings utilized were based on Donnelly Penman's best judgment and opinion as investment bankers and the specific analysis' relevance to Pioneer Railcorp.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Based on the factors described above and the considerations set forth immediately below, the board of directors of Pioneer Railcorp has determined that the merger proposal is in the best interests of, and fair to, the non-affiliated shareholders and warrant holders of Pioneer Railcorp and that the merger consideration ($2.85 per share and $0.85 per warrant) payable to the shareholders and warrant holders who receive the cash in the merger is fair to those shareholders and warrant holders. See "-- Financial Fairness." Accordingly, the board of directors approved the merger proposal, and recommends that the shareholders vote in favor of the merger and the merger agreement. As noted above under the caption "-- Financial Fairness," the board reviewed and considered the Donnelly Penman analysis and has adopted it as its own.

     In reaching its decision to approve the merger proposal and in making its recommendation, the Pioneer Railcorp board of directors considered a number of material factors, with each of them considered as positive or negative from a procedural or substantive fairness standpoint to security holders not affiliated with Pioneer Railcorp.

     Positive factors for all non-affiliated shareholders and warrant holders. The factors that the board considered positive for those shareholders and warrant holders not affiliated with the Company whether or not such security holder is cashed-out or remains a shareholder, included:

     - from a procedural fairness standpoint, the fact that the board's two independent directors, which constituted the special committee of the board, considered the merger and concluded that the merger is in the best interest of the Company and its shareholders and warrant holders;

     - from both a procedural and substantive fairness standpoint, the fact that the independent committee retained and received advice from an independent financial advisor, Donnelly Penman, in determining the fairness of the price of $2.85 per share and $0.85 per warrant;

     - from a procedural fairness standpoint, the fact that the independent committee retained and received advice from independent legal counsel in evaluating the terms of the merger agreement;

     - from a procedural fairness standpoint, the fact that the Company's largest shareholder, Chairman Guy Brenkman, chose not to participate in the board's decision regarding pricing considerations and approval of the merger;

     - from both a procedural and substantive fairness standpoint, the fact that the merger structure entitles shareholders to appraisal rights under Iowa law, provided that any shareholder that desires to exercise his or her appraisal rights complies with the requirements for exercising appraisal rights, including either abstaining or voting against the merger proposal;

     - from both a procedural and substantive fairness standpoint, the fact that no director, executive officer, or other affiliated person will receive special treatment under the terms of the merger agreement, and that the terms of the merger will be applied equally to all persons; and

     - from both a procedural and substantive fairness standpoint, the opinion of Donnelly Penman, dated November 4, 2004, that the merger consideration to be received by warrant holders and holders of fewer than 2,000 shares pursuant to the merger agreement is fair to the Pioneer Railcorp warrant holders and shareholders, respectively, from a financial point of view.

     Positive factors for non-affiliated shareholders and warrant holders who receive cash in the merger. In addition to the positive factors applicable to shareholders and warrant holders set forth above, the factors that the board considered positive for shareholders and warrant holders not affiliated with Pioneer Railcorp who receive cash in the merger included:

     - from a substantive fairness standpoint, the fact that the cash price per share of $2.85 offered in the merger represents a 28.9% premium over the September 21, 2004 pre-announcement price per share of $2.21;

     - from a substantive fairness standpoint, the fact that the merger consideration is all cash, which provides certainty of value to those shareholders and warrant holders and immediate liquidity for the shareholders and warrant holders who receive cash in the merger;

     - from a procedural fairness standpoint, the fact that nearly all of the cash consideration to be exchanged for common shares and most (approximately 55%) of the cash consideration to be paid to warrant holders in the merger would go to persons not affiliated with Pioneer Railcorp; and

     - from a substantive fairness standpoint, the fact that no brokerage or other transaction costs are to be incurred by shareholders and warrant holders who receive cash in the merger.

     Positive factors for remaining non-affiliated shareholders. In addition to the positive factors applicable to shareholders and warrant holders set forth above, the factors that the board considered as positive for shareholders not affiliated with Pioneer Railcorp who will remain shareholders following the merger, included:

     - from a substantive fairness standpoint, the fact that such shareholders would have the opportunity to participate in any future growth and earnings of Pioneer Railcorp;

     - from a substantive fairness standpoint, the fact that such shareholders who do not receive any cash in the merger would not be required to pay income taxes as a result of the merger;

     - from a substantive fairness standpoint, the fact that the remaining shareholders would realize the potential benefits of termination of registration of the common stock, including, reduced expenses of Pioneer Railcorp for no longer having to comply with SEC requirements.

     Negative factors for all shareholders and warrant holders. The factors that the board of directors considered negative for shareholders and warrant holders not affiliated with Pioneer Railcorp included:

     - from a procedural fairness standpoint, the fact that the directors and executive officers of Pioneer Railcorp have interests in the merger or have relationships that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including the fact that four of the Company's six directors and executive officers will retain their shares in the merger and their ownership interests will increase;

     Negative factors for non-affiliated shareholders and warrant holders receiving cash in the merger. In addition to the negative factors applicable to shareholders and warrant holders set forth above, the factors that the board considered negative for shareholders and warrant holders not affiliated with Pioneer Railcorp who would receive cash in the merger included:

     - from a substantive fairness standpoint, the fact that such shareholders and warrant holders will be required to surrender their shares involuntarily in exchange for a price determined by the board and would not have the opportunity to participate in any future growth and earnings of Pioneer Railcorp or to liquidate their shares at a time and price of their choosing. In this regard, the board considered and was satisfied that 28.9% premium that the $2.85 per share price represents over the pre-announcement price per share of $2.21 was fair and would adequately compensate security holders being cashed-out in the merger;

     - from a substantive fairness standpoint, the fact that such shareholders and warrant holders would be required to pay income tax on the receipt of cash in the merger; and

     - from a procedural fairness standpoint, the fact that the board is not seeking the approval of a majority of these shareholders receiving cash in the merger.

     Negative factors for remaining non-affiliated shareholders. In addition to the negative factors applicable to all shareholders set forth above, the factors that the board considered negative for the shareholders not affiliated with Pioneer Railcorp who will retain their shares in the merger included:

     - from a substantive fairness standpoint, the fact that after the completion of the merger and registration is terminated, the shareholders will have decreased access to information about Pioneer Railcorp;

     - from a substantive fairness standpoint, the fact that after the completion of the merger, there will be approximately 1,530 fewer shareholders and the Company's stock will be traded on the Pink Sheets instead of the Nasdaq SmallCap Market and Chicago Stock Exchange, which may reduce liquidity in the Company's stock; and

     - from a substantive fairness standpoint, the fact that after the completion of the merger, Pioneer Railcorp will not be subject to the periodic reporting, proxy rules, the liability provisions and Section 16 of the Securities Exchange Act, and the recently enacted provisions of Sarbanes-Oxley which, among other things, requires that the Company's officers certify the accuracy of its financial statements. In this regard, the board believed that significant protections would still exist under applicable state and federal laws to protect shareholders in the event of fraud and other gross abuses by the Company's officers or directors and in balancing the interests in having the greater protections but incurring the significant costs associated with them, the Company's shareholders would be better served by going private.

     While the board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was procedurally and substantively fair to security holders not affiliated with Pioneer Railcorp and in the best interest of Pioneer Railcorp's shareholders and warrant holders generally.

     With respect to the warrant holders, the special committee and the board considered the fact that the merger structure would permit the warrant holders to be cashed-out. In light of this event, in order to ensure fairness from both a procedural and substantive standpoint, the special committee instructed that Donnelly Penman include not just the common stock in its valuation analysis, but also the warrants. Likewise, the special committee instructed that Donnelly Penman's fairness opinion extend to the consideration to be received by the warrant holders, and not merely the common shareholders being cashed-out. In addition to the factors set forth above, the special committee and the board also considered the following:

     - that since the time that the warrants had been issued, no market, and therefore, no source of liquidity, had developed for the warrants, and no market was likely to develop in the future. The special committee and the board viewed positively the fact the merger would allow the warrant holders to receive cash in exchange for an illiquid instrument;

     - that under the terms of the warrant, upon exercise of the warrant, the holder would not be permitted to sell the underlying common stock for one-year. The special committee and the board viewed positively the fact that the merger would permit the warrant holders to receive cash without having to pay an exercise price and without the requirement that the underlying stock be held for one year; and

     - that the warrant holders would incur no brokerage fees in connection with the merger.

In light of all of the factors set forth above, the special committee and the board concluded that the merger was procedurally and substantively fair to the unaffiliated warrant holders and common holders being cashed-out, and the remaining unaffiliated shareholders.

     The board did not consider any firm offers by third parties except as follows. By letter to the board dated January 27, 2005, a group comprised of Richard L. Scott Investments, LLC and Merlin Partners LP (collectively, the "RSM Group") proposed a transaction that would result in a change of control of Pioneer Railcorp by offering to purchase "all shares of Pioneer not owned by RSM Group and management of the Company." RSM Group indicated that it is prepared to offer in excess of $3.00 per share for each such share and in excess of $1.00 per warrant for all outstanding warrants, with the purchase price for the warrants to be drawn from the credit facility previously arranged by the Company with National City Bank. On February 22, 2005, the board held a special meeting to consider the change-of-control transaction proposed by RSM Group. The meeting was attended by all members of the board of directors with the Company's financial advisor, Donnelly Penman, and its special counsel, Howard & Howard, participating by telephone. After a thorough discussion of the board's fiduciary duties in connection with a change-of-control and a review of materials prepared by Donnelly Penman concerning change-of-control transactions, the board unanimously voted to reject the RSM Group change-of-control transaction on the basis that the proposed transaction was inconsistent with the Company's long-term plan to remain independent and to enhance shareholder value through internal growth and acquisitions. (See "SPECIAL FACTORS -- Background of the Merger Proposal.")

     Neither management nor the board made any efforts to identify any other buyer because the board determined that consideration thereof was inappropriate in the context of a transaction that would not be intended to result in a change of control of Pioneer Railcorp. The board believed that it would be inappropriate to solicit such offers where no change of control was contemplated. The board did review information provided to it by Donnelly Penman which, among other things, included information concerning prices paid in acquisition transactions. The board does not believe that its decision not to invite third party offers impacted its fairness determination. Likewise, as discussed previously in "SPECIAL FACTORS -- Background of the Merger Proposal," the board did not consider any alternatives to a going private transaction since only the going private transaction would result in Pioneer Railcorp continuing to conducts its operations in substantially the same manner as it currently conduct its operations, only without the costs and burdens associated with being a SEC reporting company. See "SPECIAL FACTORS -- Background of the Merger Proposal." The board believes that its conclusions with respect to the fairness of the transaction as set forth in "SPECIAL FACTORS -- Financial Fairness" and this section are not altered by the fact that it did not consider any alternatives to a going private transaction.

     The board did not consider the liquidation of Pioneer Railcorp to be a viable scenario and therefore did not consider liquidation value in its analysis. Pioneer Railcorp owns long sections of right of way, which would not be usable for many types of commercial or agricultural applications due to the shape of the land parcels. The title work to divest these land parcels would be extensive and time consuming due to the legal and title issues that may arise during the sale process. The used railcar and engine market is also cyclical and certain car/engine types will be more or less in demand at certain points in time. As such, the liquidation value of used rail cars and engines could differ significantly from the price at which Pioneer Railcorp purchased the equipment. The board did not believe that the value of certain assets on the Company's balance sheet such as land and equipment could be reasonably estimated or that it made sense from a cost-benefit standpoint to do so.

     The board did not consider recent repurchases by the Company itself of its securities or purchases of Pioneer Railcorp's securities by affiliated persons because such purchases were either too small, too infrequent, and/or not recent enough to be relied upon. Rather, the board believed that its purposes would be better served in adopting the Donnelly Penman analysis of the current, 30, 90 and 1 year trading averages.

     The board considered the cash to be paid to Mr. Brenkman and the other directors and executive officers of Pioneer Railcorp in exchange for the warrants held by them. The board concluded that the terms of the merger were fair to those shareholders and warrant holders not affiliated with Pioneer Railcorp because under the terms of the merger agreement, no director, executive officer or affiliated person will receive any special treatment and the terms of the merger will be applied equally to all persons. The board considered and was satisfied that the procedural protections utilized (i.e. the appointment of an independent special committee, the appointment of an independent financial advisor, the abstention from voting by Mr. Brenkman, and the availability of appraisal rights) were fair to those shareholders not affiliated with Pioneer Railcorp.

     The board considered the timing of the transaction in its analysis only to the extent that the increased burdens resulting from the Sarbanes-Oxley Act of 2002 would likely impact the Company more significantly in connection with the implementation of Section 404 of the Sarbanes-Oxley Act, which as a result of the recent extension by the SEC, will likely impact the Company beginning in 2006.

     The appointment of an unaffiliated third party to negotiate the price on behalf of the special committee was not one of the procedural protections utilized in the transaction. Neither the special committee nor the board viewed the use of an unaffiliated third party for negotiations to be customary or cost-justified where the transaction would not result in a change of control of the Company and where the special committee intended to engage a financial advisor to assist it in ensuring the transaction's fairness. The special committee believed that, had the transaction been structured so as to result in a change of control of Pioneer Railcorp, for example, as an offer by Mr. Brenkman to acquire all of the shares that he did not already own, then the use of independent third party to ensure that a control premium was derived and to obtain the best price reasonably available for the Company's security holders would be appropriate. Since the transaction did not materially alter the economic interests of either Mr. Brenkman or management and since Mr. Brenkman's beneficial ownership interest would actually decrease (from approximately 56% to 44%), the special committee was satisfied that the procedural protections utilized (i.e. the appointment of the special committee comprised of two independent directors, the engagement of an independent financial advisor selected by the committee, the availability of appraisal rights, and the abstention from voting by Mr. Brenkman) were sufficient.

     The board did not require the approval of a majority of unaffiliated shareholders as one of the procedural protections in the transaction. The board believed that the combination of the appointment of the special committee, the independent financial advisor, the availability of appraisal rights, and the abstention from voting by Mr. Brenkman had sufficiently ensured the procedural fairness of the transaction. Also, as discussed above in "SPECIAL FACTORS -- Background of the Merger Proposal," the board considered the fact that it was the board itself, rather than the special committee acting alone, that had adopted the procedural protections utilized in the transaction. The board is satisfied, however, that the special committee's knowledge and understanding of the committee's ability to consider and recommend other procedural protections resulted in a fair and uninhibited procedural process. The committee was, at all times, free to recommend the adoption of additional procedural protections if it deemed the adoption of such additional protections necessary or advisable to ensure the fairness of the transaction.

     With respect to the RSM Group offer, the board determined that the existing transaction was substantively fair to unaffiliated shareholders despite the existence of the offer for $3.00 to shareholders and $1.00 to warrant holders from the RSM Group due primarily to the following factors:


          1. that the Company's largest shareholder, Guy Brenkman, in his capacity as a shareholder of Pioneer Railcorp has expressed that he has no interest in selling his shares and would not vote in favor of the RSM Group offer that would result in a change-of-control of the Company; thereby making the RSM Group offer, in many respects, hypothetical. That is, since the proposed change-of-control transaction would require the affirmative vote of a majority of the Company's shares and because Mr. Brenkman holds such a large percentage of the Company's stock (approximately 38%), obtaining the requisite shareholder approval for the change-of-control transaction, without Mr. Brenkman's support, makes any such offer largely impracticable. To illustrate hypothetically, if the board sought the approval of the RSM Group offer over and in spite of Mr. Brenkman's objection, based on the number of Pioneer Railcorp shares currently issued and outstanding (4,498,182 shares), the affirmative vote of 2,249,092 shares would be necessary to ensure the approval of the transaction (i.e. a simple majority). Mr. Brenkman currently owns and has the right to vote 1,709,700 shares; 2,788,482 shares are owned by persons other than Mr. Brenkman. Therefore, in order to ensure approval of the RSM Group or any other offer over Mr. Brenkman's objection, it would be necessary to obtain the affirmative vote of 80.7% of the shares held by persons other than Mr. Brenkman (i.e. 2,249,092 divided by 2,788,482) in favor of such transaction. On the contrary, for Mr. Brenkman to ensure the defeat of any such proposal, he would only need 539,392, or 19.3%, of such shares to vote against such proposal to ensure its defeat. For this reason, the board believes obtaining the requisite shareholder approval for any change-of-control transaction, without Mr. Brenkman's support, is largely impracticable;


          2. that, unlike the RSM Group offer, the going private transaction does not represent the final opportunity to derive a control premium for the Company's shares. In contrast, the RSM Group offer would result in a change-in-control and would represent the last opportunity for non-affiliated shareholders to derive a control premium for their shares;

          3. that based on the discussions with Donnelly Penman, the board has concluded the RSM offer to be below the price that could reasonably be expected if the board decided to abandon its long-term plan to remain independent and instead decided to pursue a transaction that would result in a change-of-control;


          4. that the RSM Group offer as it was structured was not consistent with the Company's long-term plan to enhance shareholder value through internal growth and acquisitions because, under the RSM Group offer, none of the non-affiliated shareholders would be continuing shareholders of the Company and, therefore, entitled to participate in the future earnings and growth of the Company. In contrast, under the Company's going-private proposal, shares held by non-affiliated shareholders representing approximately 56% of the continuing shares (or 2,247,820 of the anticipated 4,030,819 continuing shares) would participate in the future earnings and growth of the Company; and

          5. with respect to the Company's unaffiliated shareholders who would be cashed-out:


        - that Donnelly Penman's determination as to the fairness of the consideration to be received by such shareholders in the going private transaction from a financial point of view as contained in its fairness opinion dated November 4, 2004 was not altered by the receipt of the RSM Group offer; and



        - while the RSM Group offer represented a premium on a per-share basis to the going private transaction, the fact that the RSM Group offer did not have the support of the Company's largest stockholder and that financing under the RSM Group offer was neither determined nor certain, rendered the going private transaction superior to the RSM Group offer.


     The board was satisfied that in connection with the RSM Group offer, that its receipt of advice from an independent financial advisor and independent legal counsel, its review of comparative acquisition transactions, and the ultimate availability of appraisal rights in connection with the going private transaction, ensured that the transaction was fair from a procedural point of view, in light of the RSM Group offer.

     The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger proposal, the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board considered all the factors as a whole in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors.

     The board, based upon the factors outlined above, believes that the merger proposal is both procedurally and substantively fair to shareholders and warrant holders not affiliated with Pioneer Railcorp.

PURPOSES AND REASONS OF PIONEER MERGER CORPORATION FOR THE MERGER PROPOSAL

     Pioneer Merger Corporation was organized solely for the purpose of facilitating the merger transaction. As a result Pioneer Merger Corporation's purpose and reasons for engaging in the merger transaction are the same as those set forth in "-- Purposes of and Reasons for the Merger Proposal." Like Pioneer Railcorp's board of directors, Pioneer Merger Corporation viewed the cash-out of the warrants to be critical and necessary to the going private transaction.

PURPOSES AND REASONS OF THE COMPANY'S LARGEST SHAREHOLDER, GUY BRENKMAN, FOR THE MERGER PROPOSAL

     Having served as Pioneer Railcorp's chief executive officer for more than 15 years, Mr. Brenkman is cognizant of the expenses associated with and the significant time investment required of management related to Pioneer Railcorp's status as an SEC registered company under the Securities Exchange Act. Mr. Brenkman's purposes and reasons for engaging in the merger transaction are the same as those set forth in "-- Purposes of and Reasons for the Merger Proposal." Based on the 1,740,800 warrants owned by Mr. Brenkman as of the record date, Mr. Brenkman will receive $1,479,680 in cash in the merger. Mr. Brenkman abstained in connection with the board of directors' vote in favor of the merger, and the possible receipt of the cash in the merger in exchange for his warrants was not Mr. Brenkman's reason and purpose for the merger. Like Pioneer Railcorp's board of directors, Mr. Brenkman viewed the cash-out of the warrants to be critical and necessary to the going private transaction.

POSITION OF PIONEER MERGER CORPORATION AS TO THE FAIRNESS OF THE MERGER

     Pioneer Merger Corporation has considered the analyses and findings of the Pioneer Railcorp board of directors with respect to the fairness (procedural and substantive) of the merger proposal to shareholders and warrant holders not affiliated with the Company. As of the date hereof, Pioneer Merger Corporation adopts the analyses and findings of the Pioneer Railcorp board of directors with respect to the merger, and believes that the merger is both procedurally and substantively fair to the Pioneer Railcorp shareholders and warrant holders not affiliated with the Company, including those remaining as shareholders, as well as those who would be cashed-out. See "-- Recommendation of our Board of Directors." The merger agreement has been approved by Pioneer Merger Corporation's board of directors and Pioneer Railcorp, as the sole shareholder of Pioneer Merger Corporation. Pioneer Merger Corporation considered the cash to be paid to Mr. Brenkman and the other directors and executive officers of Pioneer Railcorp in exchange for the warrants held by them. Pioneer Merger Corporation concluded that the terms of the merger were fair to those shareholders and warrant holders not affiliated with Pioneer Railcorp because under the terms of the merger agreement, no director, executive officer or affiliated person will receive any special treatment and the terms of the merger will be applied equally to all persons. Pioneer Merger Corporation considered and was satisfied that the procedural protections utilized (i.e. the appointment of an independent special committee, the appointment of an independent financial advisor, the abstention of Mr. Brenkman, and the availability of appraisal rights) were fair to those shareholders not affiliated with Pioneer Railcorp.

     With respect to the warrant holders, like the special committee and the Company's board, Pioneer Merger Corporation considered the fact that the merger structure would permit the warrant holders to be cashed-out. Pioneer Merger Corporation also considered the fact that Donnelly Penman's valuation and fairness opinion specifically included the warrants; the fact the merger would allow the warrant holders to receive cash in exchange for an illiquid instrument; the fact that the merger would permit the warrant holders to receive cash without having to pay an exercise price and without the requirement that the underlying stock be held for one year; and the fact that the warrant holders would incur no brokerage fees in connection with the merger in concluding that the merger was procedurally and substantively fair to the unaffiliated warrant holders and common holders being cashed-out, and the remaining unaffiliated shareholders.

     Pioneer Merger Corporation considered the fact that the board had adopted the procedural protections in question rather than leaving the question of procedural protections solely to the special committee. Pioneer Merger Corporation specifically considered the board's determination as early as June 2004 that the appointment of the special committee and the engagement of an independent financial advisor were procedural protections which should be put in place at once. Pioneer Merger Corporation also considered the board's directive to the special committee to continue to consider the other procedural protections and that fact that one of such measures (the abstention from voting as a director by Mr. Brenkman) was ultimately adopted. Pioneer Merger Corporation also considered the fact that the committee was, at all times, free to recommend the adoption of additional procedural protections if it deemed the adoption of such additional protections necessary or advisable to ensure the fairness of the transaction. Pioneer Merger Corporation was satisfied that the procedural process adopted was fair to the unaffiliated shareholders and warrant holders of Pioneer Railcorp, as well as the Company's remaining unaffiliated shareholders.

     Pioneer Merger Corporation determined that the existing transaction was substantively fair to unaffiliated shareholders despite the existence of the offer for $3.00 to shareholders and $1.00 to warrant holders from the RSM Group due primarily to the following factors:


          1. that the Company's largest shareholder, Guy Brenkman, in his capacity as a shareholder of Pioneer Railcorp has expressed that he has no interest in selling his shares and would not vote in favor of the RSM Group offer that would result in a change-of-control of the Company; thereby making the RSM Group offer, in many respects, hypothetical. That is, since the proposed change-of-control transaction would require the affirmative vote of a majority of the Company's shares and because Mr. Brenkman holds such a large percentage of the Company's stock (approximately 38%), obtaining the requisite shareholder approval for the change-of-control transaction, without Mr. Brenkman's support, makes any such offer largely impracticable. To illustrate hypothetically, if the board sought the approval of the RSM Group offer over and in spite of Mr. Brenkman's objection, based on the number of Pioneer Railcorp shares currently issued and outstanding (4,498,182 shares), the affirmative vote of 2,249,092 shares would be necessary to ensure the approval of the transaction (i.e. a simple majority). Mr. Brenkman currently owns and has the right to vote 1,709,700 shares; 2,788,482 shares are owned by persons other than Mr. Brenkman. Therefore, in order to ensure approval of the RSM Group or any other offer over Mr. Brenkman's objection, it would be necessary to obtain the affirmative vote of 80.7% of the shares held by persons other than Mr. Brenkman (i.e. 2,249,092 divided by 2,788,482) in favor of such transaction. On the contrary, for Mr. Brenkman to ensure the defeat of any such proposal, he would only need 539,392, or 19.3%, of such shares to vote against such proposal to ensure its defeat. For this reason, the board believes obtaining the requisite shareholder approval for any change-of-control transaction, without Mr. Brenkman's support, is largely impracticable;

          2. that, unlike the RSM Group offer, the going private transaction does not represent the final opportunity to derive a control premium for the Company's shares. In contrast, the RSM Group offer would result in a change-in-control and would represent the last opportunity for non-affiliated shareholders to derive a control premium for their shares;

          3. that based on the discussions with Donnelly Penman, the board has concluded the RSM offer to be below the price that could reasonably be expected if the board decided to abandon its long-term plan to remain independent and instead decided to pursue a transaction that would result in a change-of-control;


          4. that the RSM Group offer as it was structured was not consistent with the Company's long-term plan to enhance shareholder value through internal growth and acquisitions because, under the RSM Group offer, none of the non-affiliated shareholders would be continuing shareholders of the Company and, therefore, entitled to participate in the future earnings and growth of the Company. In contrast, under the Company's going-private proposal, shares held by non-affiliated shareholders representing approximately 56% of the continuing shares (or 2,247,820 of the anticipated 4,030,819 continuing shares) would participate in the future earnings and growth of the Company; and


          5. with respect to the Company's unaffiliated shareholders who would be cashed-out:


        - that Donnelly Penman's determination as to the fairness of the consideration to be received by such shareholders in the going private transaction from a financial point of view as contained in its fairness opinion dated November 4, 2004 was not altered by the receipt of the RSM Group offer; and


        - while the RSM Group offer represented a premium on a per-share basis to the going private transaction, the fact that the RSM Group offer did not have the support of the Company's largest stockholder and that financing under the RSM Group offer was neither determined nor certain, rendered the going private transaction superior to the RSM Group offer.

     Pioneer Merger Corporation, was satisfied that in connection with the RSM Group offer, the board's receipt of advice from an independent financial advisor and independent legal counsel, the board's review of comparative acquisition transactions, and the ultimate availability of appraisal rights in connection with the going private transaction, ensured that the transaction was fair from a procedural point of view, in light of the RSM Group offer.

POSITION OF THE COMPANY'S LARGEST SHAREHOLDER, GUY BRENKMAN, AS TO THE FAIRNESS OF THE MERGER

     The rules of the SEC require Mr. Brenkman to express his belief as to the substantive and procedural fairness of the merger to those shareholders who are not affiliated with Pioneer Railcorp. Mr. Brenkman believes that the merger is both substantively and procedurally fair to the Pioneer Railcorp shareholders and warrant holders not affiliated with the Company, including those remaining as shareholders, as well as those who would be cashed-out. In reaching this conclusion, Mr. Brenkman relied upon the factors considered by and the analyses and conclusions of the board of directors of Pioneer Railcorp as to the substantive and procedural fairness, as well as the analyses and conclusions of Pioneer Railcorp's financial advisor, Donnelly Penman & Partners, and Mr. Brenkman adopts such analyses and conclusions as his own. See "-- Financial Fairness" and "-- Recommendation of our Board of Directors." Mr. Brenkman considered the cash to be paid to him and the other directors and executive officers of Pioneer Railcorp in exchange for the warrants held by them. Mr. Brenkman concluded that the terms of the merger were fair to those shareholders and warrant holders not affiliated with Pioneer Railcorp, notwithstanding such cash to be received, because under the terms of the merger agreement, no director, executive officer or affiliated person will receive any special treatment and the terms of the merger will be applied equally to all persons. Mr. Brenkman considered and was satisfied that the procedural protections utilized (i.e. the appointment of an independent special committee, the appointment of an independent financial advisor, the abstention of Mr. Brenkman, and the availability of appraisal rights) were fair to those shareholders not affiliated with Pioneer Railcorp.

     With respect to the warrant holders, like the special committee, the Company's board, and Pioneer Merger Corporation, Mr. Brenkman considered the following in concluding that the merger was procedurally and substantively fair to the unaffiliated warrant holders and common holders being cashed-out, and the remaining unaffiliated shareholders:

     - the fact that Donnelly Penman's valuation and fairness opinion specifically included the warrants;

     - the fact the merger would allow the warrant holders to receive cash in exchange for an illiquid instrument;

     - the fact that the merger would permit the warrant holders to receive cash without having to pay an exercise price and without the requirement that the underlying stock be held for one year; and

     - the fact that the warrant holders would incur no brokerage fees in connection with the merger.

     Like Pioneer Merger Corporation, Mr. Brenkman also considered the fact that the board had adopted the procedural protections in question rather than leaving the question of procedural protections solely to the special committee. Mr. Brenkman considered that it was the board's determination as early as June 2004 that the appointment of the special committee and the engagement of an independent financial advisor were procedural protections which should be put in place at once. Mr. Brenkman also considered the board's directive to the special committee that it continue to consider other procedural protections. Mr. Brenkman viewed his abstention from voting as a director at the September 2004 board meeting at which the merger was approved to be an important procedural protection because it resulted in the composition of the remaining voting board members to be made up of two independent directors and two non-independent directors. Thus, there was no way the transaction could proceed without the affirmative vote of at least one of the independent directors (both independent directors in fact approved the transaction). Mr. Brenkman also considered the fact that the committee was, at all times, free to recommend the adoption of additional procedural protections if it deemed the adoption of such additional protections necessary or advisable to ensure the fairness of the transaction. Mr. Brenkman was satisfied that the procedural process adopted was fair to the unaffiliated shareholders and warrant holders of Pioneer Railcorp, as well as the Company's remaining unaffiliated shareholders.

     Mr. Brenkman determined that the existing transaction was substantively fair to unaffiliated shareholders despite the existence of the offer for $3.00 to shareholders and $1.00 to warrant holders from the RSM Group due primarily to the following factors:


          1. that based on the discussion with special counsel, in his capacity as a shareholder of Pioneer Railcorp, he is under no obligation to sell his shares or to vote in favor any offer that would result in a change-of-control of the Company; thereby making the RSM Group offer, in many respects, hypothetical. That is, since the proposed change-of-control transaction would require the affirmative vote of a majority of the Company's shares and since he holds such a large percentage of the Company's stock (approximately 38%), obtaining the requisite shareholder approval for the change-of-control transaction, without his support, makes any such offer largely impracticable. To illustrate hypothetically, if the board sought the approval of the RSM Group offer over and in spite of Mr. Brenkman's objection, based on the number of Pioneer Railcorp shares currently issued and outstanding (4,498,182 shares), the affirmative vote of 2,249,092 shares would be necessary to ensure the approval of the transaction (i.e. a simple majority). Mr. Brenkman currently owns and has the right to vote 1,709,700 shares; 2,788,482 shares are owned by persons other than Mr. Brenkman. Therefore, in order to ensure approval of the RSM Group or any other offer over Mr. Brenkman's objection, it would be necessary to obtain the affirmative vote of 80.7% of the shares held by persons other than Mr. Brenkman (i.e. 2,249,092 divided by 2,788,482) in favor of such transaction. On the contrary, for Mr. Brenkman to ensure the defeat of any such proposal, he would only need 539,392, or 19.3%, of such shares to vote against such proposal to ensure its defeat. For this reason, the board believes obtaining the requisite shareholder approval for any change-of-control transaction, without Mr. Brenkman's support, is largely impracticable;

          2. that, unlike the RSM Group offer, the going private transaction does not represent the final opportunity to derive a control premium for the Company's shares. In contrast, the RSM Group offer would result in a change-in-control and would represent the last opportunity for non-affiliated shareholders to derive a control premium for their shares;

          3. that based on the discussions with Donnelly Penman, the board has concluded the RSM offer to be below the price that could reasonably be expected if the board decided to abandon its long-term plan to remain independent and instead decided to pursue a transaction that would result in a change-of-control; and


          4. that the RSM Group offer as it was structured was not consistent with the Company's long-term plan to enhance shareholder value through internal growth and acquisitions because, under the RSM Group offer, none of the non-affiliated shareholders would be continuing shareholders of the Company and, therefore, entitled to participate in the future earnings and growth of the Company. In contrast, under the Company's going-private proposal, shares held by non-affiliated shareholders representing approximately 56% of the continuing shares (or 2,247,820 of the anticipated 4,030,819 continuing shares) would participate in the future earnings and growth of the Company; and


          5. with respect to the Company's unaffiliated shareholders who would be cashed-out:


        - that Donnelly Penman's determination as to the fairness of the consideration to be received by such shareholders in the going private transaction from a financial point of view as contained in its fairness opinion dated November 4, 2004 was not altered by the receipt of the RSM Group offer; and


        - while the RSM Group offer represented a premium on a per-share basis to the going private transaction, the fact that, in his capacity as a stockholder of the Company, he did not support the RSM Group offer and that financing under the RSM Group offer was neither determined nor certain, rendered the going private transaction superior to the RSM Group offer.

     Mr. Brenkman was satisfied that in connection with the RSM Group offer, the board's receipt of advice from an independent financial advisor and independent legal counsel, the board's review of comparative acquisition transactions, and the ultimate availability of appraisal rights in connection with the going private transaction, ensured that the transaction was fair from a procedural point of view, in light of the RSM Group offer.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The officers and directors of Pioneer Railcorp who are also shareholders and/or warrant holders will participate in the merger in the same manner and to the same extent as all of the other shareholders and warrant holders of Pioneer Railcorp. See "-- Background of the Merger" and "-- Financial Fairness." However, three of the Company's six directors and executive officers own in excess of 2,000 shares and will, therefore, retain their shares in the merger, unlike many other shareholders and warrant holders who will be required to relinquish their interest in Pioneer Railcorp as a result of the merger. In addition, two executive officers will continue to hold Company stock options and will, therefore, maintain an interest in the Company in that manner. If the merger is completed, based on shares beneficially owned, the collective ownership interest of the directors and officers will decrease from 58.2% to approximately 46.2%. None of the directors or executive officers will receive any special treatment in connection with the merger. The terms of the merger will be applied equally to all persons. Under Securities Exchange Act rules, a "beneficial owner" of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days, such as through the exercise of a warrant or a stock option. See "Security Ownership of Certain Beneficial Owners and Management." Based solely on common shares owned as a percentage of common shares outstanding before and after the merger, and excluding the effect of any warrants and stock options, the collective actual (or economic) ownership interest of the directors and officers will increase from 39.7% to approximately 44.2%.

     The interests of Mr. Brenkman based on beneficial ownership will also decrease from 55.9% to 43.5% as a result of the merger. Based on the 1,740,800 warrants owned by Mr. Brenkman as of the record date, Mr. Brenkman will receive $1,479,680 in cash in the merger. Mr. Brenkman did not participate in the vote of the board of directors on the merger. Based solely on common shares owned as a percentage of common shares outstanding before and after the merger, and excluding the effect of any warrants and stock options, the ownership interest (economic) of Mr. Brenkman will increase from 38.0% to approximately 42.4%.

     Except as set forth in the immediately preceding paragraph, the executive officers and directors of Pioneer Railcorp are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the Company's unaffiliated shareholders generally. The proposed transaction does not constitute a "change of control" for purposes of any existing employment agreement with the executive officers of Pioneer Railcorp. Pioneer Railcorp has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of Pioneer Railcorp and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the merger and the merger agreement.

CERTAIN CONSEQUENCES OF THE MERGER; BENEFITS AND DETRIMENTS TO AFFILIATED AND NON-AFFILIATED HOLDERS


     Pursuant to the terms of the merger agreement, following shareholder approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, Pioneer Merger Corporation will be merged with and into Pioneer Railcorp, and Pioneer Railcorp will continue as the surviving company in the merger. The merger will cause a reduction in the number of Pioneer Railcorp's shareholders from approximately 1,705 to approximately 150 and the elimination of all warrant holders. Further, the merger will result in termination of the registration of our securities with the SEC, which will eliminate the reporting and proxy solicitation obligations of Pioneer Railcorp pursuant to the Securities Exchange Act.


     The shares and warrants that are acquired in the merger will be cancelled. Because all shares of common stock held by the shareholders, who, at the close of business on the date the merger becomes effective under Iowa law, own fewer than 2,000 shares will be cancelled in the merger, shareholders who own these shares will cease to participate in future earnings or growth, if any, of Pioneer Railcorp or benefit from any increases, if any, in the value of Pioneer Railcorp or its stock, and they no longer will bear the risk of any decreases in value. Similarly, because all warrants will be cancelled in the merger, warrant holders will not participate in future earnings or growth, if any, of Pioneer Railcorp or benefit from any increases, if any, in the value of Pioneer Railcorp, or its stock, and they no longer will bear the risk of any decreases in value.

     Distributions by the surviving Pioneer Railcorp after completion of the merger (other than any distribution for which the record date is a date prior to the date of completion of the merger) will be paid to the owners of Pioneer Railcorp and not to any shareholders or warrant holders who receive cash in the merger.

     The merger will also provide shareholders and warrant holders who receive cash in the merger a cost-effective way to cash out their investments, because such shareholders and warrant holders will not pay any brokerage fees that would typically be incurred if they sold their securities through a broker-dealer.

     A potential disadvantage to shareholders who remain as shareholders after the merger is completed and registration terminated is decreased liquidity and decreased access to information about Pioneer Railcorp.


     A potential disadvantage to shareholders and warrant holders receiving cash in the merger include the tax consequences described in "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 39 below.

OPERATIONS OF PIONEER RAILCORP FOLLOWING THE MERGER

     Following the merger, Pioneer Railcorp will continue to conduct its existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will be the executive officers and directors of Pioneer Railcorp immediately after the merger. Pioneer Railcorp's charter and by-laws will remain in effect and unchanged by the merger. The corporate existence of Pioneer Railcorp will not be affected by the merger.

FINANCING OF THE MERGER

     Pioneer Railcorp anticipates borrowing 100% of the amount required to pay for the warrants and shares of Pioneer Railcorp common stock exchanged for cash in the merger. As part of a broad financing package, the Company applied for and National City Bank approved a term loan of up to $16 million in total borrowings, approximately $5 million of which is to be used in connection with the going private transaction. As of the date of this proxy statement, National City Bank disbursed all of the loan proceeds (approximately $11 million) with the exception of the approximately $5 million to be used in connection with this transaction. The note provides for interest at a spread to the LIBOR interest rate ranging from 200 basis points to 275 basis points depending upon the Company's ratio of debt to earnings before interest, taxes, depreciation and amortization expense (EBITDA). The current spread is 275 basis points. The note is to be amortized over seven years with a five-year balloon payment. The note is collateralized by a security interest in all of the assets of each of Pioneer Railcorp's subsidiary railways, a pledge of the stock of each such company, and a guaranty from each of the Company's subsidiaries. The note is subject to normal and customary covenants including financial covenants providing for a minimum tangible net worth, maximum debt to EBITDA ratio, and a minimum fixed charge coverage ratio. The note will be repaid using income from operations. On February 16, 2005, the Company entered into an interest rate swap agreement with National City in conjunction with the $16 million note. The swap agreement exchanges the variable rate interest for a fixed rate of 4.30% until maturity of the note, resulting in a current financing rate of 7.05% (4.30% fixed rate plus 275 basis point performance-based spread). The Company has no alternative financing arrangements in place in the event that its primary financing plans fall through. The loan agreement, note, security agreement, pledge agreement, and guaranty are available electronically as Exhibit 4 to Amendment No. 2 to Pioneer Railcorp's Schedule 13E-3 at the SEC's website "www.sec.gov."

SOURCE OF FUNDS AND EXPENSES

     We estimate that approximately $4.9 million will be required to pay for the shares of Pioneer Railcorp common stock and warrants exchanged for cash in the merger. Additionally, Pioneer Railcorp will pay all of the expenses related to the merger. We estimate that these expenses will be as follows:

SEC filing fees (rounded)...................................   $    700
Legal fees..................................................   $175,000
Accounting fees.............................................   $ 10,000
Financial Advisory Fees.....................................   $150,000
Printing costs..............................................   $ 15,000
Transfer Agent Fees.........................................   $  1,000
Other.......................................................   $  3,000
                                                               --------
Total.......................................................   $354,700
                                                               ========

CERTAIN TERMS OF THE MERGER

     The following is a summary of certain provisions of the merger agreement and certain matters relating to the merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this proxy statement and is incorporated herein by reference. You are urged to read the merger agreement in its entirety and to consider it carefully.

EFFECTIVE TIME OF THE MERGER


     We are working to complete the merger during August, 2005 so that we will terminate our registration with the SEC by September 2005. However, we cannot guarantee that the merger will be effective by the end of August 2005.


     The merger will become effective at the time (i) of the filing with and acceptance for record of the articles of merger by the Secretary of State of the State of Iowa, or (ii) at such time as we specify in the articles of merger (not to exceed 90 days after the articles of merger is accepted for filing by the Iowa Secretary of State). The articles of merger will be filed as soon as practicable after the requisite approval of the merger proposal by the shareholders at the special meeting is obtained and the other conditions precedent to the consummation of the merger have been satisfied or waived. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "-- Conditions to Consummation of the Merger."

CONVERSION AND EXCHANGE OF STOCK CERTIFICATES AND WARRANTS

     As soon as practicable after the merger is completed, we will mail to each shareholder and warrant holder receiving cash in the merger a letter of transmittal and instructions for surrendering their stock certificates and warrants. When these shareholders deliver their stock certificates and warrants to us along with the letter of transmittal and any other required documents, their stock certificates and warrants will be cancelled and they will be issued a check in the amount of $2.85 per share of common stock and $0.85 per warrant that is being cancelled in the merger.

     When the merger is completed, the shares of common stock owned by each shareholder and warrant owned by each warrant holder receiving cash in the merger will automatically be converted into cash without any further action on the respective shareholder's or warrant holder's part. In order to receive the cash, however, such shareholders and warrant holders must deliver to Pioneer Railcorp their stock certificates and warrants along with a letter of transmittal and any other required documents. No service charge will be payable by shareholders or warrant holders in connection with the cash payments or otherwise; and all expenses will be borne by Pioneer Railcorp. Shareholders and warrant holders will not be entitled to any distributions that are declared after the merger is completed on any shares of common stock that are automatically converted into cash as a result of the merger, regardless of whether the shareholder or warrant holder has surrendered his or her stock certificates or warrants to us. Each shareholder will be entitled to distributions on his or her common stock declared prior to the date on which the merger is completed, even if it is not paid until after the merger is completed provided he or she held the common stock on the date of record for such distribution. PLEASE DO NOT SURRENDER YOUR STOCK CERTIFICATES OR WARRANTS UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The boards of directors of Pioneer Railcorp and Pioneer Merger Corporation have approved the merger agreement and authorized the consummation of the merger. As the sole shareholder of Pioneer Merger Corporation, Pioneer Railcorp has approved the merger. The completion of the merger depends upon a number of events, including:

     - the approval of the merger and the merger agreement by the shareholders of Pioneer Railcorp;

     - the approval of the merger and the merger agreement by the shareholders of Pioneer Merger Corporation;

     - the filing of articles of merger with the Iowa Secretary of State; and

     - the disbursement of the financing from our primary lender.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be amended by mutual written agreement of our board of directors and board of directors of Pioneer Merger Corporation, generally without the necessity of further action by you. However, your approval is required for any modification or amendment that:

     - changes the amount or kind of consideration that you will receive for your shares of common stock;

     - changes any provision of Pioneer Railcorp's articles of incorporation; or

     - changes any of the terms of the merger agreement, if the change would adversely affect your rights as a shareholder.

     No amendments or modifications to the merger agreement are presently contemplated. However, if there is any material amendment to the merger agreement before the special meeting, we will notify you and provide you with information relating to the amendments prior to the meeting.

     The merger agreement may be terminated by the mutual consent in writing of Pioneer Railcorp and Pioneer Merger Corporation at any time before the filing of the articles of merger with the Iowa Secretary of State. At this time, the parties have no intention of terminating the merger agreement.

REGULATORY REQUIREMENTS

     Except for the filing of the articles of merger with the Secretary of State of the State of Iowa upon the approval of the merger by the Pioneer Railcorp shareholders, and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

RIGHTS OF APPRAISAL

     Under applicable Iowa laws, Pioneer Railcorp's shareholders have the right to obtain appraisal rights in connection with the merger and to receive the fair value of their shares in cash. If any shareholders of Pioneer Railcorp have properly exercised and perfected their appraisal rights in connection with the merger in accordance with the provisions of Division 13 of the Iowa Business Corporation Act, or IBCA, the shares of common stock owned by such shareholders will be converted into the right to receive payment of the "fair value" of such shares determined under Division 13 of the IBCA. "Fair value," with respect to a appraisal shares, means the value of the shares immediately before the effective date of the merger, using customary and current valuation concepts and techniques generally employed, without discounting for lack of marketability or minority status.

     Shareholders wishing to exercise their appraisal rights must carefully comply with the applicable procedures set forth in Division 13 of the IBCA, which are summarized below. Shareholders who fail to follow the specific requirements of Division 13 of the IBCA will lose the right to payment of the fair value of their shares. A complete copy of Division 13 of the IBCA is attached to the proxy statement as Appendix C and is incorporated herein by reference.

  GENERAL REQUIREMENTS

     Iowa law provides that each record or beneficial shareholder of Pioneer Railcorp is entitled to appraisal rights in connection with the merger and to obtain payment of the fair value of his or her shares of common stock. A shareholder wishing to exercise appraisal rights must:

     - before a shareholder vote on the merger, deliver to Pioneer Railcorp written notice of his or her intent to demand payment for shares when and if the merger is effectuated; and

     - either abstain from voting on or vote against the merger.

     No later than 10 days after the merger is consummated, Pioneer Railcorp must deliver a written appraisal notice to all shareholders who properly deliver written notice of their intent to demand payment and who also either abstain from voting on or vote against the merger. In the appraisal notice, Pioneer Railcorp must:

     - be accompanied by a form that specifies the date of the first announcement to the shareholders of the principal terms of the merger (the "announcement date") and requires the shareholder to certify whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and that the shareholder did not vote for the transaction; and

     - state all of the following:

      - where the form must be send and where certificates for shares must be deposited and the date by which those certificates must be deposited;

      - the date by which Pioneer Railcorp must receive the form (the "appraisal deadline");

      - Pioneer Railcorp's estimate of the fair value of the shares;

      - that if requested in writing, Pioneer Railcorp will provide, to the shareholder so requesting, within ten days of the appraisal deadline, the number of shareholders who return the forms by the appraisal deadline and the total number of shares owned by them; and

      - the date by which the notice to withdraw appraisal rights must be received.

     After receiving the appraisal notice, a shareholder must certify on the form sent by Pioneer Railcorp whether the beneficial owner of such shares acquired beneficial ownership of the shares before the announcement date. In addition, a shareholder must execute and return the form and, in a case of certificated shares, deposit the shareholder certificates in accordance with the terms of the notice by the appraisal deadline. If a shareholder fails to make this certification and deposit any stock certificates according to the instructions in the appraisal notice, they will not be entitled to payment for their shares under Division 13 of the IBCA. Once a shareholder deposits that shareholder's certificates, or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to Division 13 of the IBCA.

     Within 30 days of the appraisal deadline, Pioneer Railcorp must pay each shareholder who has complied with the requirements of Division 13 of the IBCA the amount Pioneer Railcorp estimates to be the fair value of such shares, plus accrued interest. The payment must be accompanied by:

     - certain financial information of Pioneer Railcorp;

     - a statement of Pioneer Railcorp's estimate of the fair value of the shares; and

     - a statement of the shareholder's right to demand payment if he or she rejects Pioneer Railcorp's estimate of the fair value of the shares.

     A shareholder paid in accordance with the above-described terms who is dissatisfied with the amount of the payment must notify Pioneer Railcorp in writing of his or her own estimate of the fair value of the shares and must demand payment of his or her estimated amount plus interest or reject Pioneer Railcorp's valuation (less any amount already received). To be effective, Pioneer Railcorp must receive this written notification or rejection from the shareholder within 30 days after Pioneer Railcorp makes or offers payment to each shareholder, otherwise, such shareholder is deemed to have waived the right to demand payment of his or her estimated amount and shall be entitled only to the payment made or offered by Pioneer Railcorp.

     In the event a demand for payment remains unresolved, Pioneer Railcorp may commence a court proceeding to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand from a shareholder. If Pioneer Railcorp does not commence the proceeding within the 60-day period, it must pay each such shareholder whose demand remains unresolved the amount demanded. Pioneer Railcorp must make all shareholders whose demand remains unresolved parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value of the shares. Each shareholder made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount already paid by Pioneer Railcorp.

     Holders of warrants for Pioneer Railcorp common stock are not entitled to appraisal rights in the merger.

     Except as provided in this proxy statement under the captions "Where You Can Find More Information" and "May I obtain a copy of Donnelly Penman & Partners' valuation report", there have been no provisions established to grant unaffiliated security holders access to Pioneer Railcorp's corporate files or to obtain counsel or appraisal services at Pioneer Railcorp's expense.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discusses the material U.S. federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

     The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. Pioneer Railcorp does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. In addition, Pioneer Railcorp does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the merger.

     This discussion assumes that you hold your shares of common stock or warrants as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

     - shareholders or warrant holders who are not citizens or residents of the United States;

     - financial institutions;

     - tax-exempt organizations and entities, including IRAs;

     - insurance companies;

     - dealers in securities; and

     - shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

  TAX CONSEQUENCES TO SHAREHOLDERS WHO RETAIN THEIR SHARES.

     If you are a shareholder who retains your shares of common stock in the merger and you do not receive any cash or property (including stock) as part of the merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. The merger will not affect the adjusted tax basis or holding period of any shares of common stock that you continue to own following the merger.

  TAX CONSEQUENCES TO SHAREHOLDERS OR WARRANT HOLDERS WHO RECEIVE CASH FOR THEIR SHARES.

     If you receive cash in exchange for your Pioneer Railcorp stock in the merger, you will recognize gain in an amount equal to the lesser of:

          (a) the excess, if any, of:

             (1) the amount of cash received; over

             (2) your aggregate tax basis in the shares of your Pioneer Railcorp common stock exchanged in the merger; and

          (b) the amount of cash that you receive in exchange for your Pioneer Railcorp common stock.

     Any such gain will be treated as capital gain unless the receipt of the cash has the effect of a distribution of a dividend for federal income tax purposes, in which case the gain will be treated as dividend income to the extent of your ratable share of Pioneer Railcorp's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your Pioneer Railcorp common stock is greater than one year.

     The stock redemption provisions of Section 302 of the Internal Revenue Code apply in determining whether cash received by you in exchange for your Pioneer Railcorp common stock has the effect of a distribution of a dividend under
Section 356(a)(2) of the Internal Revenue Code. Under the principles of Section 302 of the Internal Revenue Code, you will recognize capital gain rather than dividend income with respect to the cash received if the cash paid for your shares is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to you. In applying the principles of Section 302 of the Internal Revenue Code, the constructive ownership rules of Section 318 of the Internal Revenue Code will apply in comparing your ownership interest in Pioneer Railcorp both immediately before and after the merger.

     Whether the cash paid for your Pioneer Railcorp shares is "not essentially equivalent to a dividend" will depend on your particular circumstances. However, the transaction must, in any event, result in a "meaningful reduction" in your percentage ownership of Pioneer Railcorp common stock. In determining whether the transaction results in a meaningful reduction in your percentage ownership of Pioneer Railcorp common stock and, therefore, does not have the effect of a distribution of a dividend, you should compare your interest in Pioneer Railcorp (including interests owned actually and constructively) immediately before the merger to your interest after the merger. The Internal Revenue Service has indicated in Revenue Ruling 76-385 that a stockholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the stockholder's actual and constructive ownership before and after the redemption.

     The redemption of your Pioneer Railcorp common stock would be "substantially disproportionate" and, therefore, would not have the effect of a distribution of a dividend if you own less than 50 percent of the voting power of the outstanding Pioneer Railcorp common stock and the percentage of Pioneer Railcorp common stock actually and constructively owned by you immediately after the merger is less than 80 percent of the percentage of Pioneer Railcorp common stock actually and constructively owned by you immediately before the merger.

     If you are a Pioneer Railcorp shareholder who receives cash as part of the merger, all of your shares will be transferred to Pioneer Railcorp in exchange for the cash. Consequently, you should be treated for federal income tax purposes as having had your shares redeemed by Pioneer Railcorp under Section 302 of the Internal Revenue Code.

     Similarly, the warrants will be treated as having been sold to Pioneer Railcorp. Section 1234(a) of the Internal Revenue Code provides that gain or loss attributable to the sale or exchange of the warrants shall be treated as gain or loss from the sale or exchange of property which has the same character as the property to which the option relates in the hands of the taxpayer (or would have in the hands of the taxpayer if acquired by him). This capital gain is long-term or short-term, depending on whether the option has been held for more than a year.

     The gain or loss will be measured by the difference between the amount of cash received, $2.85 per share $0.85 per warrant, and the adjusted tax basis of your shares of common stock and/or warrants, as the case may be. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of common stock or warrants for more than one year at the time the merger is completed.

     Nevertheless, you should consult your own tax advisor about the possibility that all or a portion of any cash received in exchange for Pioneer Railcorp common stock will be treated as a dividend.

  TAX CONSEQUENCES TO PIONEER RAILCORP AND PIONEER MERGER CORPORATION.

     Neither Pioneer Railcorp nor Pioneer Merger Corporation will recognize gain or loss for U.S. income tax purposes as a result of the merger.

  TAX CONSEQUENCES TO OUR LARGEST SHAREHOLDER, GUY L. BRENKMAN.

     Mr. Brenkman will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received in exchange for his warrants. The gain or loss will be measured by the difference between the amount of cash received, $0.85 per warrant, and his adjusted tax basis in the warrants. The gain or loss will be capital gain or loss and will be long-term capital gain or loss to the extent Mr. Brenkman will have owned his warrants for more than one year at the time the merger is completed. Because Mr. Brenkman will (1) continue to hold Pioneer Railcorp common stock immediately after the merger, and (2) receive no cash in exchange for his common stock as a result of the merger, he will not recognize any gain or loss in connection with the common stock, and will have the same adjusted tax basis and holding period in their Pioneer Railcorp common stock as he had in the stock immediately prior to the merger.

  BACKUP WITHHOLDING.

     Certain shareholders and/or warrant holders of Pioneer Railcorp may be subject to backup withholding on the cash payments received for their shares of common stock or warrants, as the case may be. Backup withholding will not apply, however, if you furnish to Pioneer Railcorp a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the merger (foreigners should contact their tax advisers).

     Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

     This discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger that are applicable to you.

PRO FORMA EFFECT OF THE MERGER

     The following selected pro forma financial data illustrates the pro forma effect of the transactions contemplated by the merger on Pioneer Railcorp's financial statements as of and for the three months ended

March 31, 2005 and as of and for the year ended December 31, 2004. Please see "Pro Forma Financial Information" for the complete pro forma financial information relating to this transaction.

                       SELECTED PRO FORMA FINANCIAL DATA

                                                     AS OF AND FOR THE    AS OF AND FOR THE
                                                     THREE MONTHS ENDED      YEAR ENDED
                                                       MARCH 31, 2005     DECEMBER 31, 2004
                                                     ------------------   -----------------
                                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
PER COMMON SHARE
Basic earnings per share...........................     $      0.10             $0.33
Diluted earnings per share.........................     $      0.10             $0.33
Book value.........................................     $      1.44
AT PERIOD END
Assets.............................................     $36,955,065
Shareholders' equity...............................     $ 5,817,065
Common shares outstanding..........................       4,029,889
Weighted average shares outstanding................       4,029,889

TERMINATION OF SECURITIES EXCHANGE ACT REGISTRATION

     Pioneer Railcorp's securities are currently registered under the Securities Exchange Act and up until December 31, 2004 its common stock was quoted on the Nasdaq SmallCap Market and the Chicago Stock Exchange, but beginning January 3, 2005 is quoted only in the "Pink Sheets." The Company's warrants are not quoted on Nasdaq, in the Pink Sheets, or traded on any exchange. We will be permitted to terminate our registration if there are fewer than 300 record holders of our securities. Upon the completion of the merger, Pioneer Railcorp will have approximately 150 shareholders of record and no warrant holders. We intend to apply for termination of the registration of Pioneer Railcorp's securities under the Securities Exchange Act as promptly as possible after the effective date of the merger.

     Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Pioneer Railcorp to its shareholders and to the Securities and Exchange Commission and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under
Section 14(a) and the requirements of Rule 13e-3 regarding "going private" transactions, no longer applicable to Pioneer Railcorp.

     We estimate that termination of the registration of our securities under the Securities Exchange Act will save Pioneer Railcorp approximately $150,000 per year in legal, accounting, printing, management time and other expenses.
                           INFORMATION REGARDING THE
                        SPECIAL MEETING OF SHAREHOLDERS

TIME AND PLACE OF MEETING


     We are soliciting proxies through this proxy statement for use at a special meeting of Pioneer Railcorp shareholders. The special meeting will be held at 9:00 am on August 24, 2005, at Pioneer Railcorp's Main Office at 1318 South Johanson Road, Peoria, Illinois 61607.


RECORD DATE AND MAILING DATE


     The close of business on July 15, 2005, is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about July 26, 2005.

NUMBER OF SHARES OUTSTANDING


     As of the close of business on the record date, Pioneer Railcorp had 20,000,000 shares of Class A common stock, $.001 par value, authorized, of which 4,498,182 shares were issued and outstanding and 2,000,000 shares of Class B Common Stock, $.001 par value, none of which are issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.


PURPOSE OF SPECIAL MEETING

     The purposes of the special meeting are:

          1. To consider and act upon a proposal to approve the merger of Pioneer Merger Corporation, a wholly-owned subsidiary of Pioneer Railcorp, with and into Pioneer Railcorp as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Pioneer Railcorp common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of fewer than 2,000 shares of common stock, will be converted into, and will represent the right to receive from Pioneer Railcorp $2.85 cash per share; (b) each share of Pioneer Railcorp common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law, by a holder of 2,000 or more shares of common stock will continue to represent one share of Pioneer Railcorp common stock after the merger; and (c) each warrant owned of record at the close of business on the date the Merger becomes effective under Iowa law, shall receive cash in the merger in the amount of $0.85 per warrant ($2.85 per share merger consideration minus $2.00 exercise price).

          2. To transact any other business as may properly come before the meeting or any adjournments of the meeting. (Please note that the meeting will not be adjourned for the purpose of soliciting additional proxies.)

VOTING AT THE SPECIAL MEETING


     Under Iowa law, the merger must be approved by a majority of the votes cast at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy. A majority vote of non-affiliated shareholders (i.e., shareholders who are not officers and directors of Pioneer Railcorp) is not required to approve the merger proposal. On July 15, 2005, Pioneer Railcorp's directors and executive officers owned, directly or indirectly, 1,784,049 shares, representing approximately 39.7%, of the approximately 4,498,182 outstanding shares of common stock as of that date. Each of the directors has indicated that he or she intends to vote his or her shares in favor of the proposed merger.


APPRAISAL RIGHTS


     The applicable Iowa laws entitle shareholders of Pioneer Railcorp to obtain appraisal rights in connection with the merger. Warrant holders are not entitled to appraisal rights. See "Special Factors -- Rights of Appraisal."


PROCEDURES FOR VOTING BY PROXY

     If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of Proposal 1 and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting on all matters which were unknown to us a reasonable time before the solicitation.

     You can revoke your proxy at any time before it is voted by delivering to
J. Michael Carr, President, Pioneer Railcorp, 1318 South Johanson Road, Peoria, Illinois 61607, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

REQUIREMENTS FOR SHAREHOLDER APPROVAL

     A quorum will be present at the meeting if a majority of the votes entitled to be cast at the meeting are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Under Iowa law, the merger must be approved by a majority of the votes cast at the meeting, provided a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy. A majority vote of non-affiliated shareholders (i.e., shareholders who are not officers and directors of Pioneer Railcorp) is not required to approve the merger proposal. Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. Abstentions and broker non-votes will not be counted as votes for or against the merger.


     Based on the 4,498,182 shares outstanding as of the record date, a quorum will consist of 2,249,092 shares represented either in person or by proxy.


     Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any proposal will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since the proposal must be approved by the affirmative vote of a majority of the votes cast at the meeting, an abstention will have no effect on the outcome of the vote.

     Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Since the proposal must be approved by the affirmative vote of a majority of the votes cast at the meeting, a broker non-vote will have no effect on the outcome of the vote.

SOLICITATION OF PROXIES

     Proxies are being solicited by our board of directors, and Pioneer Railcorp will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                       INFORMATION ABOUT PIONEER RAILCORP

GENERAL

     Pioneer Railcorp is an Iowa corporation incorporated on February 24, 1986. The Company derives its revenue primarily from two sources -- railroad operations and railroad equipment leasing. The Company's railroad operations are provided through its sixteen wholly-owned short line railroad subsidiaries whose rail system provides shipping links for customers along its routes and interchanges with the following five major railroads:

          1. Burlington Northern Santa Fe Railroad;

          2. CSX Transportation;

          3. Canadian National Railway Company;

          4. Norfolk Southern Railway; and

          5. Union Pacific Railroad.

     The Company's railroad subsidiaries also have interchanges with two smaller railroads -- the Kansas City Southern Railway and the Arkansas & Missouri Railroad. The Company's rail system is primarily devoted to carrying freight. The railroad operations also derive revenue from the grant of real estate right of ways to various utilities, pipeline, communications, and non-industrial companies. In 2003, the Company derived $12.9 million, or approximately 81 percent, of its revenues from its railroad operations.

     Railroad equipment leasing is the second primary source of revenue for the Company. The Company's railroad equipment leasing operation provides locomotives, railcars, and other railroad related vehicles and equipment to the Company's operating railroad subsidiaries. The Company's railroad equipment leasing operation also leases railcars and locomotives to unaffiliated third parties. In 2003, the Company derived $3.0 million, or approximately 19 percent, of its revenues from its railroad equipment leasing operations.

     The Company's address is 1318 South Johanson Road, Peoria, Illinois 61607 and its telephone number is (309) 697-1400.

PIONEER MERGER CORPORATION

     Pioneer Merger Corporation is a newly-formed Iowa corporation, and is a wholly-owned subsidiary of Pioneer Railcorp. Pioneer Merger Corporation was organized solely for the purpose of facilitating the merger transaction. Pioneer Merger Corporation will merge into Pioneer Railcorp and will cease to exist after the merger. Pioneer Merger Corporation has not conducted any activities other than those incident to its formation, its negotiation and execution of the merger agreement, and its assistance in preparing various SEC filings related to the proposed ongoing private transaction. Pioneer Merger Corporation has no significant assets, liabilities or shareholders' equity. The address and telephone number of Pioneer Merger Corporation's principal offices are the same as Pioneer Railcorp.

     Pioneer Merger Corporation has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS OF PIONEER RAILCORP


     The following sets forth certain information with respect to Pioneer Railcorp's Executive Officers as of June 30, 2005.


                                                                            FIRST APPOINTED AS AN
NAME (AGE)                            POSITION WITH PIONEER RAILCORP     OFFICER OF PIONEER RAILCORP
----------                            ------------------------------     ---------------------------
Guy L. Brenkman (58)..............  Chief Executive Officer                         1986
J. Michael Carr (41)..............  President, Treasurer and Chief                  1993
                                    Financial Officer
Scott Isonhart (38)...............  Secretary                                       1993

     Pioneer Railcorp's executive officers are appointed annually by the board of directors at the meeting of directors following the Annual Meeting of Shareholders. There are no family relationships among these officers and/or directors or any arrangement or understanding between any officer and any other person pursuant to which the officer was elected.

     Set forth below is biographical information regarding each of our directors:

                                                                                              DIRECTOR
NAME                             AGE   PRINCIPAL OCCUPATION FOR THE LAST FIVE YEARS OR MORE   SINCE(1)
----                             ---   ----------------------------------------------------   --------
Guy L. Brenkman................  58    Chairman of the Board of Directors and Chief             1986
                                       Executive Officer of Pioneer Railcorp and its
                                       subsidiaries, was the incorporator of the Company
                                       and has been a member of the Board of Directors and
                                       executive officer of the Company since its
                                       formation. Mr. Brenkman's past business experience
                                       includes real estate sales and management,
                                       securities sales, and seven years of operational
                                       railroad industry experience before managing the day
                                       to day railroad operations of Pioneer Railcorp in
                                       1988. Mr. Brenkman, acting as agent of the Issuer
                                       conducted the public offering of Pioneer Railcorp,
                                       which raised its initial capital, and secondary
                                       capital for expansions.
J. Michael Carr................  41    President and Treasurer, also serves as Treasurer        1995
                                       and Chief Financial Officer for each of the
                                       Company's subsidiaries. Mr. Carr has been employed
                                       by the Company since March 1993. Before joining the
                                       Company, Mr. Carr worked in public accounting and
                                       banking for seven years, most recently as Controller
                                       for United Federal Bank. Mr. Carr is a CPA and holds
                                       a BS-Accounting from Illinois State University,
                                       Normal, Illinois.
Orvel L. Cox...................  63    Director, also serves as same for each of the            1986
                                       Company's subsidiaries. Mr. Cox has 43 years of
                                       active railroading experience with 31 of those years
                                       working for Class I railroads. Mr. Cox retired from
                                       employment with the Company in 2002. Mr. Cox has
                                       been a director and officer of Pioneer Railcorp
                                       since its inception and has been involved in all
                                       phases of the development and growth of the Company.
                                       Mr. Cox is a member of the Audit Committee.
Clifton T. Lopez...............  59    Director, was appointed to the board in August 2002.     2002
                                       Mr. Lopez works as a consultant, currently
                                       supporting the tax departments at Monsanto and
                                       Pharmacia Corp. in St. Louis, MO. Mr. Lopez has over
                                       30 years of experience in accounting, finance, and
                                       planning. Mr. Lopez has a BA-Accounting and
                                       Management from Virginia Commonwealth University,
                                       Richmond, VA. In addition, Mr. Lopez served 5 years
                                       in the military, and resigned commission as a
                                       Captain in the Transportation Corp., associated with
                                       the transportation business in the areas of
                                       trucking, rail, water and aircraft. Mr. Lopez is a
                                       member of the Audit Committee and is considered the
                                       Audit Committee financial expert of the committee.
John S. Fulton.................  72    Director, was elected to the Board in 1993. Mr.          1993
                                       Fulton has 19 years experience in the real estate
                                       business concentrating in retail sales, real estate
                                       development and appraising. Mr. Fulton's previous
                                       positions include industrial appraising (6 years)
                                       with Cole, Layer Trumble of Dayton, Ohio, and 5
                                       years with Pepsi-Cola. Mr. Fulton holds a BS degree
                                       in Public Administration from Bradley University in
                                       Peoria, Illinois. Mr. Fulton is a member of the
                                       Audit Committee.

All of the above-listed persons are U.S. citizens. During the past five years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years. The business address and telephone number of the directors and executive officers at the Company is 1318 South Johanson Road, Peoria, Illinois 61607, telephone (309) 697-1400.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     The following table sets forth information as of July 15, 2005 with respect to the persons and groups known to Pioneer Railcorp to be the beneficial owners of more than five percent of Pioneer Railcorp's common stock, each of the directors, executive officers, and all directors and executive officers as a group before and their anticipated ownership after the merger. For purposes of computing the percent of shares beneficially owned in the table below, applicable rules require that any securities not outstanding which are subject to options, warrants, rights or conversion privileges shall be deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.


                                              PRIOR TO MERGER                            AFTER MERGER
                                  ---------------------------------------   ---------------------------------------
NAME AND ADDRESS                   NUMBER OF SHARES    PERCENT OF SHARES     NUMBER OF SHARES    PERCENT OF SHARES
OF BENEFICIAL OWNER               BENEFICIALLY OWNED   BENEFICIALLY OWNED   BENEFICIALLY OWNED   BENEFICIALLY OWNED
-------------------               ------------------   ------------------   ------------------   ------------------
5% or more beneficial owners:
Guy L. Brenkman(2)..............      3,530,500              55.9%              1,789,700              43.5%
Executive Officers and
  Directors:
Guy L. Brenkman(2)..............      3,530,500              55.9%              1,789,700              43.5%
Orvel L. Cox(3).................        183,869               4.0%                 82,099               2.0%
John S. Fulton(4)...............         26,400                .6%                 16,200                .4%
J. Michael Carr(5)..............         37,414                .8%                 36,364                .9%
Scott Isonhart(6)...............          5,100               0.1%                  5,000                .1%
Clifton T. Lopez................          1,000               0.0%                      0                 0%
All directors and executive
  officers as a group (6
  persons)......................      3,784,283              58.2%(1)           1,929,363              46.2%(1)

---------------


(1) Percentage calculation based on a denominator (prior to the merger) of 6,498,416 shares of common stock and equivalents outstanding as of July 15, 2005, comprised of 4,498,182 total shares outstanding, plus 1,853,870 warrants owned by directors and executive officers, plus 146,364 options owned by such persons. The denominator after the merger is based on an assumed 4,177,183 shares of common stock and equivalents, comprised of 4,030,819 total shares outstanding, plus 0 warrants owned by directors and executive officers, plus 146,364 options owned by such persons. The numerators for the percentage calculations were determined as follows:.


    SHARES BENEFICIALLY OWNED BY DIRECTORS AND     SHARES BENEFICIALLY OWNED BY DIRECTORS AND
      EXECUTIVE OFFICERS (BEFORE THE MERGER)         EXECUTIVE OFFICERS (AFTER THE MERGER)
    -------------------------------------------   --------------------------------------------
    Common Stock....................  1,784,049   Common Stock....................   1,782,999
    Warrants........................  1,853,870   Warrants........................           0
    Options.........................    146,364   Options.........................     146,364
                                      ---------                                      ---------
    Total...........................  3,784,283   Total...........................   1,929,363

     Unlike the warrants, outstanding stock options will not be affected by the merger and will remain outstanding after the merger.

(2) Of the total number of shares shown as owned by Mr. Brenkman, 1,740,800 shares represent the number of shares Mr. Brenkman has the right to acquire within 60 days through the exercise of warrants and 80,000 represents the number of shares Mr. Brenkman has the right to acquire within 60 days through the exercise of stock options. Mr. Brenkman owns all shares in joint tenancy with his wife. In addition, 2,340 shares are held by Mr. Brenkman's wife.

(3) Of the total number of shares shown as owned by Mr. Cox, 101,770 shares represent the number of shares Mr. Cox has the right to acquire within 60 days through the exercise of warrants and 20,000 represents the number of shares Mr. Cox has the right to acquire within 60 days through the exercise of stock options. Mr. Cox's shares are owned in joint tenancy with his wife.

(4) Of the total number of shares shown as owned by Mr. Fulton, 10,200 shares represent the number of shares Mr. Fulton has the right to acquire within 60 days upon the exercise of warrants and 5,000 represents the number of shares Mr. Fulton has the right to acquire within 60 days through the exercise of stock options.

(5) Of the total number of shares shown as owned by Mr. Carr, 1,000 shares represent the number of shares Mr. Carr has the right to acquire within 60 days through the exercise of warrants and 36,364 represents the number of shares Mr. Carr has the right to acquire within 60 days through the exercise of stock options.

(6) Of the total number of shares shown as owned by Mr. Isonhart, 100 shares represent the number of shares Mr. Isonhart has the right to acquire within 60 days through the exercise of warrants and 5,000 represents the number of shares Mr. Isonhart has the right to acquire within 60 days through the exercise of stock options.

RECENT AFFILIATE TRANSACTIONS IN PIONEER RAILCORP SECURITIES

     There were no transactions in Pioneer Railcorp's common stock or warrants by its affiliates which have occurred over the last sixty days.

REPURCHASES OF SECURITIES BY PIONEER RAILCORP

     During the past two years, Pioneer Railcorp has repurchased the following shares of its common stock:


                                                           TOTAL # OF      AVERAGE PRICE
PERIOD                                                  SHARES PURCHASED   PAID PER SHARE   TOTAL COST
------                                                  ----------------   --------------   ----------
10/1/02 -- 12/31/02...................................       13,915            $1.49         $20,736
 1/1/03 -- 3/31/03....................................       21,300             1.41          30,015
 4/1/03 -- 6/30/03....................................        1,700             1.53           2,595
 7/1/03 -- 9/30/03....................................            0                0               0
10/1/03 -- 12/31/03...................................        8,610             2.01          17,274
 1/1/04 -- 3/31/04....................................          300             2.42             727
 4/1/04 -- 6/30/04....................................          500             2.33           1,165
 7/1/04 -- 9/30/04....................................            0                0               0
10/1/04 -- 12/31/04...................................          200             2.85             570
 1/1/05 -- 3/31/05....................................            0                0               0
 4/1/05 -- 6/30/05....................................          900            $2.85           2,565
                                                             ------            -----         -------
  Total...............................................       47,425            $1.60         $75,647
                                                             ======            =====         =======


     There have been no repurchases of warrants over the past two years.

MARKET FOR SECURITIES AND DIVIDEND INFORMATION

     Up until December 31, 2004, Pioneer Railcorp's common stock was quoted on the Nasdaq SmallCap Market under the symbol "PRRR" and the Chicago Stock Exchange under the symbol "PRR." Pioneer Railcorp's warrants are not quoted on Nasdaq or any exchange. The table below sets forth the high and low sales prices for the common stock from January 1, 2002, through December 31, 2004 as reported by the Nasdaq SmallCap Market and in the over-the-counter market thereafter, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.


                                                                              DIVIDEND
                                                              HIGH     LOW    DECLARED
                                                              -----   -----   --------
2005
  First Quarter.............................................  $3.25   $2.87    $  --
  Second Quarter............................................  $3.08   $2.60    $
2004
  First Quarter.............................................  $3.06   $1.78    $  --
  Second Quarter............................................   2.60    2.20     0.05
  Third Quarter.............................................   2.65    2.10       --
  Fourth Quarter............................................   3.00    2.62       --
2003
  First Quarter.............................................  $1.50   $1.01    $  --
  Second Quarter............................................   1.78    1.30     0.05
  Third Quarter.............................................   2.54    1.65       --
  Fourth Quarter............................................   2.24    1.84       --
2002
  First Quarter.............................................  $1.40   $1.15    $  --
  Second Quarter............................................   1.97    1.15     0.03
  Third Quarter.............................................   1.85    1.39       --
  Fourth Quarter............................................   1.61    1.38       --



     As of July 15, 2005, there were approximately 1,705 common shareholders of record, which includes those persons for whom Cede & Co. serves as nominee and approximately 1,569 warrant holders.


     Effective December 31, 2004, the Pioneer Railcorp common stock ceased to be quoted on the Nasdaq SmallCap Market or the Chicago Stock Exchange, and after the merger will not be eligible for trading on an exchange or automated quotation system operated by a national securities association. Pioneer Railcorp will not be required to file reports under the Securities Exchange Act, and its securities will not be registered under the Securities Exchange Act. Pioneer Railcorp anticipates that its stock will continue to be quoted in the over-the-counter market, on the "Pink Sheets." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. Hill, Thompson, Magid, LP, Koonce Securities, Inc., and Susquehanna International Group, LLP have agreed to continue to use their best efforts to make a market in the shares of common stock as long as the volume of trading and certain other market making considerations justify such activity.

DESCRIPTION OF SECURITIES

     The Company is authorized to issue 20,000,000 shares of Class A common stock, par value $.001 per share and 2,000,000 shares of Class B common stock, par value $.001 per share. The authorized but unissued and unreserved shares of capital stock are available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering or under employee benefit plans. Generally no shareholder approval is required for the issuance of these shares, except for shares to be offered to directors, officers and controlling persons (as defined under applicable federal regulations) in other than a public offering.

     Voting Rights. Each share of the common stock has the same relative rights and is identical in all respects with every other share of the common stock. The holders of the common stock possess exclusive voting rights in Pioneer Railcorp. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the common stock.

     Dividends. Beginning in 1998, Pioneer Railcorp has paid dividends primarily on an annual basis to the holders of the common stock. Persons who are and will continue to be shareholders of the Company will be entitled to share equally in any such dividends. For additional information as to dividends, see "Dividend Policy" below.

     Liquidation. In the unlikely event of the complete liquidation or dissolution of Pioneer Railcorp, holders of the common stock would be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company; (ii) any accrued dividend classes; (iii) liquidation preferences upon any preferred stock and other serial preferred stock which may be issued in the future; and (iv) any interest in the liquidation account.

     Other Characteristics. Holders of the common stock do not have preemptive rights with respect to any additional shares of common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of Pioneer Railcorp without first offering such shares to existing shareholders. The common stock is not subject to call for redemption, and the outstanding shares of common stock are fully paid and nonassessable when issued and upon receipt by Pioneer Railcorp of the full purchase price.

     Transfer Agent and Registrar. The transfer agent and registrar for the common stock is the Company.


     Warrants. Our warrants were issued as a dividend to shareholders of record as of June 30, 1995. Currently, there are approximately 4,105,314 warrants outstanding which are held by approximately 1,569 holders of record. Each warrant entitles the holder to purchase one share of the Company's common stock at an exercise price of $2.00 per warrant. The warrants are not quoted on Nasdaq and are not traded on any exchange.


DIVIDEND POLICY

     Future dividend payments may be made at the discretion of Pioneer Railcorp's board of directors, considering factors such as operating results, financial condition, regulatory restrictions, tax consequences, and other relevant factors.

                       SELECTED HISTORICAL FINANCIAL DATA

FINANCIAL CONDITION DATA:


                                                                            AT DECEMBER 31,
                                AS OF MARCH 31,   -------------------------------------------------------------------
                                     2005            2004          2003          2002          2001          2000
                                ---------------   -----------   -----------   -----------   -----------   -----------
                                  (UNAUDITED)                                  (AUDITED)
Current Assets
Cash..........................    $ 1,865,000     $   958,023   $ 1,199,016   $ 1,148,461   $   976,678   $   564,490
Accounts receivable, less
  allowance for doubtful
  accounts....................      3,482,000       3,732,363     3,924,194     3,041,573     3,431,008     3,687,738
Inventories...................        368,000         369,551       352,708       287,763       222,257       237,091
Prepaid expenses..............        258,000         298,539       274,458       214,606       202,787        96,357
Income tax refund claims......        238,000         242,000       201,000       337,419       132,905       206,915
Deferred income taxes.........             --              --            --        12,000        80,000        59,800
                                  -----------     -----------   -----------   -----------   -----------   -----------
    TOTAL CURRENT ASSETS......    $ 6,211,000     $ 5,600,476   $ 5,951,376   $ 5,041,822   $ 5,045,635   $ 4,852,391
                                  ===========     ===========   ===========   ===========   ===========   ===========
Investments, cash value of
  life insurance..............        289,000         279,809       246,668       214,627       184,090       156,702
Property and Equipment, net...     29,257,000      25,309,045    26,495,649    27,793,573    27,128,209    25,451,459
Other Assets..................          4,000           4,563        10,777       161,833        22,091        39,360
Goodwill......................      1,017,000       1,017,430     1,017,430     1,017,430     1,017,430     1,052,043
                                  -----------     -----------   -----------   -----------   -----------   -----------
                                  $36,778,000     $32,211,323   $33,721,900   $34,229,285   $33,397,455   $31,551,955
                                  ===========     ===========   ===========   ===========   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of
    long-term debt............    $ 2,423,000     $ 1,478,198   $ 2,954,637   $ 2,716,801   $ 4,828,203   $ 2,953,155
  Notes payable...............        250,000         146,258       146,080        91,816        57,712            --
  Accounts payable............      2,936,000       2,469,234     2,543,568     2,346,751     2,914,471     2,307,663
  Accrued expenses............        711,000         968,139       836,332       950,968       775,031       643,743
  Deferred income taxes.......         46,000          46,000        62,000            --            --         4,099
                                  -----------     -----------   -----------   -----------   -----------   -----------
    TOTAL CURRENT
      LIABILITIES.............      6,366,000       5,107,829     6,542,617     6,106,336     8,575,417     5,908,660
                                  -----------     -----------   -----------   -----------   -----------   -----------
Long-Term Debt, net of current
  maturities..................     10,891,000       8,080,054     9,638,122    11,911,244    10,820,867    14,103,682
                                  -----------     -----------   -----------   -----------   -----------   -----------
Deferred Revenue..............      1,670,000       1,701,755     1,788,017     2,027,811       870,066            --
                                  -----------     -----------   -----------   -----------   -----------   -----------
Deferred Income Taxes.........      6,475,000       6,396,000     6,063,000     5,637,000     5,285,000     4,825,200
                                  -----------     -----------   -----------   -----------   -----------   -----------
Minority Interest in
  Subsidiaries................        736,000         736,000       737,000       751,000     1,103,000     1,106,000
                                  -----------     -----------   -----------   -----------   -----------   -----------
Stockholders' Equity
  Common stock, Class A
    (voting) par value $.001
    per share, authorized
    20,000,000 shares, (net of
    treasury shares)..........          5,000           4,497         4,485         4,513         4,528         4,531
  Common stock, Class B
    (nonvoting), no par value,
    authorized 20,000,000
    shares....................                             --            --            --            --            --
  Additional paid-in capital        2,057,000       2,054,219     2,015,838     2,009,441     2,044,041     2,044,041
  Retained earnings...........      8,578,000       8,130,969     6,932,821     5,781,940     4,694,536     3,559,841
                                  -----------     -----------   -----------   -----------   -----------   -----------
                                   10,640,000      10,189,685     8,953,144     7,795,894     6,743,105     5,608,413
                                  -----------     -----------   -----------   -----------   -----------   -----------
                                  $36,778,000     $32,211,323   $33,721,900   $34,229,285   $33,397,455   $31,551,955
                                  ===========     ===========   ===========   ===========   ===========   ===========

OPERATING DATA:

                                                               FOR YEARS ENDED DECEMBER 31,
                               MARCH 31,    -------------------------------------------------------------------
                                 2005          2004          2003          2002          2001          2000
                              -----------   -----------   -----------   -----------   -----------   -----------
                              (UNAUDITED)                                (AUDITED)
Railway operating revenue...  $4,420,000    $16,775,000   $15,995,000   $14,970,000   $14,421,000   $14,772,000
                              ----------    -----------   -----------   -----------   -----------   -----------
Operating expenses
  Maintenance of way and
    structures..............     339,000      1,345,000     1,251,000     1,129,000     1,396,000     1,475,000
  Maintenance of
    equipment...............     458,000      1,696,000     1,519,000     1,417,000     1,675,000     1,442,000
  Transportation............     993,000      4,083,000     3,432,000     3,221,000     3,368,000     3,413,000
  General and
    administrative..........   1,362,000      4,798,000     4,539,000     4,334,000     4,576,000     3,816,000
  Depreciation &
    amortization............     577,000      2,192,000     2,199,000     2,032,000     2,071,000     1,934,000
  Net (gain) loss on sale of
    fixed assets............     (26,000)      (387,000)       74,000       (17,000)   (1,929,000)      (59,000)
                              ----------    -----------   -----------   -----------   -----------   -----------
                               3,703,000     13,727,000    13,015,000    12,116,000    11,157,000    12,021,000
                              ----------    -----------   -----------   -----------   -----------   -----------
       OPERATING INCOME.....     717,000      3,048,000     2,980,000     2,854,000     3,264,000     2,751,000
                              ----------    -----------   -----------   -----------   -----------   -----------
Other income
  Other net.................      31,000        (29,000)       13,000        12,000       (34,000)        9,000
  Interest income...........       1,000          2,000         4,000         8,000        30,000        44,000
  Interest expense..........    (206,000)      (750,000)     (929,000)   (1,084,000)   (1,351,000)   (1,572,000)
  Lease income..............     229,000              0             0             0             0             0
  Loss on sale of
    subsidiary..............           0              0             0             0             0             0
                              ----------    -----------   -----------   -----------   -----------   -----------
                                  55,000       (443,000)     (604,000)     (759,000)   (1,087,000)   (1,252,000)
                              ----------    -----------   -----------   -----------   -----------   -----------
    INCOME BEFORE INCOME
       TAXES................     772,000      2,605,000     2,376,000     2,095,000     2,177,000     1,499,000
Provision for income
  taxes.....................     324,000      1,087,000       872,000       734,000       925,000       636,000
                              ----------    -----------   -----------   -----------   -----------   -----------
    INCOME BEFORE MINORITY
       INTEREST IN PREFERRED
       STOCK DIVIDENDS OF
       CONSOLIDATED
       SUBSIDIARIES.........  $  448,000    $ 1,518,000   $ 1,504,000   $ 1,361,000   $ 1,252,000   $   863,000
Minority interest in
  preferred stock dividends
  of consolidated
  subsidiaries..............      23,000         78,000        79,000       116,000       115,000       117,000
                              ----------    -----------   -----------   -----------   -----------   -----------
       NET INCOME...........  $  425,000    $ 1,440,000   $ 1,425,000   $ 1,245,000   $ 1,137,000   $   746,000
                              ==========    ===========   ===========   ===========   ===========   ===========
Basic earnings per common
  share.....................  $     0.09    $      0.32   $      0.32   $      0.28   $      0.25   $      0.16
                              ==========    ===========   ===========   ===========   ===========   ===========
Diluted earnings per common
  share.....................  $     0.07    $      0.29   $      0.32   $      0.28   $      0.25   $      0.16
                              ==========    ===========   ===========   ===========   ===========   ===========

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

     The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2005 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of earnings for the year ended December 31, 2004 and three month period ended March 31, 2005 (the "Pro Forma Earnings Statement"), show the pro forma effect of the merger. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the merger occurred at March 31, 2005, while the pro forma adjustments to the Pro Forma Earnings Statements are computed as if the merger was consummated on January 1, 2004, the earliest period presented. The following financial statements do not reflect any anticipated cost savings which may be realized by Pioneer Railcorp after consummation of the merger.

     The pro forma information does not purport to represent what Pioneer Railcorp's results of operations actually would have been if the merger had occurred on January 1, 2004.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     The following unaudited pro forma consolidated balance sheet as of March 31, 2005 and the unaudited pro forma consolidated income statements for the year ended December 31, 2004, and the three months ended March 31, 2005 give effect to the following:

     - We have assumed that the merger occurred as of March 31, 2005, for the purposes of the consolidated balance sheet, and as of January 1, 2004, respectively, with respect to the consolidated income statements for the year ended December 31, 2004 and the three months ended March 31, 2005.

     - We have assumed that a total of 467,363 shares are cashed out in the merger at a price of $2.85 per share for a total of $1,331,785 and 4,107,000 warrants at $0.85 per warrant for a total of $3,490,950. Additionally, we have assumed that we have incurred or will incur $354,700 in costs and expenses relating to the merger.

     - We have assumed that all of the cash required to consummate the merger will be provided from the Company's primary lender, National City Bank. The analysis uses a 7-year fixed rate borrowing in the amount of $5 million from National City Bank at a current interest rate of 7.05%.

     - We have reflected the anticipated cost savings, estimated to be approximately $150,000 per year that we expect as a result of the merger.

                       PIONEER RAILCORP AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                           MARCH 31, 2005 (UNAUDITED)

                                                      HISTORICAL     PRO FORMA
                                                       MARCH 31,    ADJUSTMENTS      PRO FORMA
                                                         2005       (UNAUDITED)      COMBINED
                                                      -----------   -----------     -----------
                                            ASSETS
Current Assets
Cash................................................  $ 1,865,000   $   177,065(A)  $ 2,042,065
Accounts receivable, less allowance for doubtful
  accounts..........................................    3,482,000                     3,482,000
Inventories.........................................      368,000                       368,000
Prepaid expenses....................................      258,000                       258,000
Income tax refund claims............................      238,000                       238,000
                                                      -----------   -----------     -----------
     TOTAL CURRENT ASSETS...........................    6,211,000       177,065       6,388,065
Investments, cash value of life insurance...........      289,000                       289,000
Property and equipment, less accumulated
  depreciation......................................   29,257,000                    29,257,000
Other assets........................................        4,000                         4,000
Goodwill............................................    1,017,000                     1,017,000
                                                      -----------   -----------     -----------
Total assets........................................  $36,788,000   $   177,065     $36,955,065
                                                      ===========   ===========     ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt..............  $ 2,423,000   $   572,802(B)  $ 2,995,802
  Notes payable.....................................      250,000                       250,000
  Accounts payable..................................    2,936,000                     2,936,000
  Income taxes payable..............................      124,000                       124,000
  Deferred income taxes.............................       46,000                        46,000
  Accrued liabilities...............................      587,000                       587,000
                                                      -----------   -----------     -----------
     TOTAL CURRENT LIABILITIES......................    6,366,000       572,802       6,938,802
                                                      -----------   -----------     -----------
Long-term debt, net of current maturities...........   10,891,000     4,427,198(C)   15,318,198
                                                      -----------   -----------     -----------
Deferred revenue....................................    1,670,000                     1,670,000
                                                      -----------   -----------     -----------
Deferred income taxes...............................    6,475,000                     6,475,000
                                                      -----------   -----------     -----------
Minority interest in subsidiaries...................      736,000                       736,000
                                                      -----------   -----------     -----------
Stockholders' Equity
  Common stock:
  Outstanding 4,029,889.............................        5,000          (467)(D)       4,533
  Additional paid-in capital........................    2,057,000    (2,054,219)(E)       2,781
  Retained earnings.................................    8,578,000    (2,768,249)(F)   5,809,751
                                                      -----------   -----------     -----------
     Total stockholders' equity.....................   10,640,000    (4,822,935)      5,817,065
                                                      -----------   -----------     -----------
Total liabilities and stockholders' equity..........  $36,778,000   $   177,065     $36,955,065
                                                      ===========   ===========     ===========

                CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2005
                             PRO FORMA ADJUSTMENTS

A. $177,065 represents cash proceeds from $5 million dollar financing not used for stock repurchase transaction.

B. $572,802 represents twelve month current portion of principal related to debt financing for the stock repurchase transaction based on a seven year amortization table, $5 million initial borrowing at 7.05%, monthly principal and interest payments of $75,585.

C. $4,427,198 represents non-current portion of principal related to debt financing for the stock repurchase transaction based on a seven year amortization table, $5 million initial borrowing at 7.05%, monthly principal and interest payments of $75,585.

D. Par value of repurchased stock.

E. $2,054,219 represents a $1,331,517 reduction for common stock repurchased in excess of par value and a $722,701 reduction for the repurchase of warrants.

F. $2,768,249 represents a reduction for the remaining warrants repurchased.

                       PIONEER RAILCORP AND SUBSIDIARIES

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 2004

                                                                      PRO FORMA
                                                       HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                       -----------   -----------     -----------
                                                                      (UNAUDITED)
Operating revenue....................................  $16,775,390                   $16,775,390
                                                       -----------                   -----------
Operating expenses
  Maintenance of way.................................    1,344,865                     1,344,865
  Maintenance of equipment...........................    1,695,778                     1,695,778
  Transportation expense.............................    4,083,258                     4,083,258
  Administrative expense.............................    4,798,034     (150,000)(A)    4,648,034
  Depreciation & amortization........................    2,192,159                     2,192,159
  Net (gain) loss on sale of fixed assets............     (387,040)                     (387,040)
                                                       -----------    ---------      -----------
                                                        13,727,054     (150,000)      13,577,054
                                                       -----------    ---------      -----------
OPERATING INCOME.....................................    3,048,336     (150,000)       3,198,336
                                                       -----------    ---------      -----------
Other income & expense
  Other (income) expense.............................     (306,864)                     (306,864)
  Interest expense...................................      750,011      334,226(B)     1,084,237
                                                       -----------    ---------      -----------
                                                           443,147      334,226          777,373
                                                       -----------    ---------      -----------
INCOME BEFORE INCOME TAXES...........................    2,605,189     (184,226)       2,420,963
Provision for income taxes...........................    1,087,347      (71,848)(C)    1,015,499
                                                       -----------    ---------      -----------
INCOME BEFORE MINORITY INTEREST IN PREFERRED STOCK
  DIVIDENDS OF CONSOLIDATED SUBSIDIARIES.............  $ 1,517,842    $(112,378)     $ 1,405,464
Minority interest in preferred stock dividends of
  consolidated subsidiaries..........................       77,880                        77,880
                                                       -----------    ---------      -----------
NET INCOME...........................................  $ 1,439,962    $(112,378)     $ 1,327,584
                                                       ===========    =========      ===========
Basic earnings per common share......................  $      0.32    $    0.01      $      0.33(D)
                                                       ===========    =========      ===========
Diluted earnings per common share....................  $      0.29    $    0.04      $      0.33(D)
                                                       ===========    =========      ===========
(Weighted Average shares for Historical Basic EPS
  4,493,364 and Weighted Average shares for
  Historical Diluted EPS 4,950,929; Weighted Average
  shares for Pro Forma Basic EPS and Diluted EPS
  4,017,739)

         CONSOLIDATED STATEMENT OF INCOME YEAR ENDED DECEMBER 31, 2004
                             PRO FORMA ADJUSTMENTS

     A. $150,000 represents the estimated cost savings to the Company after stock repurchase for the year ended December 31, 2004 and include the following:

Accounting and Legal Fees...................................   $ 50,000
Directors and Officers Liability Insurance..................   $ 30,000
Corporate Communications....................................   $  7,000
Nasdaq/Chicago Stock Exchange Fees..........................   $ 16,000
Internal Compliance Costs...................................   $ 47,000
                                                               --------
  Total.....................................................   $150,000
                                                               ========

     Accounting and legal fees represent additional services needed for reviewing the Company's annual and quarterly SEC filings. Directors and officers liability insurance represents the additional annual premium the Company currently pays, based on discussions with the Company's insurance broker, as a result of being an SEC reporting Company. Corporate communications represents a majority of the current cost for printing and mailing the Company's proxy statement and annual report to shareholders in the second quarter every year. Nasdaq/Chicago stock exchange fees represent the annual exchange listing fees paid by the Company and amortized monthly. Internal compliance costs represents the approximate wages and benefits paid to the Company's management in 2004 to perform and monitor SEC reporting compliance.

     B. $334,226 represents interest expense for the year ended December 31, 2004, based on a seven year amortization table, $5 million initial borrowing at 7.05%, monthly principal and interest payments of $75,585.

     C. $71,848 represents the tax effect of pro forma adjustments using the statutory rates of 35% for federal tax and 4% for state tax (net of federal tax benefit).

     D. Pro forma earnings per share of $.33 calculated as follows: Net income after pro forma adjustments of $1,327,584 divided by 4,017,739 weighted average shares. Weighted average shares for pro forma calculation of earnings per share calculated using 4,485,102 outstanding shares as of the assumed transaction date 1/1/04 less 467,363 shares assumed repurchased under going private transaction. Pro forma diluted earnings per share is calculated the same as basic earnings per share as there is no diluted effect of securities in the period assuming this transaction has been completed at 1/1/04.

                       PIONEER RAILCORP AND SUBSIDIARIES

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 2005

                                                                       PRO FORMA
                                                         HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                         ----------   -----------     ----------
                                                                       (UNAUDITED)
Operating revenue......................................  $4,420,000                   $4,420,000
                                                         ----------    --------       ----------
Operating expenses
  Maintenance of way...................................     339,000                      339,000
  Maintenance of equipment.............................     458,000                      458,000
  Transportation expense...............................     993,000                      993,000
     Administrative expense............................   1,362,000     (35,000)(A)    1,327,000
  Depreciation & amortization..........................     577,000                      577,000
  Net (gain) loss on sale of fixed assets..............     (26,000)                     (26,000)
                                                         ----------    --------       ----------
                                                          3,703,000     (35,000)       3,668,000
                                                         ----------    --------       ----------
OPERATING INCOME.......................................     717,000     (35,000)         752,000
Other income & expense
  Other (income) expense...............................    (261,000)                    (261,000)
  Interest expense.....................................     206,000      87,000(B)       293,000
                                                         ----------    --------       ----------
                                                            (55,000)     87,000           32,000
                                                         ----------    --------       ----------
INCOME BEFORE INCOME TAXES.............................     772,000     (52,000)         720,000
Provision for income taxes.............................     324,000     (20,000)(C)      304,000
                                                         ----------    --------       ----------
INCOME BEFORE MINORITY INTEREST IN PREFERRED STOCK
  DIVIDENDS OF CONSOLIDATED SUBSIDIARIES...............  $  448,000    $(32,000)      $  416,000
Minority interest in preferred stock dividends of
  consolidated subsidiaries............................      23,000                       23,000
                                                         ----------    --------       ----------
NET INCOME.............................................  $  425,000    $(32,000)      $  393,000
                                                         ==========    ========       ==========
Basic earnings per common share........................  $     0.09    $   0.01       $    0.10D
                                                         ==========    ========       ==========
Diluted earnings per common share......................  $     0.07    $   0.03       $    0.10D
                                                         ==========    ========       ==========
Weighted Average shares for Historical Basic EPS
  4,497,786 and Weighted Average shares for Historical
  Diluted EPS 5,944,901; Weighted Average shares for
  Pro Forma Basic EPS and Diluted EPS 4,029,889

       CONSOLIDATED STATEMENT OF INCOME THREE MONTHS ENDED MARCH 31, 2005
                             PRO FORMA ADJUSTMENTS

     A. $35,000 represents the estimated cost savings to the Company after stock repurchase for the three months ended March 31, 2005 and include the following:

Accounting and Legal Fees...................................   $15,000
Directors and Officers Liability Insurance..................   $ 7,500
Corporate Communications....................................   $ 1,000
Internal Compliance Costs...................................   $11,500
                                                               -------
  Total.....................................................   $35,000
                                                               =======

     Accounting and Legal fees represent additional services needed for reviewing the Company's annual and quarterly SEC filings. Directors and Officers Liability Insurance represents the three month pro-rated additional annual premium the Company currently pays, based on discussions with the Company's Insurance Broker, as a result of being an SEC reporting Company. Corporate Communications represents printing and mailing cost for the Company's first quarter 2005 SEC Form 10-QSB. Internal Compliance Costs represents the approximate wages and benefits paid to the Company's management in the first three months 2005 to perform and monitor SEC reporting compliance.

     B. $87,000 represents interest expense for the three months ended March 31, 2005, based on a seven year amortization table, $5 million initial borrowing at 7.05%, monthly principal and interest payments of $75,585.

     C. $20,000 represents the tax effect of pro forma adjustments using the statutory rates of 35% for federal tax and 4% for state tax (net of federal tax benefit).

     D. Pro forma earnings per share of $.10 calculated as follows: Net income after pro forma adjustments of $393,000 divided by 4,029,889 weighted average shares. Weighted average shares for pro forma calculation of earnings per share calculated using 4,497,252 outstanding shares as of the assumed transaction date 1/1/05 less 467,363 shares assumed repurchased under going private transaction. Pro forma diluted earnings per share is calculated the same as basic earnings per share as there is no diluted effect of securities in the period assuming this transaction has been completed at 1/1/05.

                          FUTURE SHAREHOLDER PROPOSALS

     In the event the merger proposal is not approved by the shareholders or, if approved, is not ultimately completed, then shareholders may submit proposals for consideration at the 2005 annual meeting of shareholders under Rule 14a-8 of the Securities Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 for inclusion in the proxy statement and form of proxy must be received by us a reasonable time before we begin to print and mail our proxy statement for that meeting. The proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: Pioneer Railcorp, Attention: J. Michael Carr, 1318 S. Johanson Road, Peoria, Illinois 61607.

                      WHERE YOU CAN FIND MORE INFORMATION

     Pioneer Railcorp files reports, proxy statements and other information with the SEC under the Securities Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including Pioneer Railcorp, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Pioneer Railcorp, the merger subsidiary and Guy L. Brenkman have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

     You may also obtain a copy of these documents and any amendments thereto by writing to J. Michael Carr, President, 1318 South Johanson Road, Peoria, Illinois 61607. His telephone number is (309) 697-1400.

     These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

     We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it. We will amend the Schedule 13E-3 and this proxy statement to the extent necessary to fulfill our disclosure obligations under applicable federal and state securities laws.

                                          By Order of the Board of Directors,

                                          /s/ J. Michael Carr
                                          J. Michael Carr, President

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                              PIONEER RAILCORP AND
                           PIONEER MERGER CORPORATION

     AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of September 21, 2004, by and between Pioneer Merger Corporation, an Iowa corporation ("Merger Co."), and Pioneer Railcorp, an Iowa corporation ("Pioneer").

                                    RECITALS


     Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. As of the date hereof, the authorized capital stock of Merger Co. consists of 1,000 shares of Common Stock, $0.001 par value ("Merger Co. Common Stock"), of which 1,000 shares are issued and outstanding.



     Pioneer is a corporation duly organized and validly existing under the laws of the State of Iowa. As of the date hereof, the authorized capital stock of Pioneer consists of (i) its Class A, Series V, Common Stock, $0.001 par value ("Class A Common Stock"), of which 20,000,000 shares are presently authorized and of which 4,496,000 shares are issued and outstanding, and (ii) its Class B Common Stock, $0.001 par value ("Class B Common Stock"), of which 2,000,000 shares are presently authorized and of which no shares are issued and outstanding. Additionally, Pioneer has authorized the issuance of up to 4,196,000 warrants (the "Warrants") to purchase shares of Class A Common Stock and of which 4,117,000 Warrants are issued and outstanding with each issued and outstanding Warrant authorized to purchase one (1) share of Class A Common Stock for a price of $2.00 per share.


     The respective Boards of Directors of Pioneer and Merger Co. deem the Merger Agreement advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of Pioneer and Merger Co., by resolutions duly adopted, have approved the Merger Agreement and have each recommended that the Merger Agreement be approved by their respective shareholders and have each directed that this Merger Agreement be submitted for approval by their respective shareholders. Shareholders of Pioneer and shareholders of Merger Co. are each entitled to vote to approve the Merger Agreement. Except in connection with the exercise of Warrants and except in connection with the exercise of outstanding options to acquire Class A Common Stock, the number of shares of Class A Common Stock and the number of shares of Merger Co. Common Stock are not subject to change before the Effective Date (as hereinafter defined).

     Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

                                   ARTICLE I


                                   THE MERGER



     1.1 The Merger. Subject to the terms and conditions of this Merger Agreement, and in accordance with the Iowa Business Corporation Act (the "Iowa Act"), on the Effective Date (as defined in Section 1.2), Merger Co. shall merge (the "Merger") with and into Pioneer and Pioneer shall survive the Merger and shall continue its corporate existence under the laws of the State of Iowa. Upon consummation of the Merger, the separate corporate existence of Merger Co. shall terminate and the name of the Surviving Corporation shall be "Pioneer Railcorp."



     1.2 Effective Date. As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the shareholders of the constituent corporations and after the receipt of all required regulatory approvals and the expiration of any statutory waiting periods, Articles of Merger meeting the requirements of Section 490.1106 of the Iowa Act shall be filed with the Iowa Secretary of State. The Merger shall become effective ("the Effective Date") when the Articles of Merger have been filed with the Iowa Secretary of State or as otherwise specified in the Articles of Merger.


     1.3 Effects of the Merger. At and after the Effective Date, the Merger shall have the effects set forth in the Iowa Act.


     1.4 Treatment of Class A Common Stock, Warrants; Conversion of Merger Co. Common Stock.

     (a) At the Effective Date, by virtue of the Merger and without any action on the part of the holder of any Merger Co. Common Stock, each issued share of Merger Co. Common Stock shall be converted into the right to receive cash from the Surviving Corporation in the amount of $0.001 per share, and the holders of certificates representing such shares shall cease to have any rights as shareholders of Merger Co. or the Surviving Corporation except such rights, if any, as they may have pursuant to the Iowa Act and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid, without interest, upon surrender to the Surviving Corporation of their certificates which theretofore represented shares of Merger Co. Common Stock.

     (b) At the Effective Date, by virtue of the Merger and without any action on the part of any Holder (as hereinafter defined) of any share of Class A Common Stock (a "Class A Common Holder"), the following shall occur:

          (i) Each issued and outstanding share of Class A Common Stock owned of record by a Qualified Class A Common Holder (as hereinafter defined) shall remain issued and outstanding as a share of Class A Common Stock of the Surviving Corporation.

          (ii) Each issued and outstanding share of Class A Common Stock owned of record by a Disqualified Class A Common Holder (as hereinafter defined) shall be converted into the right to receive cash from the Surviving Corporation in the amount of Two Dollars and 85 Cents ($2.85) per share (the "Class A Common Merger Consideration") and, thereafter, Disqualified Class A Common Holders shall cease to have any rights as shareholders of Pioneer or the Surviving Corporation except such rights, if any, as they may have pursuant to the Iowa Act and, except as aforesaid, their sole right shall be the right to receive the Class A Common Merger Consideration as aforesaid, without interest thereon, upon surrender to the Surviving Corporation of their certificates which theretofore represented shares of Class A Common Stock.

          (iii) In no event shall any Class A Common Holder holding of record as of the close of business on the day immediately preceding the Effective Date Two Thousand (2,000) or more shares of Class A Common Stock in the aggregate be entitled to receive any Class A Common Merger Consideration with respect to the shares so held. It shall be a condition precedent to the right of any Class A Common Holder to receive Class A Common Merger Consideration, if any, payable with respect to the shares held by such Class A Common Holder that such Class A Common Holder certify to Pioneer in the letter of transmittal delivered by Pioneer that such Class A Common Holder held of record as of the close of business on the day immediately preceding the Effective Date fewer than Two Thousand (2,000) shares of Class A Common Stock in the aggregate.

     (c) At the Effective Date, by virtue of the Merger and without any action on the part of any person who is a holder or who otherwise owns, beneficially or otherwise, any Warrant (each a "Warrant Owner"), each issued and outstanding Warrant shall be converted into the right to receive cash from Surviving Corporation in the amount of eighty-five cents ($0.85) per Warrant (the "Warrant Merger Consideration") and, thereafter Warrant Owners shall cease to have any rights as Warrant Owners of Pioneer or the Surviving Corporation except such rights, if any, as they may have pursuant to the Iowa Act and, except as aforesaid, their sole right shall be the right to receive the Warrant Merger Consideration as aforesaid, without interest thereon, upon surrender to the Surviving Corporation of their certificates which theretofore represented Warrants.

     1.5  Certain Definitions.

     (a) The term "Qualified Class A Common Holder" shall mean a Holder of Class A Common Stock who holds of record Two Thousand (2000) or more shares of Class A Common as of the close of business on the day immediately preceding the Effective Date.

     (b) The term "Disqualified Class A Common Holder" shall mean a Holder of Class A Common Stock who is not a Qualified Class A Common Holder.

     (c) The term "Holder" shall mean any record holder or holders of Class A Common Stock who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of Pioneer.

     1.6 Minimum Number of Eligible Stockholders. Notwithstanding the foregoing, if the number of Qualified Class A Common Holders otherwise meeting the definition set forth in Section 1.5(a) exceeds two hundred ninety (290), only the two hundred ninety (290) Class A Common Holders holding the greatest number of shares of Class A Common Stock as of the close of business on the day immediately preceding the Closing Date, shall be considered Qualified Class A Common Holders hereunder. To the extent Pioneer cannot determine the two hundred ninety (290) Class A Common Holders holding the greatest number of shares of Class A Common Stock due to the ownership of the same number of shares of Class A Common Stock, such ties will be broken by Pioneer based on the length of stock ownership.

     1.7 Resolution of Issues. Pioneer (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any Pioneer shareholder(s) or otherwise, as it may deem appropriate for purposes of this Article I and (ii) resolve and determine in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I, including, without limitation, any questions as to the number of shares of Class A Common Stock held by any Class A Common Holder as of the close of business on the day immediately preceding the Effective Date. All determinations by Pioneer under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against Pioneer or any other person or entity with respect thereto.

     For purposes of this Article I, Pioneer may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Class A Common Stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and (ii) aggregate the shares of Class A Common Stock held by any person or persons that Pioneer determines to constitute a single Holder for purposes of determining the number of shares of Class A Common Stock held by such Holder.

     1.8 Articles of Incorporation. The Articles of Incorporation of Pioneer in effect as of the Effective Date shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

     1.9 Bylaws. The Bylaws of Pioneer in effect as of the Effective Date shall be the Bylaws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

     1.10 Board of Directors of Surviving Corporation. The directors of Pioneer immediately prior to the Effective Date shall be, from and after the Effective Date, the directors of the Surviving Corporation until their respective successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.


     1.11 Officers. The officers of Pioneer immediately prior to the Effective Date shall be, from and after the Effective Date, the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                   ARTICLE II


                               STOCK CERTIFICATES



     2.1  Class A Common Certificates Held by Qualified Class A Common
Holders. From and after the Effective Date, certificates representing shares of Class A Common Stock held by a Qualified Class A Common Holder shall be deemed to evidence the same number of shares of Class A Common Stock of Pioneer, as the Surviving Corporation, which they theretofore represented.



     2.2 Certificates Held by Disqualified Class A Common Holders, by Warrant Owners or by Holders of Merger Co. Common Stock. Until presented to the Surviving Corporation, certificates which theretofore represented shares of Class A Common Stock held by a Disqualified Class A Common Holder, certificates which theretofore represented Warrants and certificates which theretofore represented Merger Co. Common Stock shall evidence only the right to receive cash as hereinabove provided. Upon presentation to the Surviving Corporation of certificates which theretofore represented shares of Class A Common Stock held by a Disqualified Class A Common Holder or which theretofore represented Warrants or which theretofore represented shares of Merger Co. Common Stock, cash shall be paid in an amount to which such Disqualified Class A Common Holder, Warrant Owner or Merger Co. Common Stock holder, as the case may be, shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any cash distributable pursuant to this Merger Agreement.


                                  ARTICLE III


                               GENERAL PROVISIONS



     3.1 Termination. Notwithstanding anything herein to the contrary, the Board of Directors of Merger Co. or the Board of Directors of Pioneer at any time prior to the filing of the Articles of Merger with the Iowa Secretary of State may terminate this Merger Agreement. This Merger Agreement shall be automatically terminated if (i) the Shareholders of Pioneer or the shareholders of Merger Co. shall fail to approve the Merger and the Merger Agreement; or (ii) any regulatory or other agency (if any) which must approve the Merger, has not approved the Merger prior to March 30, 2005. If terminated as provided in this
Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.



     3.2 Counterparts. This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.



     3.3 Governing Law. This Merger Agreement shall be governed and construed in accordance with the laws of the State of Iowa, without regard to any applicable conflicts of law.



     3.4 Amendment. Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the respective shareholders of Merger Co. and Pioneer; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective shareholders of Merger Co. and Pioneer, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement which (i) alters or changes the amount or the form of the consideration to be received by the holders of Merger Co. Common Stock or by the Holders of Class A Common Stock or by the Warrant Owners hereunder other than as contemplated by this Merger Agreement, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects in any material respect the holders of Merger Co. Common Stock, the Holders of Class A Common Stock or the Warrant Owners. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


     IN WITNESS WHEREOF, Merger Co. and Pioneer have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.




PIONEER MERGER CORPORATION                       PIONEER RAILCORP

By:  J. Michael Carr                             By:  Guy L. Brenkman
     ------------------------------------------       ------------------------------------------
     J. Michael Carr                                  Guy L. Brenkman
     Its: President                                   Its: Chairman and Chief Executive Officer

                                                                      APPENDIX B

                                      LOGO

November 4, 2004

Board of Directors
Pioneer Railcorp
1318 South Johanson Road
Peoria, Illinois 61607

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by certain shareholders and warrant holders of Pioneer Railcorp ("Pioneer" or the "Company") in connection with a proposed merger (the "Merger") between a newly-formed, wholly-owned subsidiary of Pioneer with and into Pioneer pursuant to the Agreement and Plan of Merger dated September 21, 2004, 2004 (the "Agreement"). Pursuant to the terms of the Agreement, (a) each share of Pioneer common stock owned of record at the close of business on the date the Merger becomes effective under Iowa law by a holder of fewer than 2,000 shares of common stock will be converted into, and will represent the right to receive from Pioneer, $2.85 cash per share; (b) each share of Pioneer common stock owned of record at the close of business on the date the merger becomes effective under Iowa law by a holder of 2,000 or more shares of common stock will continue to represent one share of Pioneer common stock after the Merger; and (c) each holder of record of a warrant owned at the close of business on the date the Merger becomes effective under Iowa law shall receive cash in the amount of $0.85 per warrant in exchange for the cancellation of such warrant. You have informed us that each warrant entitles the holder to purchase one share of Pioneer common stock and that the warrants are currently exercisable at an exercise price of $2.00 per warrant.

     Donnelly Penman & Partners ("Donnelly Penman") is an investment-banking firm of recognized standing with extensive experience in the valuation of middle-market companies. We are acting as financial advisor to Pioneer in connection with the Merger and will receive a fee from Pioneer for our services pursuant to the terms of our engagement letter with Pioneer, dated as of July 30, 2004 (the "Engagement Letter").

     In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things: (i) reviewed the Agreement;
(ii) reviewed certain publicly-available information for Pioneer, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the years ended December 31, 2001, 2002 and 2003 and the quarterly report on Form 10-QSB for the quarters ended March 31, 2004 and June 30, 2004; (iii) reviewed certain financial and operating information relating to earnings, assets, liabilities and prospects of Pioneer furnished by senior management of Pioneer;
(iv) engaged in discussions with members of the management of Pioneer concerning the historical and current business operations, financial conditions and prospects of Pioneer and such other matters as we deemed relevant; (v) reviewed the financial condition and valuation metrics of Pioneer as compared to the financial condition and valuation metrics of certain other transportation companies that we deemed comparable based on public data as of June 30, 2004;
(vi) reviewed the reported price and trading activity for shares of Pioneer common stock; (vii) reviewed the financial terms of the Merger as compared to the financial terms of selected other business combinations that we deemed comparable; (viii) performed a valuation analysis using the discounted cash flow methodology; and (ix) reviewed preliminary financial information provided by the Company for the period ended September 30, 2004; (x) reviewed the October 28, 2004 Surface Transportation Board Discussion regarding the Company's application to acquire a 76-mile line of railroad owned by Toledo, Peoria & Western Railway Corporation (Docket No. 34335); and (xi) reviewed such other information, financial analyses and investigations and such other factors that we deemed relevant for the purposes of our opinion.

     In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by Pioneer, we, with the consent of Pioneer, relied without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by Pioneer. Additionally, we relied without independent investigation, upon the accuracy and completeness of all publicly available information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman has further relied upon the assurance of management of Pioneer that they are unaware of any facts that would make the information provided by or available to Pioneer incomplete or misleading in any respect. With respect to the financial forecast information, we have utilized assumptions that, based on discussions with management, have been deemed reasonable by management and reflect the best currently available estimates and judgments of the management of Pioneer as to the expected future financial performance of Pioneer. Pioneer's management have agreed to advise us promptly if any information previously provided has become inaccurate or is required to be updated during the period of our review. In addition, we have assumed the Merger will be consummated in accordance with the terms set forth in the Agreement.

     No limitations were imposed by Pioneer on Donnelly Penman on the scope of Donnelly Penman's investigation or the procedures to be followed by Donnelly Penman in rendering this opinion. The form or amount of the consideration to be paid by Pioneer to its shareholders was determined by Pioneer. Donnelly Penman was not requested to and did not solicit or analyze other offers for Pioneer. Donnelly Penman was not requested to opine as to, and this opinion does not address, Pioneer's underlying business decision to proceed with or effect the Merger or the relative merits of the Merger compared to any alternative transaction that might be available to Pioneer.

     In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Pioneer. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to Pioneer. Accordingly, such analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of Pioneer or companies to which it is being compared. Donnelly Penman did not make any independent evaluation, valuation, or appraisal of the liquidation value of the assets or liabilities of Pioneer.

     Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion, unless requested by Pioneer in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such written request. Our services to Pioneer in connection with the Merger have been comprised solely of financial advisory services, as described in the Engagement Letter.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date of this letter, the cash consideration of $2.85 to be paid to shareholders of the Company owning of record fewer than 2,000 shares of common stock in the proposed Merger in exchange for their shares of the Company's stock, and the payment of $0.85 in cash per warrant to be paid to each holder of warrants is fair, from a financial point of view, to such shareholders and to the holders of warrants.

                                          Very truly yours,

                                          LOGO
                                          JOHN C. DONNELLY
                                          Donnelly Penman & Partners

                                                                      APPENDIX C

                         IOWA APPRAISAL RIGHTS STATUTE

                                     PART A
                   RIGHT TO APPRAISAL AND PAYMENT FOR SHARES

490.1301  DEFINITIONS -- IN THIS DIVISION, UNLESS THE CONTEXT OTHERWISE
REQUIRES:

     1. "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of section 490.1302, subsection 2, paragraph "d", a person is deemed to be an affiliate of its senior executives.

     2. "Beneficial shareholder" means the person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

     3. "Corporation" means the issuer of the shares held by a shareholder demanding appraisal. In addition, for matters covered in sections 490.1322 through 490.1331, "corporation" includes the surviving entity in a merger.

     4. "Fair value" means the value of the corporation's shares determined according to the following:

          a. Immediately before the effectuation of the corporate action to which the shareholder objects.

          b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal.

          c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to section 490.1302, subsection 1, paragraph "e".

     With respect to shares of a corporation that is a bank holding company as defined in section 524.1801, the factors identified in section 524.1406, subsection 3, paragraph "a", shall also be considered in determining fair value.

     5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

     6. "Preferred shares" means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

     7. "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     8. "Senior executive" means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

     9. "Shareholder" means the record shareholder and a beneficial shareholder.

490.1302  SHAREHOLDERS' RIGHT TO APPRAISAL.

     1. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

          a. Consummation of a "merger" to which the corporation is a party if either of the following apply:

             (1) Shareholder approval is required for the merger by section
        490.1104 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

             (2) The corporation is a subsidiary and the merger is governed by section 490.1105.

          b. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

          c. Consummation of a disposition of assets pursuant to section
     490.1202 if the shareholder is entitled to vote on the disposition.

          d. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

          e. Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

     2. Notwithstanding subsection 1, the availability of the appraisal rights under subsection 1, paragraphs "a" through "d", shall be limited in accordance with the following provisions:

          a. Appraisal rights shall not be available for the holders of shares of any class or series of shares:

             (1) Listed on the New York stock exchange or the American stock exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

             (2) Not so listed or designated, but has at least two thousand shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent of such shares.

          b. The applicability of paragraph "a" shall be determined according to the following:

             (1) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at the meeting of shareholders to act upon the corporate action requiring appraisal rights.

             (2) The day before the effective date of such corporate action if there is no meeting of shareholders.

          c. Paragraph "a" shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph "a", at the time the corporate action becomes effective.

          d. Paragraph "a" shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares where any of the following applies:

             (1) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who fulfills either of the following:

                (a) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for the consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

                (b) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

             (2) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

                (a) Employment, consulting, retirement or similar benefits established separate and not as part of or in contemplation of the corporate action.

                (b) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of the corporate action that are not more favorable than those existing before the corporate action or if more favorable that have been approved on behalf of the corporation in the same manner as is provided in section 490.832.

                (c) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

          e. For the purposes of paragraph "d" only the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by such member on behalf of another person solely because the member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement of all voting shares of the corporation beneficially owned by any member of the group.

     3. Notwithstanding any other provision of section 490.1302, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment, shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

     4. A shareholder entitled to appraisal rights under this chapter is not entitled to challenge a completed corporate action for which appraisal rights are available unless such corporate action meets one of the following standards:

          a. It was not effectuated in accordance with the applicable provisions of division X, XI, or XII or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action.

          b. It was procured as a result of fraud or material misrepresentation.

490.1303  ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS.

     1. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

     2. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

          a. Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph "b", subparagraph (2).

          b. Does so with respect to all shares of the class of series that are beneficially owned by the beneficial shareholder.

                                     PART B

490.1320  NOTICE OF APPRAISAL RIGHTS.

     1. If proposed corporate action creating dissenters' rights under section 490.1302, subsection 1, is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this part. If the corporation concludes that appraisal rights are or may be available, a copy of this part must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

     2. In a merger pursuant to section 490.1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in section 490.1322.

490.1321  NOTICE OF INTENT TO DEMAND PAYMENT.

     1. If proposed corporate action requiring appraisal rights under section
490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

          a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

          b. Not vote or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

     2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment under this part.

490.1322  APPRAISAL NOTICE AND FORM.

     1. If proposed corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation must deliver a written appraisal notice and form required by subsection 2, paragraph "a", to all shareholders who satisfied the requirements of section 490.1321. In the case of a merger under section 490.1105, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

     2. The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than ten days after such date and must do all of the following:

          a. Be accompanied by a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and that the shareholder did not vote for the transaction.

          b. State all of the following:

             (1) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date for receiving the required form under subparagraph (2).

             (2) A date by which the corporation must receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice and form are sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

             (3) The corporation's estimate of the fair value of the shares.

             (4) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

             (5) The date by which the notice to withdraw under section 490.1323 must be received, which date must be within twenty days after the date specified in subparagraph (2).

          c. Be accompanied by a copy of this division.

490.1323  PERFECTION OF RIGHTS -- RIGHT TO WITHDRAW.

     1. A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph "a". If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section 490.1325. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in a case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (2). Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, return the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

     2. A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph
(5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation's written consent.

     3. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder's share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this division.

490.1324  PAYMENT.

     1. Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph "b", subparagraph
(2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.

     2. The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

          a. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

          b. A statement of the corporation's estimate of the fair value of the shares, which estimate must equal or exceed the corporation's estimate given pursuant to section 490.1322, subsection 2, paragraph "b", subparagraph (3).

          c. A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment to the shareholder pursuant to subsection 1 in full satisfaction of the corporation's obligations under this chapter.

490.1325  AFTER ACQUIRED SHARES.

     1. A corporation may elect to withhold payment required by section 490.1324 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth I the appraisal notice sent pursuant to section 490.1322, subsection 2, paragraph "a".

     2. If the corporation elects to withhold payment under subsection 1, it must within thirty days after the form required by section 490.1322, subsection 2, paragraph "b", subparagraph (2), is due, notify all shareholders who are described in subsection 1 regarding all of the following:

          a. Of the information required by section 490.1324, subsection 2, paragraph "a".

          b. Of the corporation's estimate of fair value pursuant to section 490.1324, subsection 2, paragraph "b".

          c. That they may accept the corporation's estimate of fair value, plus interest in full satisfaction of their demands or demand appraisal under section 490.1326.

          d. That those shareholders who wish to accept such offer must notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer.

          e. That those shareholders who do not satisfy the requirement for demanding appraisal under section 490.1326 shall be deemed to have accepted the corporation's offer.

     3. Within ten days after receiving the shareholder's acceptance pursuant to subsection 2, the corporation must pay in cash the amount it offered under subsection 2, paragraph "b", to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

     4. Within forty days after sending the notice described in subsection 2, the corporation must pay in cash the amount it offered to pay under subsection 2, paragraph "b", to each shareholder described in subsection 2, paragraph "e".

490.1326  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     1. A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 490.1324. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

     2. A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation's payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

490.1327  AFTER-ACQUIRED SHARES.

     1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

490.1328  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

          a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

          b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

          c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

490.1329

     Reserved.

                                     PART C

490.1330  COURT ACTION.

     1. If a shareholder makes demands for payment under section 490.1328 that remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 490.1326 plus interest.

     2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

     3. The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

     5. Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

          a. The amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

          b. The fair value, plus interest of the shareholder's shares for which the corporation elected to withhold payment under section 490.1325.

     6. Notwithstanding the provisions of this division, if the corporation is a bank holding company as defined in section 524.1801, fair value, at the election of the bank holding company, may be determined as provided in section 524.1406, subsection 3, prior to giving notice under section 490.1320 or 490.1322. The fair value as determined shall be included in any notice under section 490.1320 or 490.1322, and section 490.1426 shall not apply.

490.1331  COURT COSTS AND COUNSEL FEES.

     1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this division.

     2. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

          a. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 490.1320, 490.1322, 490.1324, or 490.1325.

          b. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     3. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

     4. To the extent the corporation fails to make a required payment pursuant to section 490.1324, 490.1325, or 490.1326, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

                                                               APPENDIX D

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-KSB

              Annual Report Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

                   For the fiscal year ended December 31, 2004

                        Commission File Number 33-6658-C

                                Pioneer Railcorp
             (Exact name of Registrant as specified in its charter)

                   Iowa                             37-1191206
         -------------------------------         -----------------
         (State or other jurisdiction of        (IRS Employer ID #)
          incorporation or organization)

                   1318 S. Johanson Rd.
                         Peoria, IL                    61607
          ----------------------------------------   ----------
          (Address of principal executive offices)   (Zip code)

                   Registrant's telephone number: 309-697-1400

Securities registered pursuant to Section 12(g) of the Act:

 Title of each Class               Name of each exchange on which registered
---------------------          ------------------------------------------------
Common Stock, Class A           Nasdaq SmallCap Market, Chicago Stock Exchange

               Securities registered pursuant to 12(g) of the Act:

                     Common stock, Class A ($.001 par value)
                      Common Stock, Class B (no par value)
                     ---------------------------------------
(Title of Class)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES[X] NO.[ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. X

Issuer's revenues for the fiscal year ended December 31, 2004 were $16,775,390

The aggregate market value of voting stock held by non-affiliates of the Registrant on March 21, 2005 was $8,414,742

                                    4,498,482
             -------------------------------------------------------
              (Shares of Common Stock outstanding on March 21, 2005)

This Form 10-KSB contains certain "forward-looking" statements as such term is defined in The Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. The Company does not intend to update these forward-looking statements.

             The remainder of this page is intentionally left blank

PART I

Item 1. Business

General

Pioneer Railcorp, an Iowa corporation, is a railroad holding company. As used in this Form 10-KSB, unless the context requires otherwise, the term "Company" or "PRC" refers to the parent, Pioneer Railcorp and its subsidiaries: West Michigan Railroad Co. (WMI), Michigan Southern Railroad Company (MSO), Fort Smith Railroad Co. (FSR), Alabama Railroad Co. (ALAB), Mississippi Central Railroad Co. (MSCI), Alabama & Florida Railway Co., Inc. (AF), Decatur Junction Railway Co. (DT), Vandalia Railroad Company (VRRC), Keokuk Junction Railway Co. (KJRY), Shawnee Terminal Railway Company (STR), Pioneer Industrial Railway Co. (PRY), The Garden City Western Railway, Inc. (GCW), Indiana Southwestern Railway Co.
(ISW), Kendallville Terminal Railway Co. (KTR), Elkhart & Western Railroad Co.
(EWR), Gettysburg & Northern Railroad Co. (GET), Pioneer Resources, Inc. (PRI), Pioneer Railroad Equipment Co., Ltd. (PREL), Pioneer Air, Inc. (PAR), and Pioneer Railroad Services, Inc. (PRS).

The Company operates in two business segments, railroad operations and railroad equipment leasing. Railroad operations are provided by the Company's wholly-owned short line railroad subsidiaries whose rail system provides shipping links for customers along its routes and interchanges with five major railroads, Burlington Northern Santa Fe Railroad (BNSF), CSX Transportation
(CSX), Canadian National Railway Company (CN), Norfolk Southern Railway (NS) and Union Pacific Railroad (UP). Additionally, the Company's railroad subsidiaries have interchanges with two smaller railroads, the Kansas City Southern Railway
(KCS) and the Arkansas & Missouri Railroad (AM). PRC's rail system is primarily devoted to carrying freight. The Company also seeks to encourage development on or near, and utilization of, the real estate right of way of its operating railroads by potential shippers as a source of additional revenue and also generates revenue by granting to various entities, such as utilities, pipeline and communications companies and non-industrial tenants, the right to occupy its railroad right of way and other real estate property. The Company's railroad equipment leasing operation provides locomotives, railcars and other railroad related vehicles and equipment to the Company's operating railroad subsidiaries. In addition, the Company's railroad equipment leasing operation leases railcars and locomotives to unaffiliated third parties.

Railroad Operations

Fort Smith Railroad Co. - On July 7, 1991, the Fort Smith Railroad Co. (FSR), a wholly-owned subsidiary of Pioneer Railcorp, entered into a twenty-year lease (with three twenty-year renewals) with the Missouri Pacific Railroad Company (now Union Pacific Railroad) and operates 18 miles of track from Fort Smith to Barling, Arkansas. The FSR's primary interchange is with the Union Pacific Railroad Company (UP). FSR also interchanges with the Arkansas & Missouri Railroad Co. (AM) and the Kansas City Southern Railway (KCS). The traffic base on the FSR is very diversified with both inbound and outbound shipments. The principal commodities are iron/steel, scrap, baby food, fiberglass, particle board, charcoal, grains, frozen poultry, meal, chemicals, alcoholic beverages, industrial sand, lumber, paper, pulpboard, fiberboard, peanuts, fertilizer and military movements.

Alabama Railroad Co. - On October 25, 1991, the Alabama Railroad Co., a wholly-owned subsidiary of Pioneer Railcorp, purchased 60 miles of railroad facilities and real estate from CSX Transportation (CSX) and commenced operations soon thereafter. The line runs from Flomaton to Corduroy, Alabama, and interchanges with CSX in Flomaton. The railroad's principal commodities are outbound lumber products, primarily pulpwood, particleboard, and finished lumber.

Mississippi Central Railroad Co. - On April 1, 1992, Pioneer Railcorp purchased the common stock of the Natchez Trace Railroad from Kyle Railways, Inc. The railroad runs from Oxford, Mississippi to Grand Junction, Tennessee, a total of 51 miles, 45.5 of which are located in Mississippi. The railroad interchanges with the NS at Grand Junction, Tennessee and the BNSF at Holly Springs, Mississippi. The Company changed the name of this wholly owned subsidiary to Mississippi Central Railroad Co. (MSCI) in January 1993. The traffic base on the MSCI is primarily outbound finished wood products and inbound products, such as resins, chemicals and pulpwood, for the production of finished wood products. Other products shipped on the MSCI include scrap steel, cottonseed, fertilizer, and plastics.

Alabama & Florida Railway Co. Inc. - On November 23, 1992, the Alabama & Florida Railway Co. (AF), a wholly-owned subsidiary of Pioneer Railcorp, purchased the tangible assets of the A&F Inc., d/b/a the Alabama & Florida Railroad Company. The line ran from Georgiana to Geneva, Alabama, a distance of 76 miles and interchanged with CSX at Georgiana. On June 11, 2001, the Company's Alabama & Florida Railway Co. (AF) subsidiary sold a 33 mile segment of its track from Georgiana, AL to Andalusia, AL, to the Three Notch Railroad Co. (TNR), a wholly owned subsidiary of Gulf & Ohio Railways. The AF operates the remaining 43 miles of trackage. The AF's principal commodities are fertilizer and railcar storage.

Decatur Junction Railway Co. - On September 23, 1993, the Decatur Junction Railway Co. (DT), a wholly-owned subsidiary of Pioneer Railcorp, signed a lease agreement with Cisco Co-op Grain Company (Cisco) and on September 24, 1993 with Central Illinois Shippers, Incorporated (CISI), for the lease of two segments of track in east central Illinois. The Cisco segment runs from Green's Switch (Decatur) to Cisco, Illinois, approximately thirteen (13) miles. The CISI segment runs from Elwin to Assumption, Illinois, a distance of approximately seventeen (17) miles. The two lines connect via trackage rights on the Canadian National Railway Company (CN) through Decatur, Illinois, a distance of approximately eight (8) miles. Railroad operations began on the Cisco segment December 3, 1993, and began on the CISI segment December 7, 1993. The DT's primary commodities are grain, fertilizer and plastics.

Vandalia Railroad Company - On October 7, 1994, Pioneer Railcorp acquired all the outstanding common stock of the Vandalia Railroad Company. The line located in Vandalia, Illinois, interchanges with CSX and is approximately 3.5 miles long. The railroad's principal commodities are steel pipe and plastic pellets and fertilizer.

West Michigan Railroad Co. - On July 11, 1995, Pioneer Railcorp signed an agreement with the Trustee of the Southwestern Michigan Railroad Company, Inc., d/b/a Kalamazoo, Lakeshore & Chicago Railroad (KLSC), to purchase all of the tangible assets of KLSC. Those assets include approximately 15 miles of track and right of way, extending from Hartford to Paw Paw, in Van Buren County, Michigan. The line interchanges with CSX. Pioneer Railcorp then assigned its right to purchase to the West Jersey Railroad Co., a wholly owned subsidiary of PRC, which had been operating the former KLSC tracks under an Interstate Commerce Commission Directed Service Order since June 24, 1995. West Jersey Railroad Co. amended its articles of incorporation to change its name to "West Michigan Railroad Co.," effective October 2, 1995. The sale was approved by the Interstate Commerce Commission by order served October 18, 1995, and the West Michigan Railroad Co. took title to the property on October 24, 1995. The railroad's principal commodities are frozen foods and canned goods.

Keokuk Junction Railway Co. - On March 12, 1996, Pioneer Railcorp purchased 93% of the common stock of KNRECO, Inc., an Iowa corporation d/b/a Keokuk Junction Railway (hereinafter "KJRY") from the shareholders, and purchased all of the remaining common shares of KJRY in April of 1996. KJRY operates a common carrier railroad line within the City of Keokuk, Iowa, from Keokuk to LaHarpe, Illinois, and a branch line from Hamilton to Warsaw, Illinois, a total of approximately 38 miles. In addition, KJRY owns all of the common stock of Keokuk Union Depot Company, an Iowa corporation that owns the former Keokuk Union Depot building, along with surrounding track and real estate. KNRECO, Inc. changed its corporate name to Keokuk Junction Railway Co. effective April 10, 1996. On December 19, 2001, the KJRY purchased 12.1 miles of track from LaHarpe to Lomax, Illinois and was assigned trackage rights from Lomax, Illinois to Ft Madison, Iowa, a distance of approximately 15.5 miles over the BNSF, allowing the KJRY to interchange traffic with the UP. The KJRY also interchanges with the BNSF at Keokuk. The railroad's principal commodities are corn, corn germ, corn syrup, meal, gluten feed, and railroad wheels. The Company's feeder line application on file with the Surface Transportation Board (STB) to acquire the assets of the west end of the Toledo Peoria and Western Railway (TPW) was granted on October 28, 2004. The Company completed the acquisition on February 11, 2005 at the STB determined purchase price of $4,165,742 as is more fully described later in this document.

Shawnee Terminal Railway Company - On November 13, 1996, Pioneer Railcorp purchased 100% of the common stock of the Shawnee Terminal Railway Company. The line located in Cairo, Illinois, interchanges with the Canadian National Railway Company (CN) and is approximately 2.5 miles long. The railroad's principal commodities are railroad freight cars for cleaning.

Michigan Southern Railroad Company - On December 19, 1996, Pioneer Railcorp through its wholly-owned subsidiary Michigan Southern Railroad Company signed a two year lease with the Michigan Southern Railroad Co. Inc., Morris Leasing, Inc., and Gordon D. Morris to operate certain railroad related assets. The lease called for a fixed monthly payment for the equipment assets leased and a per car charge for railroad usage. The lease contained an exclusive option to purchase the stock of the Michigan Southern Railroad Company, Inc. and the railroad assets of Morris Leasing, Inc., and this option was exercised on January 6, 1999, when the Company's wholly-owned subsidiary Michigan Southern Railroad Company (MSO) purchased all of the stock of the Michigan Southern Railroad Co., Inc. (MSRR) from Gordon D. Morris. The railroad is comprised of three separate, non-contiguous lines. The Michigan Southern Railroad Company line (MSO) is located in southern Michigan and currently operates 15 miles of track. On February 1, 2001, the Company separated 1.1 miles of track located in Kendallville, Indiana from its Michigan Southern Railroad Company subsidiary and operates this trackage as a wholly owned subsidiary of Pioneer Railcorp under the name Kendallville Terminal Railway Co. (KTR). On May 1, 2001, the Company separated 10 miles of track located in the Indiana counties of Elkhart and St. Joseph, Indiana from its Michigan Southern Railroad Company subsidiary and operates as a wholly-owned subsidiary of Pioneer Railcorp under the name Elkhart & Western Railroad Co. (EWR). These actions were taken to simplify interchange with the Norfolk Southern, the connecting carrier to all lines. The MSO's principal commodities are scrap, scrap paper, pulpboard, lumber and soybean oils.

Pioneer Industrial Railway Co. - On February 18, 1998, Pioneer Railcorp through its wholly-owned subsidiary Pioneer Industrial Railway Co., began operating approximately 8.5 miles of railroad in Peoria County, Illinois when the Peoria & Pekin Union Railway Co. (PPU) assigned its lease with the owner, the Peoria, Peoria Heights & Western Railroad (PPHW) to Pioneer Railcorp. PPHW is owned by the City of Peoria, Illinois and the village of Peoria Heights, Illinois. The railroad's principal commodities are steel, and lumber.

The Garden City Western Railway, Inc. - On April 29, 1999, the Company purchased 100% of the stock of The Garden City Western Railway, Inc. (GCW) from the Garden City Coop, Inc. and immediately began operations. The GCW is located in southwest Kansas and totals 40 miles of operating railroad and interchanges with the BNSF. The primary commodities include grain, frozen beef, fertilizer, farm implements, feed products and utility poles.

Indiana Southwestern Railway Co. - On April 1, 2000, the Company through its wholly-owned subsidiary Indiana Southwestern Railway Co. (ISW) acquired, in a transaction accounted for by the purchase method of accounting, certain assets including all of the rail facilities owned or leased by the Evansville Terminal Railway Company (EVT). The line is in Evansville, Indiana and is 23 miles in length. The primary commodities are grain, plastics and rail equipment.

Kendallville Terminal Railway Co. - On February 1, 2001, the Company separated
1.1 miles of track located in Kendallville, Indiana from its Michigan Southern Railroad Company (MSO) subsidiary and began operating as a wholly owned subsidiary of Pioneer Railcorp under the name Kendallville Terminal Railway Co.
(KTR). This action was taken to simplify interchange with the Norfolk Southern, the connecting carrier to the KTR, MSO and EWR. The railroads principal commodities are sugar and syrup.

Gettysburg & Northern Railroad Co. - On February 20, 2001, the Company through its wholly-owned subsidiary Gettysburg & Northern Railroad Co. (GET), acquired in a transaction accounted for by the purchase method of accounting, the railroad assets of the former Gettysburg Railway, Inc. (GBRY) and the Gettysburg Scenic Railway (GSRX), from various corporate entities owned by John H. Marino of Manassas, Virginia. The line is 25 miles in length running from Gettysburg, PA to Mount Holly Springs, PA. The primary commodities are canned goods, pulpboard, soda ash, grain, and scrap paper. In addition, the GET generates a portion of its revenues from a scenic passenger operation.

Elkhart & Western Railroad Co. - On May 1, 2001, the Company separated 10 miles of track located in the Indiana counties of Elkhart and St. Joseph, Indiana from its Michigan Southern Railroad Company (MSO) subsidiary and began operating as a wholly-owned subsidiary of Pioneer Railcorp under the name Elkhart & Western Railroad Co. (EWR). This action was taken to simplify interchange with the Norfolk Southern, the connecting carrier to EWR, MSO and KTR. The railroads principal commodities are auto frames, cement and lumber.

Pioneer Resources, Inc. (PRI) was formed on December 30, 1993 to manage real estate and auxiliary resources for Company subsidiaries. In addition, effective January 1, 2004, it began performing plant switching activities at a limestone mine in Oklahoma.

Railroad Equipment Leasing

Pioneer Railroad Equipment Co., Ltd. (PREL), formed on April 1, 1990, leases equipment to the Company's subsidiary railroads and also leases railcars and locomotives to unaffiliated third parties. PREL also earns income from non-company railroads on its fleet of 1,264 railcars (as of December 31, 2004) when they carry freight on non-company railroads.

Corporate Support Operations

Pioneer Railroad Services, Inc.(PRS), Pioneer Resources, Inc.(PRI), and Pioneer Air, Inc. (PAR), which are wholly owned subsidiaries of Pioneer Railcorp, provide corporate support operations which are engaged in by the Company. Pioneer Railroad Services, Inc. (PRS) which began operations on October 1, 1993, provides accounting, management, marketing, operational and agency services to the Company's subsidiary railroads. Pioneer Air, Inc. (PAR) was formed on August 5, 1994 and currently owns a Cessna 421B aircraft, which is, used by Pioneer Railcorp subsidiaries exclusively for Company business travel.

Marketing

The Company's marketing department was established to foster continuing business with existing customers and to develop and attract new customers and additional loadings on all PRC railroads. The Company's attention to marketing has earned recognition from industry publications, Class I railroads, and smaller rail carriers. The Company's marketing department along with the Company's operation's center have become important value-added services offered to present and potential customers.

Distribution

Virtually all interchange traffic is with unionized Class I carriers, and a prolonged work stoppage on those carriers would have a material adverse impact upon the Company, however, there has never been such a prolonged work stoppage of the American railroad industry, and the Company considers the chances of such an event to be remote.

Suppliers

The Company does not believe that the loss of any supplier would have a material adverse effect on its business, as there are alternative suppliers available.

Competition

With respect to the industry in which PRC operates, the Company, like any other railroad company, faces intense competition from the trucking industry, barge lines and other railroads for the movement of commodities. The Company feels (pricing and time sensitivity constant) that it has a competitive advantage due to its integrated efforts in providing value-added rail services through its marketing department and operation's center, with continued emphasis on safe and efficient train operations.

Regulations

The Company's subsidiaries are subject to regulation by the Surface Transportation Board (STB) of the U.S. Department of Transportation (USDOT), the Federal Railroad Administration (FRA), and certain state and local jurisdictions. Such regulation affects rates, safety rules, maintenance of track, other facilities, and right of way, and may affect the Company's revenues and expenses. To date there has been no material effect on the Company's operations because of regulatory action, nor does the Company expect any such effect in the foreseeable future.

Employees

On December 31, 2004, the Company had 119 employees, which consisted of 98 operating personnel, 18 support staff and 3 executive officers.

Environmental Matters

The Company's operations are subject to various regulations relating to the protection of the environment, which have become increasingly stringent. These environmental laws and regulations, which are implemented principally in the U.S. by the Environmental Protection Agency ("EPA") and comparable state agencies govern the management of hazardous wastes, the discharge of pollutants into the air and surface and underground waters and the manufacture and disposal of certain substances.

Item 2. Property

In October 1994, the Company purchased a 16,000 square foot building located in Peoria, Illinois as a corporate headquarters facility. In conjunction with the purchase of its corporate office building, the Company assumed a land lease for the property on which the building is located. This twenty-five year lease is renewable for five successive periods of five years with annual rents equal to ten percent of the appraised value of the land, payable in monthly installments, with appraisal value reviews every five years following the origination date. The Company is responsible for costs of maintenance, utilities, fire protection, taxes and insurance. The building is pledged in a financing agreement.

A description of the Company's railroad properties as of December 31, 2004 by subsidiary follows:

A.) Fort Smith Railroad Co. (FSR): The FSR leases 18 miles of railroad from the Union Pacific Railroad Company and began operations in July 1991 pursuant to a twenty year operating lease. The line runs from Fort Smith to Barling, Arkansas. The lease agreement contains numerous requirements including maintaining existing traffic patterns, repair and replacement of the right of way to the condition in which it was leased, and payment of any applicable real estate taxes. The Company is entitled to a fixed rate per carload switched from the UP as well as ninety percent of new leases and easements and fifty percent of existing leases and easements on the property. As long as these lease requirements are met, the Company may continue to operate on the rail facilities without rent. The Company has three twenty-year renewal options. The FSR's track is in good condition.

B.) Alabama Railroad Co. (ALAB): The ALAB is 60 miles of operating railroad running from Flomaton to Corduroy, Alabama. The Company considers the track to be in fair condition.

C.) Mississippi Central Railroad Co. (MSCI): The MSCI is 51 miles of operating railroad running from Oxford, Mississippi to Grand Junction, Tennessee. Approximately 45.5 miles of the track are located in Mississippi. The Company considers the track to be in fair condition.

D.) Alabama & Florida Railway Co., Inc. (AF): The AF is 43 miles of operating railroad running from Andalusia to Geneva, Alabama. The Company has an option from CSX Transportation to negotiate a purchase price for the underlying real estate and currently leases the property for a monthly payment of $1,435. The Company has exclusive rights to the revenues derived from the land leases and easements. The Company considers the line to be in good condition.

E.) Decatur Junction Railway Co. (DT): The DT leases from Top Flight Grain Co-Operative a segment of track, approximately thirteen (13) miles in length, that runs from Green's Switch (Decatur, Illinois) to Cisco, Illinois. The DT also leases a segment of track from Central Illinois Shippers, Incorporated (CIS) approximately seventeen (17) miles in length, which runs from Elwin to Assumption, Illinois. The two lines are connected via trackage rights on the Canadian National Railway Company (approximately eight miles) through Decatur, Illinois. The Top Flight Grain Co-operative lease expires in December 2016 and the CIS lease expires in December 2006. Both leases require the Company to perform normal track maintenance and pay a nominal per car charge on traffic in excess of 1,000 carloads per year. The DT's track is considered to be in good condition.

F.) Vandalia Railroad Company (VRRC): The VRRC is approximately 3.5 miles of operating railroad located in Vandalia, Illinois. The VRRC has a lease with the City of Vandalia for the 3.5 miles of railway. This lease is renewable for ten-year periods beginning in September 2013 and the annual lease payments equal $10 per loaded rail car handled in interchange. The Company considers the track to be in good condition.

G.) West Michigan Railroad Co. (WMI): The WMI is approximately 15 miles of operating railroad running from Hartford to Paw Paw, Michigan. The track is considered to be in good condition.

H.) Keokuk Junction Railway Co. (KJRY): The KJRY operates a common carrier railroad line within the City of Keokuk, Iowa, approximately 38 miles from Keokuk to LaHarpe, Illinois, a branch line from Hamilton to Warsaw, Illinois, 12 miles of track from LaHarpe to Lomax, Illinois and has trackage rights of 15.5 miles over the BNSF from Lomax, IL to Ft. Madison, IA. The assets and subsidiary stock are pledged in various financing agreements. The track is considered to be in good condition.

      The Company's feeder line application on file with the Surface Transportation Board (STB) to acquire the assets of the west end of the Toledo Peoria and Western Railway (TPW) was granted on October 28, 2004. The Company completed the acquisition on February 11, 2005 which added 76 miles from LaHarpe to Peoria, Illinois.

I.) Shawnee Terminal Railway Company (STR): The STR operates 2.5 miles of operating railroad in Cairo, Illinois. The track is considered to be in good condition.

J.) Michigan Southern Railroad Company (MSO): The MSO is approximately 15 miles long extending from White Pigeon to Sturgis, Michigan. The assets and subsidiary stock are pledged in various financing agreements. The track is considered to be in good condition.

K.) Elkhart & Western Railroad Co. (EWR): The EWR is located in Elkhart, Indiana and is approximately 10 miles in length. The track is considered to be in good condition.

L.) Kendallville Terminal Railway Co. (KTR): The KTR is located in Kendallville, Indiana and is approximately 1 mile in length. The line is considered to be in good condition.

M.) Pioneer Industrial Railway Co. (PRY): The PRY operates a railroad line approximately 8.5 miles long in Peoria County, Illinois. PRY assumed operations from the Peoria & Pekin Union Railway Co. (PPU) when the PPU assigned its lease with the owner, the Peoria, Peoria Heights & Western Railroad (PPHW), effective February 18, 1998. PPHW is owned by the City of Peoria, Illinois and the village of Peoria Heights, Illinois. PRY has improved the condition of the track considerably since assuming operation and, overall, the track is now considered to be in good condition.

N.) The Garden City Western Railway Co., Inc. (GCW): The GCW is 40 miles of operating railroad located in southwest Kansas originating in Garden City, Kansas running north 26 miles to Shallow Water, KS and east 14 miles to Wolf, KS. The assets and subsidiary stock are pledged in various financing agreements. The Company considers the track to be in good condition.

O.) Indiana Southwestern Railway Co. (ISW): The ISW is 23 miles of operating railroad located in Evansville, Indiana. The assets and subsidiary stock are pledged in various financing agreements. The Company considers the track to be in good condition.

P.) Gettysburg & Northern Railroad Co. (GET): The GET is 25 miles in length running from Gettysburg, PA to Mount Holly Springs, PA. The assets and subsidiary stock are pledged in various financing agreements. The Company considers the track to be in excellent condition.

Company management believes that all of its properties and assets are adequately covered by insurance.

Item 3. Legal Proceedings

In the course of business, the Company experiences crossing accidents, employee injuries, delinquent and/or disputed accounts, and other incidents, which give rise to claims that may result in litigation. Management vigorously pursues settlement and release of such claims, but at any one time, some such incidents, which could result in lawsuits by and against the Company, remain unresolved. Management believes it has valid claims for, or good defenses to, these actions. Management considers such claims to be a routine part of the Company's business.

As of the date of this Form 10-KSB, management is not aware of any incident which is likely to result in a liability that would materially affect the Company's consolidated financial position or results of operation.

Item 4. Submission of Matters to a Vote of Security Holders.

There were no matters submitted to security holders for vote in the fourth quarter 2004.

PART II

Item 5. Market for Company's Common Equity and Related Stockholder Matters.

The Company's common stock traded on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol "PRRR" and the Chicago Stock Exchange under the trading symbol "PRR". The quarterly high and low sales price of the Company's common stock as reported on the Nasdaq for the periods below are as follows:

       1 Qtr    2 Qtr    3 Qtr    4 Qtr    1 Qtr     2 Qtr    3 Qtr    4 Qtr
       2003     2003     2003     2003     2004      2004     2004     2004
       -----    -----    -----    -----    -----     -----    -----    -----
High   $1.50    $1.78    $2.54    $2.24    $3.06     $2.60    $2.65    $3.00
Low    $1.01    $1.30    $1.65    $1.84    $1.78     $2.20    $2.10    $2.62

As of December 31, 2004, the Company had approximately 1,680 common stockholders of record, including brokers who hold stock for others. A cash dividend of $.05 per common share was paid to stockholders of record as of April 30, 2004. The total dividend was $224,848 and was paid on August 23, 2004. A dividend $.05 per common share totaling $224,534 was paid in 2003.

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONNECTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, RELATED NOTES AND OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS ANNUAL REPORT ON FORM 10-KSB.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The financial statement components or accounts that are subject to significant estimation are reserves for litigation, casualty and environmental matters, accounts receivable, deferred income taxes and property, plant and equipment.

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 5, "Accounting for Contingencies," an accrual for a loss contingency (litigation, casualty and environmental matters) is established if information available prior to the issuance of the financial statements indicates that it is probable that a liability has been incurred or an asset has been impaired. These estimates have been developed in consultation with outside counsel handling our defense in these matters and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. Subsequent changes to those estimates are reflected in our statements of income in the period of the change. Management believes that it has adequate insurance to cover most of the likely loss contingency situations, and most accruals for a loss contingency would be no more than the Company's maximum insurance self-retention of $50,000 per occurrence. To date all losses on such matters have been within management's expectations.

Provisions are made for estimated uncollectible accounts receivable. An account receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions. Accounts receivables are written off when deemed uncollectible. Recoveries of account receivable previously written off are recorded when received. To date, losses on accounts receivable have been minimal in relation to the volume of sales and have been within management's expectations.

Deferred taxes are recognized based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized based on projected future taxable income, a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, and the expected timing of the reversals of existing temporary differences. If we are unable to generate sufficient future taxable income to utilize deferred tax assets, we would be required to establish a valuation allowance against a portion of our deferred tax assets, resulting in an increase in our future effective tax rate with a coinciding adverse impact on earnings. To date the Company has not had to record a valuation allowance for deferred tax assets previously recognized on its balance sheet, nor does it expect to record such an allowance through at least December 31, 2005.

Net property, plant and equipment comprised 79% of our total assets as of December 31, 2004. These assets are stated at cost, less accumulated depreciation. We use the straight-line method of depreciation over estimated lives generally applicable to the railroad industry. Expenditures that increase asset values or extend useful lives are capitalized. Repair and maintenance expenditures are charged to operating expense when the work is performed. We periodically review the carrying value of our long-lived assets for impairment. This review is based upon our projections of anticipated future cash flows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. The estimate of fair value shall be based on the best information available in the circumstances. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations. No impairment has been recorded on fixed assets during the fiscal year ended December 31, 2004.

For a complete description of our significant accounting policies, see Note 1 to our Consolidated Financial Statements.

Results of Operations

This management's discussion and analysis of financial condition and results of operations references the Company's two operating segments. The Company's railroad operations consist of wholly-owned short line railroad subsidiaries that offer similar services while the Company's equipment leasing operations leases railcars, locomotives, and other railroad equipment to affiliated and unaffiliated entities. All other operations are classified as corporate support services for purpose of these discussions. All information provided for each operating segment is presented after elimination of all intersegment transactions, therefore reflecting its share of consolidated results.

The Company's railroad operating segment had revenue earned from a major customer, Roquette America, Inc., of approximately $3,913,000 in 2004 and $3,929,000 in 2003. A future loss of revenue from this customer could have a materially adverse effect on the Company's results of operations and financial condition.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Overview:

The Company operates in two business segments, railroad operations and railroad equipment leasing. Railroad operations are provided by the Company's wholly owned short line railroad subsidiaries. PRC's rail system is primarily devoted to carrying freight. The railroad subsidiaries generate revenue from several activities, with the primary source referred to as switching revenue. Switching revenue is the amount the Company receives for handling and delivering a load of freight via railcar to and from its online customers. The railroad operations also generate revenue through repair of foreign railcars (railcars owned by an unrelated entity) used to carry freight on the Company's railroads. The railroad operations earn revenue from demurrage, a charge to online customers for holding a foreign railcar for an excessive number of days. Generally, demurrage revenues will be partially offset by carhire expense (charges to the Company's railroad operations for using a foreign railcar). The Company also generates revenue from the storage of private railcars (railcars that are owned by a non-railroad company). In addition, the railroad operations generate revenue by performing contract services, primarily track construction and maintenance, for customers and governmental agencies. Finally, the Company, through its wholly owned railroad subsidiary Gettysburg & Northern Railroad Co. generates revenue from a tourist passenger train in Gettysburg, PA.

The Company's revenue from its railroad operations could be affected by several events. In most instances, several railroads take part in the delivery of freight to and from the Company's customers. Each railroad will set its revenue requirement for handling the freight. If the total revenue requirement for all railroads involved is not competitive with other transportation options, it is likely the freight will not move by rail. The Company's current customers make changes in the origin of their raw materials and destination for their finished products that could positively or negatively affect rail traffic. A significant portion of the Company's freight is carried in railcars supplied by the nation's largest railroads, referred to as Class 1 railroads. The Class 1 railroads ability to continue to supply railcars is an important factor in generating revenues. The Company's equipment leasing operations own a large railcar fleet, which helps to minimize adverse consequences from a limited railcar supply. The Company continually searches for railcars to purchase that will provide its customers with a reliable car supply.

The equipment leasing operations generate revenue from carhire revenue (charges non-affiliated railroads pay the Company for using its railcars) and revenue from locomotive leases to unaffiliated entities. The Company's railcars have a limited useful life, generally 40 to 50 years from the year they were built. In future years, as the Company's railcars reach their useful life limit, the Company will need to replace the railcars to maintain its current carhire revenue levels. Any significant purchase of railcars will require long term debt financing. When the Company's railcars reach the end of their useful life, the Company could still use some of the railcars on its own railroads for captive grain loads or generate income from the scrap value of the railcars, which is currently about $4,500 per car.

Below is a chart illustrating the life expectancy of the Company's railcar fleet as of December 31, 2004:

Expiration Year  Box    Cov Hop   Gond   Flat   Hopper     Total    % of Fleet
---------------  ---    -------   ----   ----   ------     -----    ----------
    2005          14      57        3     38       1         113       8.94%
    2006          72     137        6                        215      17.01%
    2007           2      99                       2         103       8.15%
    2008          21       5        5              2          33       2.61%
    2009          38     154        5                        197      15.59%
    2010           9       6        4                         19       1.50%
    2011          88      50                       1         139      11.00%
    2012         162      17        4              2         185      14.63%
    2013          94      88       55     19       4         260      20.57%
                 ---     ---       --     --      --        ----     ------
                 500     613       82     57      12        1264     100.00%
                 ===     ===       ==     ==      ==        ====     ======

Nationally there is a surplus of locomotives for lease and sale, which has caused a decrease in lease rates and a decrease in opportunities to lease locomotives as potential customers may choose to purchase locomotives in lieu of leasing them. The Company's lease renewals will be subject to market rates that are currently lower than the Company is earning. Historically, there has been upturns and downturns in the locomotive leasing industry, and the Company believes it is well positioned to take advantage of the next up turn due to the size and quality of its locomotive fleet.

The Company seeks to encourage development on or near, and utilization of, the real estate right of way of its operating railroads by potential shippers as a source of additional revenue and also generates revenue by granting to various entities, such as utilities, pipeline and communications companies and non-industrial tenants, the right to occupy its railroad right of way and other real estate property.

The Company's primary outflow of cash pertains to employee wages, track materials, repair expenses to railcars and locomotives, fuel, car hire expense, liability insurance, health insurance, and debt repayments. The Company uses the following categories to group expense in the financial statements:

Maintenance of Way and structure expense (MOW) includes all expenses related to track maintenance; including payroll, track materials, signal maintenance, vegetation control, and bridge maintenance.

Maintenance of equipment expense (MOE) includes expenses related to railcar repair expenses for both foreign and Company owned railcars; including payroll, car repair parts, processing fees for Company owned railcars, and also maintenance to Company owned vehicles.

Transportation expense (TRAN) includes expenses related to train movement operations; including payroll, locomotive fuel and supplies expense, repair expenses to Company owned locomotives, car hire expense (the cost for utilizing non-affiliated railcars), derailment expense, lading and damage claims, switching services purchased, and joint facility expenses with other carriers.

General & administration expense (ADMIN) includes general manager payroll expenses, legal expenses, bad debt expense related to interline settlements, liability insurance, utilities, postage and freight, real estate taxes, dues, licenses and fees, vehicle insurance, freight to move company owned railcars and locomotives, health and dental insurance expense, audit fees, printing, and corporate headquarters support service payroll for executive management, accounting, operations, marketing, real estate, legal, and other support staff.

Financial Results discussion:

The Company's net income in 2004 was $1,440,000 an increase of $15,000 or 1% compared to $1,425,000 net income in 2003. Revenue increased in 2004 by $780,000 or 5%, to $16,775,000 from $15,995,000 in 2003. Operating expense increased in 2004 by $712,000 or 5%, to $13,727,000 from $13,015,000 in 2003. Operating income increased in 2004 by $68,000 to $3,048,000 from $2,980,000 in 2003.

Revenue increased in 2004 by $780,000 or 5% to $16,775,000 from $15,995,000 in the prior year. The railroad operations generated total revenue of $14,042,000 in 2004, an increase of $1,113,000 (9%) compared to revenue of $12,929,000 in 2003. The railroad operations increased revenue from increased switching revenue of $770,000 primarily related to increased per car revenue, and also increased demurrage revenue of $753,000, primarily from updating rates and terms to be more equitable to the Company's railroads. As the economy continues to improve, the Company's railroad operations have experienced a decrease in revenue from the storage of railcars for non-affiliated companies as such companies find utilization for their railcars in an improving economy. In 2004 revenue from car storage decreased $204,000 to $380,000 compared to $584,000 in 2003. The railroad operations also had a $286,000 decrease in contract service revenue as a result of a decrease in track projects on behalf of state governments and customers. The equipment leasing operations generated total revenue of $2,718,000 in 2004, a decrease of $327,000 (11%) compared to $3,045,000 in 2003.
In 2004 revenue from the equipment leasing operations included carhire revenue of $1,979,000, a decrease of $408,000 (17%) from $2,387,000 in 2003, and unaffiliated lease income of $724,000, an increase of $92,000 (15%) from $632,000 in 2003. The decrease in carhire revenue in 2004 primarily relates to the underutilization of the Company's covered hopper fleet. The Company entered into 84 new covered hopper leases in the third quarter 2004 and 17 new covered hopper leases in the fourth quarter 2004. The lease terms are expected to be for two years at an average monthly rate of $320 per car. Corporate services did not have significant revenues in either 2004 or 2003.

Operating expenses increased in 2004 by $712,000 or 5%, to $13,727,000 from $13,015,000 in 2003. The increase in operating expenses was affected by a gain on sale of property & equipment of $387,000 in 2004 compared to a loss on sale of property & equipment of $74,000 in 2003. Excluding this gain and loss on property & equipment, operating expenses increased $1,173,000 or 9%. The majority of this increase in operating expenses resulted from increased transportation expenses of $651,000 and increased administrative expenses of $259,000 in 2004. The $651,000 of increased transportation expense was primarily from the railroad operations, which had a $458,000 increase resulting primarily from an increase in payroll costs attributable to a higher number of operating personnel in 2004 compared to 2003, increased carhire and increased fuel costs. The railroad operations also had an increase in maintenance of way expense of $110,000, primarily resulting from increased track maintenance. The railroad operations generated total operating expenses of $8,383,000 in 2004, an $804,000 increase (11%) from $7,579,000 in 2003. The equipment leasing operations generated operating expenses of $1,565,000 in 2004, a $477,000 decrease (23%) from $2,042,000 in 2003. The primary decrease in operating expenses by the equipment leasing operations relates to a gain on sale of property & equipment of $386,000 which occurred in the third quarter 2004. The increased administrative expenses of $259,000 was primarily from corporate support services relating to the Company's actions to "go private" as detailed in the Company's Form 8-K and 8-K/A filed September 21, 2004 and September 23, 2004 respectively as well as a preliminary proxy statement filed with the SEC on November 9, 2004. Corporate support services generated operating expense of $3,779,000 in 2004 a $385,000 increase (11%) from $3,394,000 in 2003. The "going private" transaction is more fully described later in this document.

Operating income increased in 2004 by $68,000 or 2%, to $3,048,000 from $2,980,000 in 2003. The railroad operations generated operating income of $5,659,000 in 2004, a $309,000 increase (6%) from $5,350,000 in 2003. The equipment leasing operations generated operating income of $1,153,000 in 2004, a $150,000 increase (15%) from $1,003,000 in 2003. Corporate support services reduced operating income $3,764,000 in 2004, compared to reduced operating income in 2003 of $3,373,000. This represents a $391,000 decrease in 2004 operating income (12%) compared to 2003.

                                               Railroad          Equipment         Corporate
                                              Operations          Leasing          Services          Total
                                              -----------       -----------       -----------     -----------

2004 Operations by Business Segment

Revenue                                       $14,042,000       $ 2,718,000       $    15,000     $16,775,000

Expenses:
Mow                                             1,283,000                 0            62,000       1,345,000
Moe                                           $   907,000           427,000           362,000       1,696,000
Tran                                            3,698,000           173,000           212,000       4,083,000
Admin                                           1,642,000            64,000         3,092,000       4,798,000
Dep/Amort                                        $853,000         1,287,000            52,000       2,192,000
(Gain)/Loss Sale of P&E                                 0          (386,000)           (1,000)       (387,000)
                                              -----------       -----------       -----------     -----------
Operating Expense                             $ 8,383,000       $ 1,565,000       $ 3,779,000     $13,727,000

Operating Income                              $ 5,659,000       $ 1,153,000      ($ 3,764,000)    $ 3,048,000

2003 Operations by Business Segment

Revenue                                       $12,929,000       $ 3,045,000       $    21,000     $15,995,000

Expenses:
Mow                                             1,173,000                 0            78,000       1,251,000
Moe                                               761,000           486,000           273,000       1,520,000
Tran                                            3,240,000           141,000            51,000       3,432,000
Admin                                           1,552,000            61,000         2,926,000       4,539,000
Dep/Amort                                         842,000         1,292,000            65,000       2,199,000
(Gain)/Loss Sale of P&E                            11,000            62,000             1,000          74,000
                                              -----------       -----------       -----------     -----------
Operating Expense                             $ 7,579,000       $ 2,042,000       $ 3,394,000     $13,015,000

Operating Income                              $ 5,350,000       $ 1,003,000      ($ 3,373,000)    $ 2,980,000

2004-2003 Variances by Business Segment

Increase (decrease)

Revenue                                       $ 1,113,000       $  (327,000)      $    (6,000)    $   780,000

Expenses:
Mow                                               110,000                 0           (16,000)         94,000
Moe                                               146,000           (59,000)           89,000         176,000
Tran                                              458,000            32,000           161,000         651,000
Admin                                              90,000             3,000           166,000         259,000
Dep/Amort                                          11,000            (5,000)          (13,000)         (7,000)
(Gain)/Loss Sale of P&E                           (11,000)         (448,000)           (2,000)       (461,000)
                                              -----------       -----------       -----------     -----------
Operating Expense                             $   804,000       $  (477,000)      $   385,000     $   712,000

Operating Income                              $   309,000       $   150,000      ($   391,000)    $    68,000

Other Income and Expense Income Statement Line Item Discussions:

Interest expense decreased $179,000 (19%) in 2004 to $750,000 compared to $929,000 in 2003. This decrease is the result of the Company having paid down long-term debt pursuant to scheduled repayment terms.

In 2004, $29,000 of non-operating expense was recorded by the Company, primarily related to the write off a $51,000 account receivable recorded from a previous railroad acquisition which has proven to be uncollectible. In 2004, $334,000 of lease income was earned by the Company, primarily from lease income generated by the Company's railroad operations from the granting of easements and leases for the use of railroad right of way property. Lease income earned in 2003 was $309,000. No other significant items of non-operating income or expense were applicable to either 2004 or 2003.

Impact of New Accounting Pronouncements:

In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, and later in 2003 issued its amendment FIN 46R, which addresses consolidation by business enterprises of variable interest entities ("VIE") either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 is effective immediately for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied effective in the annual period beginning after December 15, 2004. The Company does not anticipate the adoption of this Interpretation will have a material impact on its financial position or results of operations. However, changes in the Company's business relationships with various entities could occur which may impact its financial statements under the requirements of FIN 46R.

In May 2003, FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". Statement No. 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense in the statement of income. Prior to the application of Statement No. 150, either those financial instruments were not required to be recognized, or if recognized, were reported in the balance sheet as equity with changes in the value of those instruments normally not recognized in net income. The FASB has indefinitely delayed the effective date of statement No. 150. The Company believes the adoption of FASB No. 150 will not have a material impact on the Company's financial position or results of operations.

FASB Statement No. 153, Exchange of Nonmonetary Assets, was issued in December 2004. This Statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The Company does not expect the application of Statement No.153 to have a material effect on the accompanying financial statements.

In December 2004, the Financial Accounting Standards Board ("FASB") published FASB Statement No. 123 (revised 2004), "Share-Based Payment" ("FAS 123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006.

FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy including whether or not additional stock options will be awarded in the future.

Liquidity and Capital Resources:

The Company primarily uses cash generated from operations to fund working capital needs and relies on long-term financing for the purchase of railcars, new operating subsidiaries, and other significant capital expenditures. At December 31, 2004 the Company had a working capital facility totaling $1,100,000 which was available for use at the end of 2004.

Long-term equipment financing has historically been readily available to the Company for its railcar acquisition program. The Company believes it will be able to continue to obtain long-term equipment financing should the need arise. The Company's plans for new debt in the foreseeable future is contingent upon new railroad acquisitions, increased needs and/or opportunities for railcar and locomotive acquisitions, and other financing needs.

On October 28, 2004 the Company's feeder line application on file with the Surface Transportation Board (STB) to acquire the assets of the west end of the Toledo Peoria and Western Railway (TPW) was granted. The Company completed the acquisition on February 11, 2005 at the STB determined purchase price of $4,165,742. This acquisition will be accounted for using the purchase method of accounting. This acquisition was financed with proceeds from a National City Bank credit facility of up to $16 million. National City Bank granted the Company the $16 million credit facility on January 19, 2005, the proceeds of which will be utilized (1) to finance the aforementioned TPW acquisition, (2) to refinance approximately $7 million of outstanding debt with National City Bank and (3) to finance the Company's proposed $5 million going private transaction expected to occur in 2005, which is more fully described below. The $16 million credit facility provides for interest at the LIBOR interest rate plus a spread ranging from 200 basis points to 275 basis points depending upon the Company's ratio of debt to earnings before interest, taxes, depreciation and amortization expense (EBITDA). The debt is to be amortized over seven years with a five-year balloon payment. The debt is collateralized by a security interest in all of the assets of each of Pioneer Railcorp's subsidiary railways, a pledge of the stock of each such company, and a guaranty from each of the Company's subsidiaries. On February 16, 2005, the Company entered into an interest rate swap agreement with National City Bank in conjunction with the $16 million credit facility. The swap agreement exchanges the variable LIBOR interest rate for a fixed interest rate of 4.30% until maturity of the note on May 1, 2010, resulting in a current effective interest rate of 7.05% (4.30% fixed rate plus 275 basis point performance-based spread).

In addition to the $16 million credit facility, the Company secured a $2 million line-of-credit from National City Bank on January 19, 2005, to replace it's existing $1.1 million line-of-credit. The line-of-credit bears interest at the Bank's prime rate with interest payments due monthly through January 2007. The line-of-credit matures on January 19, 2007, at which time all outstanding borrowings would be due. The line-of-credit is collateralized in the same manner as the $16 million credit facility.

On September 20, 2004, the Company's Board of Directors unanimously approved a going private transaction designed to repurchase outstanding shares of the Company's Class A common stock (common stock). This proposed transaction will effectively reduce the number of shareholders to less than 300, thereby terminating the need for continued registration of the Company's stock with the Securities and Exchange Commission (SEC) and thus privatizing ownership of the Company. Each shareholder of less than 2,000 shares would receive an independently determined fair market value of $2.85 per share for each outstanding share of common stock that the Company would acquire under the proposed transaction. It is expected the number of shareholders will be reduced from approximately 1,680 to approximately 150 as a result of the proposed transaction. Furthermore, all warrant holders on the date of the transaction would receive $.85 per warrant, said amount being determined as the $2.85 fair market value less the warrant exercise price of $2.00. Shareholders owning 2,000 or more shares will continue to own their shares.

The proposed transaction is subject to SEC and shareholder approval, and if completed, would allow the Company to terminate the registration of its common stock with the SEC and would result in discontinuation of trading of the Company's common stock on the NASDAQ SmallCap Market and the Chicago Stock Exchange. The Board of Directors believes the costs of being a publicly traded company are no longer justified by the benefits.

Costs associated with this proposed transaction are approximately $5 million and would be funded with $5 million of proceeds from the $16 million National City Bank credit facility.

The following table summarizes the Company's future commitments and contractual obligations (amount in thousands) related to its notes payable, long-term debt and noncancellable operating leases as of December 31, 2004:

  Commitments & Contractual              Years ending December 31
        Obligations               2005      2006    2007   2008     2009  Thereafter    Total
-------------------------------  ------    ------  -----  ------   ------ ----------   ------
Notes payable                    $  146    $   -   $   -  $    -   $    - $        -   $  146
Long-term debt                    1,478     1,572  1,259   1,360    1,095      2,794    9,558
Noncancellable operating leases      31        31     31      28       17         26      164

On July 1, 1995, the Company's stock split and warrant issuance became payable to shareholders. The 2 for 1 stock split increased the number of shares issued and outstanding from 2,099,142 to 4,198,284. At the same time shareholders became entitled to purchase an additional 4,198,284 shares through stock warrants issued by the Company as dividends. One warrant was issued for each share of common stock held after the split, entitling the holder to purchase 1 share of common stock for $2.00 per share. The shares purchased through the exercise of the warrants must be held for 1 year from date of purchase. As of December 31, 2004, a total of 90,964 warrants originally issued had been exercised to date, and the Company realized $181,928 on the issuance of the warrants. 4,107,320 warrants are outstanding as of December 31, 2004.

On June 26, 1996, the Company's shareholders approved a stock option plan permitting the issuance of 407,000 shares of common stock. Options granted under the plan are incentive based except for the options granted to the CEO whose options are non-qualified. The options became fully vested and exercisable as of July 1, 2001. The options are exercisable at $2.75, based upon the trading price on the date of the grant, in whole or in part within 10 years from the date of grant. As of December 31, 2004, a total of 150,000 options are outstanding under this plan.

In 1999, Pioneer Railcorp's Board of Directors authorized and approved the repurchase of up to one million shares (1,000,000) of the Company's common stock. As of December 31, 2004, a total of 137,665 shares had been repurchased at a cost of $208,585.

The Company generally anticipates that the outcomes involving current legal proceedings will not materially affect the Company's consolidated financial position or results of operation.

The Company believes its cash flow from operations and its available working capital credit line will be more than sufficient to meet liquidity needs through at least December 31, 2005.

Balance Sheet and Cash Flow Items:

The Company generated net cash from operating activities of $3,690,000 in 2004 compared to $3,364,000 net cash generated from operating activities in 2003. Net cash from operating activities in 2004 was provided by $1,440,000 of net income, $2,192,000 of depreciation and amortization, an increase in deferred income taxes of $317,000, a decrease in accounts receivable of $192,000, an increase in accrued liabilities of $132,000, and $80,000 from changes in various other operating assets and liabilities. Net cash was used in operating activities during the year ended December 31, 2004 from a decrease in accounts payable of $74,000, an increase in income tax refunds of $41,000, a decrease in deferred revenue of $86,000, a gain on sale of property and equipment of $387,000 and $75,000 from changes in various other operating assets and liabilities.

The 2004 decrease in accounts receivable is primarily related to the collections of increased revenue from railroad operations billed in the 4th quarter 2003 and collected subsequently in 2004, a decrease in accrued accounts receivable related to car hire revenue from the Equipment leasing operations as a result of a decrease in utilization of the railcar fleet in 2004, and a $250,000 net change in receivables collected for state funded crossing projects. In addition, accounts payable had approximately a $250,000 decrease also relating to the state funded crossing projects whereby cash was received from the state and paid to a contractor. Excluding the change in accounts payable related to state projects, accounts payable increased approximately $176,000. This increase in accounts payable, as well as the remaining change in accounts receivable relates primarily to freight receivables. As previously discussed, several railroads are usually involved in the process of delivering freight. The Company collects the total revenue for all railroads involved in the delivery of freight in a majority of its shipments. The Company records its share of the revenue and records the amount due the other railroads as a current payable. The amounts payable to other railroads are settled monthly. Depending on the mix of freight handled by the Company, there could be significant variances in accounts receivable and accounts payable in comparable periods. Under normal operating conditions, these changes do not have a material impact on liquidity or the Company's ability to meet its cash requirements. The increase in accrued liabilities in 2004 primarily resulted from increased unearned lease income billed in 2004 when compared to 2003.

Cash flow used for investing activities primarily relates to the Company purchasing and capitalizing approximately $1,462,000 of fixed assets and capital improvements in 2004 offset by $848,000 of proceeds from the sale of property and equipment. Included in the 2004 capital additions is the purchase of a used locomotive for $31,000 and $975,000 of track structure additions and improvements. In addition, the Company capitalized $227,000 of leasehold track improvements. Other capital expenditures in 2004 include approximately $125,000 for railcar and locomotive betterments, $33,000 for four vehicles, $17,000 for bridge upgrades, and $54,000 of various equipment items. All of the capital expenditures were funded with working capital.

Cash flow from financing activities primarily relates to the borrowing and repayment of debt and certain treasury stock, stock warrant and dividend transactions which are summarized on the statement of cash flows. New short-term borrowings of $290,000 in 2004 relate to the financing of the Company's liability insurance premium which has an outstanding balance of approximately $146,000 at December 31, 2004.

The Company anticipates additional cash requirements approximating $200,000 in 2005 as a result of the reversal of deferred taxes.

Item 7. Financial Statements

McGladrey & Pullen
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Pioneer Railcorp
Peoria, Illinois

We have audited the accompanying consolidated balance sheets of Pioneer Railcorp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Railcorp and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/McGladrey & Pullen, LLP

Peoria, Illinois
February 21, 2005

McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

Pioneer Railcorp and Subsidiaries

Consolidated Balance Sheets
December 31, 2004 and 2003

                                                                   2004           2003
                                                               ------------    ------------
ASSETS
Current Assets
  Cash........................................................ $    958,023    $  1,199,016
  Accounts receivable, less allowance for doubtful accounts
    2004 $109,367; 2003 $38,659...............................    3,732,363       3,924,194
  Inventories.................................................      369,551         352,708
  Prepaid expenses............................................      298,539         274,458
  Income tax refund claims....................................      242,000         201,000
                                                               ------------    ------------
        Total current assets..................................    5,600,476       5,951,376

Investments, cash value of life insurance.....................      279,809         246,668

Property and equipment, net...................................   25,309,045      26,495,649

Other assets..................................................        4,563          10,777

Goodwill......................................................    1,017,430       1,017,430
                                                               ------------    ------------
                                                               $ 32,211,323    $ 33,721,900
                                                               ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt........................ $  1,478,198    $  2,954,637
  Notes payable...............................................      146,258         146,080
  Accounts payable............................................    2,469,234       2,543,568
  Accrued expenses............................................      968,139         836,332
  Deferred income taxes.......................................       46,000          62,000
                                                               ------------    ------------
        Total current liabilities.............................    5,107,829       6,542,617
                                                               ------------    ------------

Long-term debt, net of current maturities.....................    8,080,054       9,638,122
                                                               ------------    ------------

Deferred revenue..............................................    1,701,755       1,788,017
                                                               ------------    ------------

Deferred income taxes.........................................    6,396,000       6,063,000
                                                               ------------    ------------

Minority interest in subsidiaries.............................      736,000         737,000
                                                               ------------    ------------

Commitments and Contingencies (Note 11)

Stockholders' Equity
  Common stock, Class A (voting), par value $.001 per share, authorized 20,000,000 shares, issued 2004 4,634,917;
    2003 4,615,717 shares.....................................        4,634           4,615
    In treasury 2004 137,665 shares; 2003 130,615 shares......         (137)           (130)
                                                               ------------    ------------
    Outstanding 2004 4,497,252; 2003 4,485,102................        4,497           4,485
  Common stock, Class B (nonvoting), no par value,
    authorized 20,000,000 shares..............................           --              --
  Additional paid-in capital..................................    2,054,219       2,015,838
  Retained earnings...........................................    8,130,969       6,932,821
                                                               ------------    ------------
                                                                 10,189,685       8,953,144
                                                               ------------    ------------

                                                               $ 32,211,323    $ 33,721,900
                                                               ============    ============

See Notes to Consolidated Financial Statements.

Pioneer Railcorp and Subsidiaries

Consolidated Statements of Income
Years Ended December 31, 2004 and 2003

                                                               2004            2003
                                                           ------------    ------------
Railway operating revenue.............................     $ 16,775,390    $ 15,994,621
                                                           ------------    ------------

Operating expenses
  Maintenance of way and structures...................        1,344,865       1,251,112
  Maintenance of equipment............................        1,695,778       1,519,396
  Transportation......................................        4,083,258       3,431,951
  General and administrative..........................        4,798,034       4,539,075
  (Gain) loss on sale of property and equipment.......         (387,040)         74,285
  Depreciation........................................        2,188,159       2,194,907
  Amortization........................................            4,000           4,000
                                                           ------------    ------------
                                                             13,727,054      13,014,726
                                                           ------------    ------------

        Operating income..............................        3,048,336       2,979,895
                                                           ------------    ------------

Other income (expenses)
  Lease income........................................          334,270         308,728
  Interest expense....................................         (750,011)       (929,451)
  Interest income.....................................            1,910           3,664
  Other, net..........................................          (29,316)         13,200
                                                           ------------    ------------
                                                               (443,147)       (603,859)
                                                           ------------    ------------

        Income before provision for income taxes
        and minority interest in preferred stock
        dividends of consolidated subsidiaries........        2,605,189       2,376,036

Provision for income taxes............................        1,087,347         872,063
                                                           ------------    ------------

        Income before minority interest in preferred
        stock dividends of consolidated subsidiaries..        1,517,842       1,503,973

Minority interest in preferred stock dividends of
  consolidated subsidiaries...........................           77,880          78,705
                                                           ------------    ------------

        Net income....................................     $  1,439,962    $  1,425,268
                                                           ============    ============

Basic earnings per common share.......................     $       0.32    $       0.32
                                                           ============    ============
Diluted earnings per common share.....................     $       0.29    $       0.32
                                                           ============    ============

See Notes to Consolidated Financial Statements.

Pioneer Railcorp and Subsidiaries

Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2004 and 2003

                                                         Common Stock
                                                    ------------------------
                                                       Class A (Voting)         Additional
                                                    ------------------------      Paid-In      Retained
                                                      Shares        Amount        Capital      Earnings
                                                    ---------    -----------    -----------   -----------
Balance at December 31, 2002...................     4,513,512    $     4,513    $ 2,009,441   $ 5,781,940

  Warrants exercised...........................         3,200              3          6,397            --

  Dividends on common stock, $.05 per share....            --             --             --      (224,534)

  Shares acquired in treasury for retirement...       (31,610)           (31)            --       (49,853)

  Net income...................................            --             --             --     1,425,268
                                                    ---------    -----------    -----------   -----------

Balance at December 31, 2003...................     4,485,102          4,485      2,015,838     6,932,821
                                                    ---------    -----------    -----------   -----------

  Warrants exercised...........................        19,200             19         38,381            --

  Dividends on common stock, $.05 per share....            --             --             --      (224,848)

  Shares acquired in treasury for retirement...        (7,050)            (7)            --       (16,966)

Net income.....................................            --             --             --     1,439,962
                                                    ---------    -----------    -----------   -----------

Balance at December 31, 2004...................     4,497,252    $     4,497    $ 2,054,219   $ 8,130,969
                                                    =========    ===========    ===========   ===========

See Notes to Consolidated Financial Statements.

Pioneer Railcorp and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2004 and 2003

                                                                      2004           2003
                                                                   -----------    -----------
Cash Flows from Operating Activities
  Net income....................................................   $ 1,439,962    $ 1,425,268
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Minority interest in preferred stock dividends of
      consolidated subsidiaries.................................        77,880         78,705
    Depreciation................................................     2,188,159      2,194,907
    Amortization................................................         4,000          4,000
    (Increase) in cash value life insurance.....................       (33,141)       (32,041)
    (Gain) loss on sale of property and equipment...............      (387,040)        74,285
    Deferred taxes..............................................       317,000        500,000
    Changes in assets and liabilities:
      (Increase) decrease in assets:
      Accounts receivable.......................................       191,831       (882,621)
      Income tax refund claims..................................       (41,000)       136,419
      Inventories...............................................       (16,843)       (64,945)
      Prepaid expenses..........................................       (24,081)       (59,852)
     Other assets...............................................         2,214        147,056
   Increase (decrease) in liabilities:
     Accounts payable...........................................       (74,334)       196,817
     Accrued expenses...........................................       131,807       (114,636)
     Deferred revenue...........................................       (86,262)      (239,794)
                                                                   -----------    -----------
        Net cash provided by operating activities...............     3,690,152      3,363,568
                                                                   -----------    -----------

Cash Flows from Investing Activities
  Proceeds from sale of property and equipment..................       847,629        109,302
  Purchase of property and equipment............................    (1,462,144)    (1,080,570)
                                                                   -----------    -----------
        Net cash (used in) investing activities.................      (614,515)      (971,268)
                                                                   -----------    -----------

Cash Flows from Financing Activities
  Proceeds from short-term borrowings...........................       290,000        271,340
  Proceeds from long-term borrowings............................            --      1,812,082
  Principal payments on short-term borrowings...................      (289,822)      (217,076)
  Principal payments on long-term borrowings....................    (3,034,507)    (3,847,368)
  Proceeds from common stock issued upon exercise
    of stock warrants and options...............................        38,400          6,400
  Common stock dividend payments................................      (224,848)      (224,534)
  Preferred stock dividend payments to minority interest........       (77,880)       (78,705)
  Purchase of common stock for the treasury.....................       (16,973)       (49,884)
  Repurchase of minority interest...............................        (1,000)       (14,000)
                                                                   -----------    -----------
        Net cash (used in) financing activities.................    (3,316,630)    (2,341,745)
                                                                   -----------    -----------

        Net (decrease) increase in cash.........................   $  (240,993)   $    50,555

Cash, beginning of year.........................................     1,199,016      1,148,461
                                                                   -----------    -----------

Cash, end of year...............................................   $   958,023    $ 1,199,016
                                                                   ===========    ===========

Supplemental Disclosures of Cash Flow Information
  Cash payments for:
    Interest....................................................   $   759,378    $   951,264
                                                                   ===========    ===========

    Income taxes (net of refunds 2004 $10,316; 2003 $13,709)....   $   811,347    $   235,644
                                                                   ===========    ===========

See Notes to Consolidated Financial Statements.

Pioneer Railcorp and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.  Nature of Business and Significant Accounting Policies

Nature of business: Pioneer Railcorp is the parent company of sixteen short-line common carrier railroad operations, an equipment leasing company, a subsidiary, which owns an airplane, and two service companies. Pioneer Railcorp and its subsidiaries (the Company) operate in the following states: Alabama, Arkansas, Kansas, Illinois, Indiana, Iowa, Michigan, Mississippi, Pennsylvania, and Tennessee.

The Company's subsidiaries include the following:

West Michigan Railroad Co.                           Michigan Southern Railroad Company and its
Vandalia Railroad Company                              subsidiary, Michigan Southern Railroad
Decatur Junction Railway Co.                           Company, Inc.
Alabama & Florida Railway Co., Inc.                  Kendallville Terminal Railway Co.
Pioneer Industrial Railway Co.                       Elkhart & Western Railroad Co.
Gettysburg & Northern Railroad Company               The Garden City Western Railway, Inc.
Mississippi Central Railroad Co.                     Indiana Southwestern Railway Co.
Alabama Railroad Co.                                 Shawnee Terminal Railway Company
Fort Smith Railroad Co.                              Pioneer Resources, Inc.
Pioneer Railroad Equipment Co., Ltd.                 Pioneer Railroad Services, Inc.
Keokuk Junction Railway Co. and its subsidiary,      Pioneer Air, Inc.
  Keokuk Union Depot Company

Pioneer Railroad Equipment Co., Ltd. holds title to a majority of the Company's operating equipment, and Pioneer Air, Inc. owns an airplane utilized by the Company for business purposes. Pioneer Railroad Services, Inc. provides management, administrative, and agency services to the Company's subsidiary railroads. Pioneer Resources, Inc. holds title to certain real estate adjacent to one of the Company's railroads. All other subsidiaries are short-line common carrier railroad operations.

Significant accounting policies:

Principles of consolidation: The consolidated financial statements include the accounts of Pioneer Railcorp and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and cash equivalents: For the purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. There are no cash equivalents as of December 31, 2004 and 2003. Periodically throughout the year, the Company has amounts on deposit with financial institutions that exceed the depository insurance limits. The Company has not experienced any loss as a result of those deposits and does not expect any in the future.

Accounts receivable: Accounts receivable are carried at original invoice amount less an estimate for uncollectible accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Provisions are made for estimated uncollectible accounts receivable. Each month, management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Accounts receivable are considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. The Company generally does not charge interest on past-due amounts.

Revenue recognition: Railroad shipping revenues are recognized when inbound shipments move onto the Company's tracks, or when outbound shipments move off the Company's tracks, which due to the relatively short length of the hauls, is not materially different from the recognition of revenues as shipments progress. Industrial switching and other service revenues are recognized as such services are provided.

Inventories: Inventories consisting of various mechanical parts, track materials, locomotive supplies, and diesel fuel are stated at the lower of cost (determined by the average cost method) or market. Inventories are used on a daily basis for normal operations and maintenance.

Property and equipment: Property and equipment is stated at cost. Depreciation is generally computed on a straight-line basis over the following estimated useful lives:

                                                                Years
                                                                ------
Roadbed.....................................................       20
Transportation equipment....................................    10-15
Railcars....................................................    10-25
Buildings...................................................    20-40
Machinery and equipment.....................................     5-10
Office equipment............................................     5-10

Leasehold improvements are depreciated over the lesser of the lease term or life of the improvements.

Maintenance and repair expenditures, which keep the rail facilities in operating condition, are charged to operations as incurred. Expenditures considered to be renewals and betterments are capitalized if such expenditures improve the track conditions and benefit future operations with more efficient use of the rail facilities.

Capital projects primarily represent transportation equipment or roadbed modification projects which have either been purchased and the Company is in the process of modifying and upgrading prior to placing the assets into service, or roadbed modification projects which are not yet complete. As the assets have not yet been placed into service, the Company does not depreciate these assets.

The Company reviews applicable assets on a quarterly basis to determine potential impairment by comparing carrying value of underlying assets with the anticipated future cash flows and does not believe that impairment exists as of December 31, 2004 and 2003.

Goodwill: Goodwill is no longer amortized but is subject to impairment tests performed at least annually (the Company performs its impairment test as of December 31 each year).

Deferred revenue: As of December 31, 2002, the Company incurred costs of $1,882,121, related to an ongoing upgrade of the track and roadbed of the Gettysburg & Northern Railroad Company. The upgrade was required in order to service a customer; the customer reimbursed the Company for the $1,882,121 cost of the upgrade. The Company recognized deferred revenue of $1,882,121 and capitalized the same amount for the related track and roadbed upgrade in the capital projects category of property and equipment. Commensurate with the completion of the upgrade in January 2003, the Company began depreciating the capitalized assets on a straight-line basis over their estimated useful lives, with deferred revenue being amortized to income over the same lives. The unamortized balance of deferred revenue related to these upgrades is $1,646,000 and $1,718,000 as of December 31, 2004 and 2003, respectively.

As of December 31, 2004 and 2003, the Company had additional deferred revenue totaling approximately $56,000 and $70,000, respectively, related to advanced payments received from Class I railroads for railroad crossing fees. This deferred revenue is being amortized over five years on a straight-line basis.

Stock options and warrants: The Company's accounting for stock options and warrants is in accordance with APB Opinion No. 25 and related interpretations which generally requires that the amount of compensation cost that must be recognized, if any, is the quoted market price of the stock at the measurement date, less the amount the grantee is required to pay to acquire the stock. Alternatively, SFAS 123 employs fair value based measurement and generally results in the recognition of compensation for all awards of stock to employees. SFAS 123 does not require an entity to adopt those provisions, but, rather, permits continued application of APB 25. While the Company has elected not to adopt the fair value recognition and measurement provisions of SFAS 123, it is required to make certain disclosures pursuant to SFAS 123.

Had compensation cost for the stock-based compensation plans been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123) there would have been no effect on net income or earnings per share for either the year ended December 31, 2004 or 2003.

Earnings per common share: The Company follows the guidance of Financial Accounting Standards Board (FASB) Statement No. 128, "Earnings per Share," which requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants, and convertible securities outstanding, that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise, or issuance of all potential common stock instruments, unless the effect is to reduce the loss or increase the net income per common share.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Government grants: From time to time, the Company, through its subsidiary railroads, enters into agreements with state agencies in the form of federal or state aid projects or grant agreements which are designed to aid the Company with labor, material, and other costs relating to the rehabilitation and repair of track and bridge structures belonging to the Company.

The grant funds are applied as a reduction of the related capital additions for rehabilitating and repair of the applicable track and bridge structures in determining the carrying value of the assets. The grant is recognized as income by way of reduced depreciation charges over the estimated useful lives of the underlying property and equipment.

Self-insurance: The Company self-insures a portion of the risks associated with medical expenses incurred by its employees and their dependents. Under the terms of the self-insurance agreement, the Company is responsible for the first $25,000 of qualifying medical expenses per person on an annual basis, limited to an aggregate excess amount computed under the terms of the insurance contract using specified participant rates. An insurance contract with a life insurance company covers individual claims in excess of $25,000 on an annual basis and total claims exceeding the aggregate excess, subject to a maximum lifetime reimbursement of $2,000,000 per person.

Reclassifications: Certain amounts in the accompanying financial statements for 2003 have been reclassified, with no effect on net income or stockholders' equity, to be consistent with classifications adopted in 2004.

Use of estimates in the preparation of financial statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The financial statement components or accounts that are subject to significant estimation are reserves for litigation, casualty and environmental matters, accounts receivable, deferred income taxes and property, plant and equipment.

Note 2. Property and Equipment

Property and equipment consist of the following:

                                                           December 31,
                                                 -------------------------------
                                                     2004               2003
                                                 -----------         -----------
Land....................................         $ 3,179,483         $ 3,179,483
Roadbed.................................          14,089,923          13,101,000
Transportation equipment................           6,363,417           6,236,501
Railcars................................          12,465,315          13,450,948
Buildings...............................           1,998,084           1,978,888
Machinery and equipment.................           1,742,625           1,669,879
Office equipment........................             530,837             505,564
Leasehold improvements..................             489,378             261,444
Capital projects........................             256,997             283,320
                                                 -----------         -----------
                                                  41,116,059          40,667,027
Less accumulated depreciation...........          15,807,014          14,171,378
                                                 -----------         -----------
                                                 $25,309,045         $26,495,649
                                                 ===========         ===========

Note 3. Line-of-Credit, Pledged Assets, Notes Payable, and Long-Term Debt

The Company has an unsecured note payable that totaled $146,258 and $146,080 as of December 31, 2004 and 2003, respectively, for the financing of insurance premiums. The note is payable in monthly installments of approximately $25,000, including interest at 5.25%, through June 2005.

The Company has a $1,100,000 line-of-credit with National City Bank, Peoria, Illinois, bearing interest at prime, as published in The Wall Street Journal, plus .5%, collateralized by inventory and accounts receivable. The Company had no outstanding balance under this line-of-credit as of December 31, 2004 and 2003. This line-of-credit was renegotiated subsequent to December 31, 2004, as is more fully described in Note 17.

Long-term debt at December 31, 2004 and 2003, consists of the following:

                                                                                    2004         2003
                                                                                -----------   -----------
Note payable, National City Bank, due in monthly installments of
  $33,012 including interest at 8.15%, final installment due July
  2005, collateralized by locomotives (refinanced in 2005, see Note 17).....    $   910,311   $ 1,218,459
Mortgage payable, National City Bank, due in monthly installments of $26,057 including interest at 8.35%, final installment due
  July 2006, collateralized by railcars (refinanced in 2005, see Note 17)...        461,793       723,077
Note payable, National City Bank, due in monthly installments of
  $23,195 including interest at 5.75%, final payment due October
  2007, collateralized by Indiana Southwestern Railway Co. and the Gettysburg & Northern Railroad Co. stock and assets
  (refinanced in 2005, see Note 17).........................................      1,746,775     1,917,518
Note payable, National City Bank, due in monthly installments of
  $15,855 including interest at 5.70%, final payment due October
  2007, collateralized by Garden City & Western Railway, Inc.
  stock and assets (refinanced in 2005, see Note 17)........................        940,110     1,071,699
Note payable, National City Bank, due in monthly installments of
  $36,365 including interest at 7.15%, final installment due
  November 2007, collateralized by Keokuk Junction Railway Co.
  stock and assets (refinanced in 2005, see Note 17)........................      1,774,924     2,070,138
Note payable, National City Bank, due in monthly installments of
  $30,731 including interest at 7.55%, final installment due October
  2007, collateralized by Michigan Southern Railway Company and
  Michigan Southern Railroad Company, Inc. assets (refinanced
  in 2005, see Note 17).....................................................      1,378,160     1,630,829
Mortgage payable, National City Bank, due in monthly installments of $3,584 including interest at 6.25%.  The interest rate is adjustable every five years and is presently based on the Bank's base rate plus 1.5% as of October 31, 2004.  Final installment due June 2008, collateralized by Pioneer Railcorp's corporate
  headquarters building.....................................................        314,121       331,524
Note payable, Key Equipment Finance, due in monthly installments of $29,407 including interest at 4.81%, final installment due
  December 2006, collateralized by railcars.................................        644,885       958,515
Note payable, Bank of America Leasing & Capital, due in monthly installments of $10,894 including interest at 4.81%, final
  installment due September 2008, collateralized by locomotives.............        447,790       554,189
Notes payable, Bank of America Leasing & Capital, due in monthly installments of $9,039 and $9,473 including interest at 6.39% and
  5.16%, final installments due July 2007 and September 2007,
  collateralized by locomotives and railcars................................        548,430       733,283
Note payable, State of Iowa, due in annual installments of $59,707 including interest at 3%, final installment due December 2011,
  collateralized by track material..........................................        371,991       419,125
Noninterest-bearing note payable, State of Mississippi, due in annual installments of $3,792, final installment due February
  2009, collateralized by track structure...................................         18,962        22,754
Note payable, Bank of America Leasing & Capital, due in monthly installments of $30,375 including interest at 5.9%, final installment
  due December 2004, collateralized by railcars.............................             --       353,175
Note payable, Center Capital Corporation, due in monthly installments of $47,008 including interest at 6.85%, final installment
  due January 2005, collateralized by railcars, repaid in 2004..............             --       587,374
Noninterest-bearing note payable, Main Street, Inc., due in monthly installments of $100, final installment due December 2004,
  uncollateralized..........................................................             --         1,100
                                                                                -----------   -----------
                                                                                  9,558,252    12,592,759
Less current portion .......................................................      1,478,198     2,954,637
                                                                                -----------   -----------
                                                                                $ 8,080,054   $ 9,638,122
                                                                                ===========   ===========

Aggregate maturities required on long-term debt as of December 31, 2004, subject to the refinancing of certain debt with National City Bank subsequent to December 31, 2004, as is more fully described in Note 17, are due in future years as follows:

Years ending December 31:                     Amount
-------------------------                   -----------
2005                                        $ 1,478,198
2006                                          1,571,655
2007                                          1,258,820
2008                                          1,360,667
2009                                          1,094,853
Thereafter                                    2,794,059
                                            -----------
                                            $ 9,558,252
                                            ===========

The credit agreements with National City Bank contain various restrictive loan covenants, including among others, minimum tangible net worth, debt service coverage, and maximum funded debt to earnings before interest, taxes, depreciation, and amortization (EBITDA).

Note 4. Income Tax Matters

The Company and all but one of its subsidiaries file a consolidated federal income tax return. This subsidiary files separate federal and state income tax returns.

The provision for income taxes charged to operations for the years ended December 31, 2004 and 2003, were as follows:

                                                  2004                    2003
                                               ----------             ----------
Current:
  Federal.........................             $  508,347             $  239,063
  State...........................                262,000                133,000
                                               ----------             ----------
                                                  770,347                372,063
                                               ----------             ----------

Deferred:
  Federal.........................                288,000                475,000
  State...........................                 29,000                 25,000
                                               ----------             ----------
                                                  317,000                500,000
                                               ----------             ----------
                                               $1,087,347             $  872,063
                                               ==========             ==========

The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pretax income from operations for the years ended December 31, 2004 and 2003, due to the following:

                                                           2004             2003
                                                           -----           -----
Computed "expected" tax expense.......................     35.0%           35.0%
Increase (decrease) in income taxes resulting from:
  State income taxes, net of federal tax benefit......      6.3             3.9
  Other...............................................      0.4            (2.2)
                                                           ----            ----
                                                           41.7%           36.7%
                                                           ====            ====

Deferred tax assets and liabilities consist of the following components as of December 31, 2004 and 2003:

                                                    2004                2003
                                                -----------         -----------
Deferred tax assets:
  AMT credit carryforwards..............        $        --         $   192,000
  State NOL carryforward................             28,000              35,000
  Deferred compensation.................             54,000              52,000
  Other.................................             87,000              65,000
                                                -----------         -----------
                                                    169,000             344,000
                                                -----------         -----------
Deferred tax liabilities:
  Property and equipment................         (6,504,000)         (6,372,000)
  Prepaid expenses......................           (107,000)            (97,000)
                                                -----------         -----------
                                                 (6,611,000)         (6,469,000)
                                                -----------         -----------
                                                $(6,442,000)        $(6,125,000)
                                                ===========         ===========

The components giving rise to the deferred tax assets and liabilities described above have been included in the consolidated balance sheets as of December 31, 2004 and 2003, as follows:

                                                       2004             2003
                                                   -----------      ------------
Current deferred tax asset (liability)........     $   (46,000)     $   (62,000)
Net noncurrent deferred tax liability.........      (6,396,000)      (6,063,000)
                                                   -----------      -----------
Net deferred tax liability....................     $(6,442,000)     $(6,125,000)
                                                   ===========      ===========

The Company and its subsidiaries had Alternative Minimum Tax (AMT) credit carryforwards of approximately $192,000 at December 31, 2003, which were utilized in the year ended December 31, 2004. The full amount of the credit was used in 2004.

Note 5. Retirement Plan

The Company has a defined contribution 401(k) plan covering substantially all employees. Employees are eligible to participate in the plan upon employment and may elect to contribute, on a tax deferred basis, the lesser of 15% of their salary, or the Internal Revenue Service maximum deferral limit. Company contributions are discretionary and the Company contributed approximately $66,000 and $53,000 for the years ended December 31, 2004 and 2003, respectively. Administrative expenses paid by the Company under the plan were $990 and $485 for the years ended December 31, 2004 and 2003, respectively.

Note 6. Deferred Compensation Agreements

The Company has deferred compensation agreements with two former Keokuk Junction Railway Co. employees. The agreements provide monthly benefits for 15 years beginning with the month immediately following the employees' normal retirement date, as defined in the agreements. The present value of these benefits was accrued, using a discount rate of 7%, by a charge to compensation expense in the year ended December 31, 1999. One employee began receiving benefits in 2001, while the other employee is not scheduled to receive benefits until 2008. The accrual is increased each year by charges to interest expense for the cost of deferring such benefit for the one employee who will not receive benefits until 2008. The liability recorded in accrued expenses on the Company's balance sheet under these agreements totaled $143,000 and $138,000 at December 31, 2004 and 2003, respectively. Interest expense under these agreements totaled $9,800 and $9,500 for the years ended December 31, 2004 and 2003, respectively.

Note 7. Stock Options and Warrants

On May 28, 1996, the Board of Directors approved a stock option plan under which the Company granted options to key management, other employees, and outside directors for the purchase of 407,000 shares of its common stock. The plan was approved by the Company's stockholders on June 26, 1996. The options became fully vested and exercisable as of July 1, 2001. Vested options may be exercised in whole or in part within 10 years from the date of grant. The exercise price for these options is $2.75.

Other pertinent information related to the plans is as follows:

                                                         2004                       2003
                                                  ---------------------      -----------------------
                                                             Weighted-                   Weighted-
                                                             Average                     Average
                                                             Exercise                    Exercise
                                                  Shares      Price          Shares        Price
                                                  -------   -----------      -------    ------------
Outstanding at beginning of year..........        150,000   $      2.75      155,000    $       2.75
Forfeited.................................             --            --       (5,000)           2.75
                                                  -------                    -------
Outstanding at end of year................        150,000   $      2.75      150,000    $       2.75
                                                  =======                    =======

Exercisable at end of year................        150,000                    150,000
                                                  =======                    =======

A further summary about stock options outstanding as of December 31, 2004, is as follows:

            Options Outstanding                      Options Exercisable
------------------------------------------   -----------------------------------
                                Weighted-
                                 Average     Weighted                   Weighted
                                Remaining     Average                   Average
                   Number      Contractual   Exercise      Number       Exercise
Exercise Price   Outstanding      Life         Price     Exercisable     Price
--------------   -----------   -----------   --------    -----------    --------
$2.75              150,000      1.4 years     $ 2.75       150,000       $ 2.75

On July 1, 1995, the Company issued 4,198,284 warrants to stockholders of record as a dividend. Each warrant permits stockholders a right to purchase an additional share of stock at a predetermined price of $2 per share. Stock acquired by exercise of each warrant must be held for a one-year period of time. The warrants expire July 1, 2015. There are 4,107,320 and 4,126,520 warrants outstanding as of December 31, 2004 and 2003, respectively.

Note 8. Lease Commitments and Total Rental Expense

The Company has entered into five lease agreements covering certain of its railroad properties. For railroad properties it leases, the Company ordinarily assumes, upon the commencement date, all operating and financial responsibilities, including maintenance, payment of property taxes, and regulatory compliance. Lease payments on three railroad properties are based on a per car basis, $10 on all cars over 1,000 cars per year on each segment. The leases expire between December 2006 and December 2016 and three of these railroads have ten to twenty year renewal options.

The Company has a land lease for the corporate office building. This lease expires in 2008 and is renewable for five successive periods of five years with annual rents equal to ten percent of the appraised value of the land, payable in monthly installments, and with appraisal value reviews every five years following the origination date. The Company is responsible for costs of maintenance, utilities, taxes, and insurance.

The total approximate minimum rental commitment as of December 31, 2004, required under noncancelable leases, and excluding executory costs and per car rentals, is due in future years as follows:

Years ending December 31:        Amount
-------------------------       ---------
2005                            $  31,000
2006                               31,000
2007                               31,000
2008                               28,000
2009                               17,000
Thereafter                         26,000
                                ---------
                                $ 164,000
                                =========

The total rental expense under the leases was approximately $43,000 and $38,000 for the years ended December 31, 2004 and 2003, respectively.

Note 9. Major Customer

Revenue earned from a major railroad segment customer amounted to approximately $3,913,000 and $3,929,000 during the years ended December 31, 2004 and 2003, respectively. Accounts receivable as of December 31, 2004 and 2003, include approximately $534,000 and $717,000, respectively, from this customer.

Note 10. Minority Interest in Subsidiaries

Two of the Company's subsidiaries have preferred stock outstanding as of December 31, 2004 and 2003. This stock is accounted for as minority interest in subsidiaries, and dividends on the stock are accounted for as a current expense.

Following is a summary of the minority interest in subsidiaries as of December 31, 2004 and 2003:

                                                                               2004       2003
                                                                             --------   --------
Preferred stock of Alabama Railroad Co..............................
  Par value - $1,000 per share
  Authorized - 700 shares
  Issued and outstanding - 386 and 387 shares (cumulative 12%
    dividend; callable at Company's option at 150% of face value)
    at December 31, 2004 and 2003, respectively.....................         $386,000   $387,000
Preferred stock of Alabama & Florida Railway Co., Inc...............
  Par value - $1,000 per share
  Authorized - 500 shares
  Issued and outstanding - 350 shares (cumulative 9%
    dividend; callable at Company's option after June 22, 1995,
    at 150% of face value) at December 31, 2004 and 2003............          350,000    350,000
                                                                             --------   --------
                                                                             $736,000   $737,000
                                                                             ========   ========

Note 11. Commitments and Contingencies

Commitments: In December 2001, the Company entered into a five-year extension of an existing executive employment contract with the Company's chief executive officer. The five-year extension provides for a base salary with an annual inflation adjustment based upon the Consumer Price Index. Should the Company acquire or form additional railroads, the base salary will increase $25,000 for the acquisition of railroads of 125 miles or less, and $50,000 for railroads over 125 miles. Should the chief executive officer's employment be terminated, the contract requires a lump sum payment equal to three years of his then current salary. Should the president retire, he is entitled to accept a consulting position with the Company whereby he would be compensated the equivalent of one year's salary for the consulting services rendered, or retire outright with no retirement benefits from the Company.

Contingencies: In the course of its business, the Company's subsidiaries experience crossing accidents, employee injuries, delinquent or disputed accounts and other incidents, which give rise to claims that may result in litigation. Management vigorously pursues settlement of such claims, but at any one time, some such incidents, which could result in lawsuits by and against the Company and its subsidiary railroads, remain unresolved. Management believes it has valid claims for, or good defenses to, these actions.

Management considers such claims to be a routine part of the Company's business and, as of the date of this statement, management believes that no incident has the potential to result in a liability that would materially effect the Company's consolidated financial position or results of operations.

Note 12. Earnings Per Share

Following is information about the computation of the earnings per share (EPS) data for the years ended December 31, 2004 and 2003:

                                                         For the Year Ended December 31, 2004
                                                        --------------------------------------
                                                          Income        Shares       Per Share
                                                        (Numerator)  (Denominator)     Amount
                                                        -----------  -------------   ---------
Basic EPS
Income available to common stockholders..............   $1,439,962     4,493,364     $    0.32
                                                                                     =========
Effect of dilutive securities Warrants...............           --       457,565
                                                        ----------   -----------
Diluted EPS
Income available to common stockholders
  plus assumed conversions...........................   $1,439,962     4,950,929     $    0.29
                                                        ==========   ===========     =========

                                                         For the Year Ended December 31, 2003
                                                        --------------------------------------
                                                          Income        Shares       Per Share
                                                        (Numerator)  (Denominator)     Amount
                                                        -----------  -------------   ---------
Basic EPS
Income available to common stockholders..............   $1,425,268     4,494,698     $    0.32
                                                                                     =========
Effect of dilutive securities None...................           --            --
                                                        ----------   -----------
Diluted EPS
Income available to common stockholders
  plus assumed conversions...........................   $1,425,268     4,494,698     $    0.32
                                                        ==========   ===========     =========

The Company has authorized the issuance of stock warrants and granted options to employees to purchase shares of common stock as discussed in Note 7. In determining the effect of dilutive securities, certain stock warrants and options were not included in the computation of diluted earnings per share because the exercise price of those warrants and options exceeded the average market price of the common shares during the applicable year.

Note 13. Common Stock Repurchase

In 1999, the Company's Board of Directors approved a plan to begin repurchasing up to 1,000,000 shares of the Company's common stock from stockholders. During 2004 and 2003, the Company repurchased 7,050 and 31,610 shares of common stock at an average price of approximately $2.41 and $1.58 per share, respectively, for a cost of $16,973 in 2004 and $49,884 in 2003.

The common stock repurchased is accounted for as treasury stock in the Company's 2004 and 2003 consolidated balance sheets and statements of stockholders' equity. As such, treasury shares held reduce the number of shares of common stock outstanding as of December 31, 2004 and 2003, and the value of the treasury stock reduces stockholders' equity. The excess of the purchase price of the treasury stock over the par value of the stock of $16,966 and $49,853 was charged to retained earnings as of December 31, 2004 and 2003, respectively.

Note 14. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents:

The carrying amount approximates the fair value because of the short maturity of those instruments.

Notes payable and long-term debt:

The fair value of the notes payable and long-term debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements. The fair value of notes payable and long-term debt approximates the carrying value of the debt as of December 31, 2004, after having given consideration to the debt refinancing which occurred subsequent to year end as is more fully described in
Note 17. At December 31, 2003, the carrying value of the Company's notes payable and long-term debt was $12,738,839, while the present value was estimated to be $12,293,518.

In addition, other assets and liabilities of the Company that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the trained work force, customer goodwill, and similar items.

Note 15. Segment Information

Description of products and services from reportable segments: Pioneer Railcorp's two reportable segments consist of railroad operations and equipment leasing operations. All other operations are classified as corporate support services for purposes of this disclosure.

Measurement of segment profit or loss and segment assets: The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Pioneer Railcorp evaluates segment profit based on operating income before intersegment revenues, provision for income taxes, items of other income and expense, and minority interest in preferred stock dividends of consolidated subsidiaries.

Intersegment transactions: Intersegment transactions are recorded at cost.

Factors management used to identify the reportable segment: Pioneer Railcorp's reportable segments consist of wholly-owned short-line railroad subsidiaries that offer similar services and a railroad equipment subsidiary that leases railcars, locomotives, and other railroad equipment to affiliated and unaffiliated entities. The corporate operations consist of support services provided to the operating segments.

                                                                   For Year Ended December 31,
                                                                   ----------------------------
                                                                       2004            2003
                                                                   ------------    ------------
Segment Assets
  Railroad operations...........................................   $ 21,330,736    $ 21,270,560
  Equipment leasing operations..................................     10,208,540      11,559,448
  Corporate support services....................................        672,047         891,892
                                                                   ------------    ------------
        Total consolidated segment assets.......................   $ 32,211,323    $ 33,721,900
                                                                   ============    ============
Expenditures for additions to long-lived assets
  Railroad operations...........................................   $  1,214,229    $    333,551
  Equipment leasing operations..................................        235,513         732,492
  Corporate support services....................................         12,402          14,527
                                                                   ------------    ------------
        Total expenditures for additions to long-lived assets...   $  1,462,144    $  1,080,570
                                                                   ============    ============

Revenues

Revenues from external customers
  Railroad operations...........................................   $ 14,042,006    $ 12,928,600
  Equipment leasing operations..................................      2,718,348       3,045,271
  Corporate support services....................................         15,036          20,750
                                                                   ------------    ------------
        Total revenues from external customers..................   $ 16,775,390    $ 15,994,621
                                                                   ============    ============

                                                                         For Year Ended December 31,
                                                                         ----------------------------
                                                                             2004            2003
                                                                         ------------    ------------
Intersegment revenues
  Railroad operations...............................................     $         --    $         --
  Equipment leasing operations......................................          396,000         397,710
  Corporate support services........................................        6,777,386       6,398,170
                                                                         ------------    ------------
        Total intersegment revenues.................................     $  7,173,386    $  6,795,880
                                                                         ============    ============

        Total revenue...............................................     $ 23,948,776    $ 22,790,501

Reconciling items
  Intersegment revenues.............................................       (7,173,386)     (6,795,880)
                                                                         ------------    ------------
        Total consolidated revenues.................................     $ 16,775,390    $ 15,994,621
                                                                         ============    ============

Expenses

Interest expense
  Railroad operations...............................................     $     22,369    $     23,432
  Equipment leasing operations......................................          270,290         386,235
  Corporate support services........................................          457,352         519,784
                                                                         ------------    ------------
        Total consolidated interest expense.........................     $    750,011    $    929,451
                                                                         ============    ============

Depreciation and amortization expense
  Railroad operations...............................................     $    852,886    $    841,922
  Equipment leasing operations......................................        1,287,404       1,291,799
  Corporate support services........................................           51,869          65,186
                                                                         ------------    ------------
        Total consolidated depreciation and amortization expense....     $  2,192,159    $  2,198,907
                                                                         ============    ============

Segment profit
  Railroad operations...............................................     $  5,660,699    $  5,286,092
  Equipment leasing operations......................................        1,548,890       1,462,640
  Corporate support services........................................        3,012,133       3,027,043
                                                                         ------------    ------------
        Total segment profit........................................       10,221,722       9,775,775

Reconciling items
  Intersegment revenues.............................................       (7,173,386)     (6,795,880)
  Income taxes......................................................       (1,087,347)       (872,063)
  Minority interest in preferred stock dividends of subsidiaries....          (77,880)        (78,705)
  Other income (expense), net.......................................         (443,147)       (603,859)
                                                                         ------------    ------------
        Total consolidated net income...............................     $  1,439,962    $  1,425,268
                                                                         ============    ============

Note 16. Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, Consolidation of Variable Interest Entities, and later in 2003 issued its amendment FIN 46R, which addresses consolidation by business enterprises of variable interest entities (VIE) either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 is effective immediately for all VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied effective in the annual period beginning after December 15, 2004. The Company does not anticipate the adoption of this Interpretation will have a material impact on its financial position or results of operations. However, changes in the Company's business relationships with various entities could occur which may impact its financial statements under the requirements of FIN 46R.

In May 2003, FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. Statement No. 150 requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. Depending on the type of financial instrument, it will be accounted for at either fair value or the present value of future cash flows determined at each balance sheet date with the change in that value reported as interest expense in the statement of income. Prior to the application of Statement No. 150, either those financial instruments were not required to be recognized, or if recognized, were reported in the balance sheet as equity with changes in the value of those instruments normally not recognized in net income. The FASB has indefinitely delayed the effective date of Statement No. 150. The Company believes the adoption of FASB No. 150 will not have a material impact on the Company's financial position or results of operations.

FASB Statement No. 153, Exchange of Nonmonetary Assets, was issued in December 2004. This statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The Company does not expect the application of Statement No.153 to have a material effect on the accompanying financial statements.

In December 2004, the Financial Accounting Standards Board (FASB) published FASB Statement No. 123 (revised 2004), Share-Based Payment (FAS 123(R) or the Statement). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006.

FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy including whether or not additional stock options will be awarded in the future.

Note 17. Subsequent Events and Proposed Going Private Transaction

The Company's feeder line application on file with the Surface Transportation Board (STB) to acquire the assets of the west end of the Toledo Peoria and Western Railway (TPW) was granted on October 28, 2004. The Company completed the acquisition on February 11, 2005 at the STB determined purchase price of $4,165,742. This acquisition will be accounted for using the purchase method of accounting. This acquisition was financed with proceeds from a National City Bank credit facility of up to $16 million. National City Bank granted the Company the $16 million credit facility on January 19, 2005, the proceeds of which will be utilized (1) to finance the aforementioned TPW acquisition, (2) to refinance approximately $7 million of outstanding debt with National City Bank and (3) to finance the Company's proposed $5 million going private transaction expected to occur in 2005, which is more fully described below. The $16 million credit facility provides for interest at the LIBOR interest rate plus a spread ranging from 200 basis points to 275 basis points depending upon the Company's ratio of debt to earnings before interest, taxes, depreciation and amortization expense (EBITDA). The debt is to be amortized over seven years with a five-year balloon payment. The debt is collateralized by a security interest in all of the assets of each of Pioneer Railcorp's subsidiary railways, a pledge of the stock of each such company, and a guaranty from each of the Company's subsidiaries. On February 16, 2005, the Company entered into an interest rate swap agreement with National City Bank in conjunction with the $16 million credit facility. The swap agreement exchanges the variable LIBOR interest rate for a fixed interest rate of 4.30% until maturity of the note on May 1, 2010, resulting in a current effective interest rate of 7.05% (4.30% fixed rate plus 275 basis point performance-based spread).

In addition to the $16 million credit facility, the Company secured a $2 million line-of-credit from National City Bank on January 19, 2005, to replace it's existing $1.1 million line-of-credit. The line-of-credit bears interest at the Bank's prime rate with interest payments due monthly through January 2007. The line-of-credit matures on January 19, 2007, at which time all outstanding borrowings would be due. The line-of-credit is collateralized in the same manner as the $16 million credit facility.

On September 20, 2004, the Company's Board of Directors unanimously approved a going private transaction designed to repurchase outstanding shares of the Company's Class A common stock (common stock). This proposed transaction will effectively reduce the number of shareholders to less than 300, thereby terminating the need for continued registration of the Company's stock with the Securities and Exchange Commission (SEC) and thus privatizing ownership of the Company. Each shareholder of less than 2,000 shares would receive an independently determined fair market value of $2.85 per share for each outstanding share of common stock that the Company would acquire under the proposed transaction. It is expected the number of shareholders will be reduced from approximately 1,680 to approximately 150 as a result of the proposed transaction. Furthermore, all warrant holders on the date of the transaction would receive $.85 per warrant, said amount being determined as the $2.85 fair market value less the warrant exercise price of $2.00. Shareholders owning 2,000 or more shares will continue to own their shares.

The proposed transaction is subject to SEC and shareholder approval, and if completed, would allow the Company to terminate the registration of its common stock with the SEC and would result in discontinuation of trading of the Company's common stock on the NASDAQ SmallCap Market and the Chicago Stock Exchange. The Board of Directors believes the costs of being a publicly traded company are no longer justified by the benefits.

Costs associated with this proposed transaction are approximately $5 million and would be funded with $5 million of proceeds from the $16 million National City Bank credit facility.

Item 8. Changes In and Disagreements With Accountants on Accounting Financial Disclosure

None.

Item 8A. Controls and Procedures

As of the end of the period covered by this report, the Company conducted an evaluation, under the supervision and with the participation of the principal executive officer and principal financial officer, of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act")). Based on this evaluation, the principal executive officer and principal financial officer concluded that the Company's disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. There was no change in the Company's internal control over financial reporting during the Company's most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART III

Item 9. Directors and Executive Officers of the Registrant

Set forth below are the names and ages of all the directors and executive officers of the Registrant and the positions and offices held by such persons as of December 31, 2004.

    Name (Age)                                      Position
---------------------                    -------------------------------
Guy L. Brenkman (57)                     Director and C.E.O
J. Michael Carr (40)                     Director, President & Treasurer
Orvel L. Cox (62)                        Director
Clifton T. Lopez (59)                    Director
John S. Fulton (72)                      Director
Scott Isonhart  (38)                     Secretary

All of the above Directors and Officers were elected at the Annual Meeting of the Stockholders (and the board meeting which followed) on June 28, 2004 to serve until the 2005 annual meeting. There is no family relationship between any officer and director.

Information about Directors and Executive Officers

Mr. Brenkman, Chairman of the Board of Directors, Chief Executive Officer of Pioneer Railcorp and its subsidiaries, was the incorporator of the Company and has been a member of the Board of Directors and CEO officer of the Company since its formation. Mr. Brenkman's past business experience includes real estate sales and management, securities sales, and seven years of operational railroad industry experience before managing the day to day railroad operations of Pioneer in 1988. Mr. Brenkman, acting as agent of the Issuer conducted the public offering of Pioneer Railcorp, which raised its initial capital, and secondary capital for expansions.

Mr. Carr, President and Treasurer, also serves as Treasurer and Chief Financial Officer for each of the Company's subsidiaries and Chief Financial Officer for same. Mr. Carr has been employed by the Company since March 1993. Before joining the Company, Mr. Carr worked in public accounting and banking for seven years, most recently as Controller for United Federal Bank. Mr. Carr is a CPA and holds a BS-Accounting from Illinois State University, Normal, Illinois.

Mr. Cox, Director, also serves as same for each of the Company's subsidiaries. Mr. Cox has 43 years of active railroading experience with 31 of those years working for Class I railroads. Mr. Cox retired from employment with the Company in 2002. Mr. Cox has been a director and officer of Pioneer Railcorp since its inception and has been involved in all phases of the development and growth of the Company. Mr. Cox is a member of the Audit Committee.

Clifton T. Lopez, Director, was appointed to the board in August 2002. Mr. Lopez works as a consultant, currently supporting the tax departments at Monsanto and Pharmacia Corp. in St. Louis, MO. Mr. Lopez has over 30 years of experience in accounting, finance, and planning. Mr. Lopez has a BA-Accounting and Management from Virginia Commonwealth University, Richmond, VA. In addition, Mr. Lopez served 5 years in the military, and resigned commission as a Captain in the Transportation Corp., associated with the transportation business in the areas of trucking, rail, water and aircraft. Mr. Lopez is a member of the Audit Committee and is considered the Audit Committee financial expert of the committee.

Mr. Fulton, Director, was elected to the Board in 1993. Mr. Fulton has 19 years experience in the real estate business concentrating in retail sales, real estate development and appraising. Mr. Fulton's previous positions include industrial appraising (6 years) with Cole, Layer Trumble of Dayton, Ohio, and 5 years with Pepsi-Cola. Mr. Fulton holds a BS degree in Public Administration from Bradley University in Peoria, Illinois. Mr. Fulton is a member of the Audit Committee.

Mr. Isonhart, Secretary, also serves as same for the Company's subsidiaries. Mr. Isonhart has been employed in the finance department of the Company since May 1993 and has a BS-Accounting from Bradley University in Peoria, Illinois.

             The remainder of this page is intentionally left blank

Item 10. Executive Compensation

Summary Compensation Table


                                           Long Term Compensation
                           Annual         -----------------------
                         Compensation     Restricted
                        ---------------     Stock                      Other
Name & Position         Year    Salary      Award     Options/SARs  Compensation
--------------------    ----   --------   ----------  ------------  ------------
Guy L. Brenkman, CEO    2004   $700,617      --            --       $   4,200(a)
                        2003   $664,051      --            --       $   8,200(a)
                        2002   $648,952      --            --       $       0

(a)-- Registrant's contribution to the Company's defined contribution plan.

Option/SAR Grants in Last Fiscal Year

None

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                           Value of
                                                                         Unexercised
                                                 Number of Securities    In-the-Money
                                               Underlying Unexercised    Options/SARs
                                               Options/SARs at FY-End      At FY-End
                   Shares Acquired    Value          Exercisable/        Exercisable/
Name                 On Exercise    Realized        Unexercisable       Unexercisable
----------------   ---------------  --------   ----------------------   -------------
Guy Brenkman-CEO         0             0                80,000/0            $0/$0

In December 1993, the Company entered into a five-year executive employment contract with the Company's CEO, which was extended through December 2006 by the Board of Directors. The agreement provides for a base salary with annual inflation adjustments based upon the Consumer Price Index. The current agreement provides for twelve weeks paid vacation each year. The CEO at his election can be paid for any unused vacation during the year. Should the Company acquire or form additional railroads, the base salary will increase $25,000 for the acquisition of railroads of 125 miles or less, and $50,000 for railroads over 125 miles. Should the CEO's employment be terminated, the contract requires a lump sum payment equal to three years of his then current salary. Should the president retire, he is entitled to accept a consulting position with the Company whereby he would be compensated the equivalent of one year's salary for the consulting services rendered.

Although Mr. Brenkman is authorized by his contract to receive an increase in compensation immediately upon the start of a new railroad, he has generally declined these increases, until in his opinion, the railroad appears to be self supporting and can absorb the cost of such raise. In several instances, Mr. Brenkman has not taken a raise at all. A detailed list of these raises since 1993 is listed as follows:

                                            Date  Acquired     Date  Raise
           Subsidiary                         or formed         Effective
-------------------------------------       --------------    --------------
Vandalia Railroad Company                     10/07/94          10/07/94
Minnesota Central Railroad Co.                12/12/94          02/01/95
West Michigan Railroad Co.                    07/11/95        No Raise Taken
Columbia & Northern  Railway                  02/21/96        No Raise Taken
Keokuk Junction  Railway Co.                  03/12/96          04/16/96
Rochelle  Railroad Co                         03/25/96          04/16/96
Shawnee  Terminal  Railway Co.                11/13/96          01/01/98
Michigan  Southern Railroad                   12/19/96          01/01/97
Pioneer  Industrial  Railway Co.              02/18/98        No Raise Taken
The Garden City Western Railway Co.           04/29/99          05/01/99
Indiana Southwestern Railway Co.              04/01/00          01/01/01
Gettysburg  & Northern  Railroad  CO.         02/20/01          04/16/04
Pioneer Resources, Inc.                       12/30/93          05/01/04

Directors of the Registrant each were compensated $30,000 in 2004.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 21, 2005, the beneficial ownership of all directors and officers of the Company as a group. These figures include shares of Common Stock that the executive officers have the right to acquire within 60 days of March 21, 2005 pursuant to the exercise of stock options and warrants.

Title of Class: Common Stock ($.001 par value)

                                                            Beneficial        Percent
Name of Beneficial Owner                                    Ownership        of Class
------------------------                                    ----------       --------
Guy L. Brenkman (2)                                          3,530,500           55.9%
Orvel L. Cox (3)                                               183,869            4.0%
J. Michael Carr (4)                                             37,414            0.8%
John S. Fulton (5)                                              26,400            0.6%
Scott Isonhart (6)                                               5,100            0.1%
Clifton T. Lopez                                                 1,000            0.0%
                                                            ----------       --------
Directors and Executive Officers as a group:                 3,784,283           58.2%(1)

FOOTNOTES:

(1) Based on 6,495,716 shares comprised of 4,498,482 common shares outstanding for all shareholders, 146,364 options for beneficial owners, and 1,853,870 warrants for beneficial owners outstanding as of March 21, 2005.

(2) Of the total number of shares shown as owned by Mr. Brenkman, 1,740,800 shares represent the number of shares Mr. Brenkman has the right to acquire within 60 days through the exercise of warrants and 80,000 represents the number of shares Mr. Brenkman has the right to acquire within 60 days through the exercise of stock options. Mr. Brenkman owns all shares in joint tenancy with his wife. In addition, 2,340 shares are held by Mr. Brenkman's wife, in which he disclaims beneficial ownership.

(3) Of the total number of shares shown as owned by Mr. Cox, 101,770 shares represent the number of shares Mr. Cox has the right to acquire within 60 days through the exercise of warrants and 20,000 represents the number of shares Mr. Cox has the right to acquire within 60 days through the exercise of stock options. Mr. Cox's shares are owned in joint tenancy with his wife.

(4) Of the total number of shares shown as owned by Mr. Carr, 1,000 shares represent the number of shares Mr. Carr has the right to acquire within 60 days through the exercise of warrants and 36,364 represents the number of shares Mr. Carr has the right to acquire within 60 days through the exercise of stock options.

(5) Of the total number of shares shown as owned by Mr. Fulton, 10,200 shares represent the number of shares Mr. Fulton has the right to acquire within 60 days upon the exercise of warrants and 5,000 represents the number of shares Mr. Fulton has the right to acquire within 60 days through the exercise of stock options.

(6) Of the total number of shares shown as owned by Mr. Isonhart, 100 shares represent the number of shares Mr. Isonhart has the right to acquire within 60 days through the exercise of warrants and 5,000 represents the number of shares Mr. Isonhart has the right to acquire within 60 days through the exercise of stock options.

There are no shareholders known by the Registrant to be beneficial owners of more than 5% of its outstanding common stock other than Mr. Brenkman.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and to provide copies of such reports to the Company. Based upon the Company's review of the copies of such reports received by the Company and representations of its directors and executive officers, the Company believes that during the years ended December 31, 2004 and 2003 all Section 16(a) filing requirements were satisfied.

Item 13. Exhibits and Reports on Form 8-K

Exhibit # 3(I) - Articles of Incorporation of the Company (incorporated by reference to Exhibit 1 of the Company's registration statement of Form S-3 filed July 7, 1995, amended August 30, 1995, September 20, 1995 and September 25,
1995).

Exhibit # 3(ii) - Bylaws of the Company (incorporated by reference to Exhibit #2 of the Company's registration statement on Form S-8 filed January 31, 1996).

Exhibit # 10.1 - 1994 Stock Option Plan for Pioneer Railcorp (incorporated by reference to Exhibit #3 of the Company's registration statement on Form S-8 filed January 31, 1996).

Exhibit # 10.2 - Form of incentive stock option under the 1994 Stock Option Plan for Pioneer Railcorp (incorporated by reference to Exhibit #4 of the Company's registration statement on Form S-8 filed January 31, 1996).

Exhibit # 10.3 - Form of option agreement for non-employee Directors under the 1994 Stock Option Plan for Pioneer Railcorp (incorporated by reference to Exhibit #5 of the Company's registration statement on Form S-8 filed January 31,
1996).

Exhibit # 10.4 - Executive Contract (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1994, filed March 31, 1995, amended August 31, 1995 and September 20, 1995).

Exhibit # 10.5 - 1996 Stock Option Plan for Pioneer Railcorp (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1996, filed March 31, 1997).

Exhibit # 10.6 - Form of incentive stock option under the 1996 Stock Option Plan for Pioneer Railcorp (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1996, filed March 31, 1997).

Exhibit # 10.7 - Form of option agreement for non-employee Directors under the 1996 Stock Option Plan for Pioneer Railcorp (incorporated by reference to the Company's Form 10-KSB for the year ended December 31, 1996, filed March 31,
1997).

Exhibit # 21.1 - Subsidiaries of the registrant.

Exhibit # 31.1 - Certification by the Chief Executive Officer.

Exhibit # 31.2 - Certification by the Chief Financial Officer.

Exhibit # 32.1 - Certification under 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Form 8-K filed December 23, 2004, regarding the Company's plans to not renew its securities listing with Nasdaq and the Chicago Stock Exchange for 2005.

Item 14. Principal Accountant Fees and Services

Information required by Item 14 of this form and the audit committee's pre-approval policies and procedures regarding the engagement of the principal accountant are incorporated herein by reference from its definitive Proxy Statement to be delivered to the stockholders of the Company in connection with the 2005 Annual Meeting of Stockholders to be held in the Summer of 2005 under the caption "Audit Committee Report - Independent Auditor Fees"

SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PIONEER RAILCORP
(Registrant)

By: /s/ Guy L. Brenkman
   -----------------------------------------
   Guy L. Brenkman,
   Chief Executive Officer and Director

Dated: March 21, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By: /s/ J. Michael Carr
   -----------------------------------------
   J. Michael Carr, President, Treasurer,
   Chief Financial Officer and Director

Dated: March 21, 2005

By: /s/ Clifton T. Lopez
    -----------------------------------------
    Clifton T. Lopez, Director

Dated: March 21, 2005

By: /s/ John Fulton
    -----------------------------------------
    John Fulton, Director

Dated: March 21, 2005

Pioneer Railcorp Subsidiaries

Alabama Railroad Co. (ALAB)
Alabama & Florida Railway Co., Inc. (AF)
Decatur Junction Railway Co. (DT)
Elkhart & Western Railroad Co. (EWR)
Fort Smith Railroad Co. (FSR)
Gettysburg & Northern Railroad Co. (GET)
Indiana Southwestern Railway Co. (ISW)
Kendallville Terminal Railway Co. (KTR)
Keokuk Junction Railway Co. (KJRY)
Michigan Southern Railroad Company (MSO)
Mississippi Central Railroad Co. (MSCI)
Pioneer Air, Inc. (PAR)
Pioneer Industrial Railway Co. (PRY)
Pioneer Resources, Inc. (PRI)
Pioneer Railroad Services, Inc. (PRS)
Pioneer Railroad Equipment Co., Ltd. (PREL)
Shawnee Terminal Railway Company (STR)
The Garden City Western Railway, Inc. (GCW)
Vandalia Railroad Company (VRRC)
West Michigan Railroad Co. (WMI)

Exhibit 31.1

Certification by the Chief Executive Officer:

I, Guy L. Brenkman certify that:

1.    I have reviewed this Annual Report on Form 10-KSB of Pioneer Railcorp;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

      a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      c) disclosed in this report any change in the registrant's internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

      a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: March 21, 2005

/s/ Guy L. Brenkman
-----------------------------
Guy L. Brenkman
Chief Executive Officer

Exhibit 31.2

Certification by the Chief Financial Officer:

I, J. Michael Carr certify that:

1.    I have reviewed this Annual Report on Form 10-KSB of Pioneer Railcorp;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

      a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

      b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

      c) disclosed in this report any change in the registrant's internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

      a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

      b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: March 21, 2005

/s/ J. Michael Carr
-------------------------------
J. Michael Carr
Chief Financial Officer

                 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO
                 SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Pioneer Railcorp (the "Company") on Form 10-KSB for the year ending December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), we, Guy L.Brenkman, Chief Executive Officer, and J. Michael Carr, President, Treasurer, and Chief Financial Officer, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/  Gary L. Brenkman                     /s/  J. Michael Carr
-----------------------------             -------------------------------------
Guy L. Brenkman                           J. Michael Carr
Chief Executive Officer                   President and Chief Financial Officer

March 21, 2005

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 10-QSB

                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                      FOR THE QUARTER ENDED MARCH 31, 2005

                        COMMISSION FILE NUMBER 33-6658-C

                                PIONEER RAILCORP
             (Exact name of Registrant as specified in its charter)

                     IOWA                                        37-1191206
       (State or other jurisdiction of                      (IRS Employer ID #)
        incorporation or organization)

        1318 S. JOHANSON RD PEORIA, IL                             61607
   (Address of principal executive offices)                      (Zip code)

                  REGISTRANT'S TELEPHONE NUMBER: 309-697-1400

     Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90
days.  YES [X]     NO [ ]

                                   4,498,482
             (Shares of Common Stock outstanding on March 31, 2005)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         PART I.  FINANCIAL INFORMATION

ITEM I.  FINANCIAL STATEMENTS

                       PIONEER RAILCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     QUARTERS ENDED MARCH 31, 2005 AND 2004

                                                                   FIRST QUARTER
                                                              -----------------------
                                                                 2005         2004
                                                              ----------   ----------
                                                                    (UNAUDITED)
Operating revenue...........................................  $4,420,000   $4,116,000
                                                              ----------   ----------
Operating expenses
  Maintenance of way........................................     339,000      393,000
  Maintenance of equipment..................................     458,000      387,000
  Transportation expense....................................     993,000    1,031,000
  Administrative expense....................................   1,362,000    1,028,000
  Depreciation & amortization...............................     577,000      553,000
  Net (gain) loss on sale of property & equipment...........     (26,000)      10,000
                                                              ----------   ----------
                                                               3,703,000    3,402,000
                                                              ----------   ----------
OPERATING INCOME............................................     717,000      714,000
                                                              ----------   ----------
Other income & expense
  Other (income) expense....................................    (261,000)    (275,000)
  Interest expense..........................................     206,000      202,000
                                                              ----------   ----------
                                                                 (55,000)     (73,000)
                                                              ----------   ----------
INCOME BEFORE INCOME TAXES..................................     772,000      787,000
Provision for income taxes..................................     324,000      331,000
                                                              ----------   ----------
INCOME BEFORE MINORITY INTEREST IN PREFERRED STOCK DIVIDENDS
  OF CONSOLIDATED SUBSIDIARIES..............................  $  448,000   $  456,000
Minority interest in preferred stock dividends of
  consolidated subsidiaries.................................      23,000       23,000
                                                              ----------   ----------
NET INCOME..................................................  $  425,000   $  433,000
                                                              ==========   ==========
Basic earnings per common share.............................  $     0.09   $     0.10
                                                              ==========   ==========
Diluted earnings per common share...........................  $     0.07   $     0.08
                                                              ==========   ==========
CASH DIVIDENDS PER COMMON SHARE.............................  $       --   $       --
                                                              ==========   ==========

            See notes to unaudited consolidated financial statements

                       PIONEER RAILCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2005 AND DECEMBER 31, 2004

                                                               MARCH 31,    DECEMBER 31,
                                                                 2005           2004
                                                              -----------   ------------
                                                                     (UNAUDITED)
                                         ASSETS
Current Assets
  Cash......................................................  $ 1,865,000   $   958,000
  Accounts receivable, less allowance for doubtful accounts
     2005 and 2004 $109,000.................................    3,482,000     3,732,000
  Inventories...............................................      368,000       370,000
  Prepaid expenses..........................................      258,000       299,000
  Income tax refund claims..................................      238,000       242,000
                                                              -----------   -----------
     TOTAL CURRENT ASSETS...................................    6,211,000     5,601,000
Investments, cash value of life insurance...................      289,000       280,000
Property and equipment, less accumulated depreciation 2005
  $16,383,000; 2004 $15,807,000.............................   29,257,000    25,309,000
Other assets................................................        4,000         4,000
Goodwill....................................................    1,017,000     1,017,000
                                                              -----------   -----------
Total assets................................................  $36,778,000   $32,211,000
                                                              ===========   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt......................  $ 2,423,000   $ 1,478,000
  Notes payable.............................................      250,000       146,000
  Accounts payable..........................................    2,936,000     2,469,000
  Income taxes payable......................................      124,000            --
  Deferred income taxes.....................................       46,000        46,000
  Accrued liabilities.......................................      587,000       968,000
                                                              -----------   -----------
     TOTAL CURRENT LIABILITIES..............................    6,366,000     5,107,000
                                                              -----------   -----------
Long-term debt, net of current maturities...................   10,891,000     8,080,000
                                                              -----------   -----------
Deferred revenue............................................    1,670,000     1,702,000
                                                              -----------   -----------
Deferred income taxes.......................................    6,475,000     6,396,000
                                                              -----------   -----------
Minority interest in subsidiaries...........................      736,000       736,000
                                                              -----------   -----------
Stockholders' Equity
  Common stock:
  Issued 2005 4,636,347; 2004 4,634,917
  In Treasury 2005 137,865 shares; 2004 137,665
  Outstanding 2005 4,498,482; 2004 4,497,252................        5,000         5,000
  Additional paid-in capital................................    2,057,000     2,054,000
  Retained earnings.........................................    8,578,000     8,131,000
                                                              -----------   -----------
     Total stockholders' equity.............................   10,640,000    10,190,000
                                                              -----------   -----------
Total liabilities and stockholders' equity..................  $36,778,000   $32,211,000
                                                              ===========   ===========

            See notes to unaudited consolidated financial statements

                       PIONEER RAILCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2005 AND 2004

                                                                   FIRST QUARTER
                                                              ------------------------
                                                                 2005          2004
                                                              -----------   ----------
                                                                    (UNAUDITED)
Cash Flows From Operating Activities
Net income..................................................  $   425,000   $  433,000
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Minority interest in preferred stock dividends of
     consolidated subsidiaries..............................       23,000       23,000
  Depreciation and amortization.............................      577,000      553,000
  Increase in cash value life insurance.....................       (9,000)      (8,000)
  (Gain) loss on sale of property & equipment...............      (26,000)      10,000
  Deferred taxes............................................       79,000       66,000
Change in assets and liabilities
  (Increase) decrease accounts receivable...................      250,000      109,000
  (Increase) decrease inventories...........................        2,000       (6,000)
  (Increase) decrease prepaid expenses......................       41,000       51,000
  Increase (decrease) accounts payable......................      467,000     (140,000)
  (Increase) decrease income tax refund claims..............        4,000       55,000
  Increase (decrease) income tax payable....................      124,000      205,000
  Increase (decrease) deferred revenue......................      (32,000)     (16,000)
  Increase (decrease) accrued liabilities...................     (381,000)    (238,000)
                                                              -----------   ----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.................    1,544,000    1,097,000
                                                              -----------   ----------
Cash Flows From Investing Activities
  Proceeds from sale of property & equipment................       26,000       65,000
  Purchase of property & equipment..........................   (4,525,000)    (148,000)
                                                              -----------   ----------
  NET CASH (USED IN) INVESTING ACTIVITIES...................   (4,499,000)     (83,000)
                                                              -----------   ----------
Cash Flows From Financing Activities
  Proceeds from short-term borrowings.......................      176,000            0
  Proceeds from long-term borrowings........................   11,133,000            0
  Payments on short-term borrowings.........................      (72,000)     (73,000)
  Payments on long-term borrowings..........................   (7,377,000)    (720,000)
  Purchase of common stock for treasury.....................       (1,000)
  Proceeds from warrants exercised..........................        3,000       14,000
                                                              -----------   ----------
  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.......    3,862,000     (779,000)
                                                              -----------   ----------
NET INCREASE IN CASH........................................      907,000      235,000
Cash, beginning of period...................................      958,000    1,199,000
                                                              -----------   ----------
Cash, end of period.........................................  $ 1,865,000   $1,434,000
                                                              ===========   ==========
Supplemental Disclosures of Cash Flow Information
  Cash payments for:
     Interest...............................................  $   237,000   $  202,000
                                                              ===========   ==========
     Income taxes...........................................  $   127,000   $   46,000
                                                              ===========   ==========

            See notes to unaudited consolidated financial statements

     This Form 10-QSB contains certain "forward-looking" statements as such term is defined in The Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. The Company does not intend to update these forward-looking statements.

                       PIONEER RAILCORP AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  STATEMENTS

     The accompanying Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows are unaudited. The interim financial statements reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. These interim statements should be read in conjunction with the latest financial statements and notes thereto included in the Company's latest Annual Report on Form 10-KSB and subsequent Form 10-QSB filings. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include Pioneer Railcorp (Pioneer) and its wholly owned and controlled subsidiaries (collectively, "the Company"). The Company's railroad operations segment consists of wholly-owned short line railroad subsidiaries that offer similar services and includes the following wholly-owned subsidiaries: West Michigan Railroad Co. (WMI), Michigan Southern Railroad Company (MSO), Fort Smith Railroad Co. (FSR), Alabama Railroad Co.
(ALAB), Mississippi Central Railroad Co. (MSCI), Alabama & Florida Railway Co., Inc. (AF), Decatur Junction Railway Co. (DT), Vandalia Railroad Company (VRRC), Keokuk Junction Railway Co. (KJRY), Shawnee Terminal Railway Company (STR), Pioneer Industrial Railway Co. (PRY), The Garden City Western Railway, Inc.
(GCW), Indiana Southwestern Railway Co. (ISW), Kendallville Terminal Railway Co.
(KTR), Elkhart & Western Railroad Co. (EWR), Gettysburg & Northern Railroad Co.
(GET), Pioneer Resources, Inc. (PRI), Pioneer Railroad Equipment Co., Ltd.
(PREL), Pioneer Air, Inc. (PAR), and Pioneer Railroad Services, Inc. (PRS). The Company's equipment leasing segment leases railcars, locomotives, and other railroad equipment to affiliated and unaffiliated entities and includes only the wholly owned subsidiary Pioneer Railroad Equipment Co., Ltd. (PREL). All other Company operations are classified as corporate and include the following wholly owned subsidiaries: Pioneer Air, Inc. (PAR), and Pioneer Railroad Services, Inc.
(PRS). All significant intercompany balances and transactions have been eliminated in consolidation.

     For a complete description of our significant accounting policies, see Note 1 to our Consolidated Financial Statements in our 2004 Form 10-KSB.

NOTE 3.  CONTINGENCIES

     As of the date of this Form 10-QSB, management is not aware of any incident which is likely to result in a liability that would materially affect the Company's consolidated financial position or results of operation.

NOTE 4.  ACCOUNTING PRONOUNCEMENTS

     FASB Statement No. 153, Exchange of Nonmonetary Assets, was issued in December 2004. This Statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The Company does not expect the application of Statement No. 153 to have a material effect on the accompanying financial statements.

     In December 2004, the Financial Accounting Standards Board ("FASB") published FASB Statement No. 123 (revised 2004), "Share-Based Payment" ("FAS 123(R)" or the "Statement"). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) covers a wide range of share-based

                       PIONEER RAILCORP AND SUBSIDIARIES
compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. FAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

     The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

     The Company will be required to apply FAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the year ending December 31, 2006.

     FAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

     The Company has not yet completed its study of the transition methods or made any decisions about how it will adopt FAS 123(R). The impact of this Statement on the Company in fiscal 2006 and beyond will depend upon various factors, among them being our future compensation strategy including whether or not additional stock options will be awarded in the future.

NOTE 5.  SEGMENT INFORMATION

DESCRIPTION OF PRODUCTS AND SERVICES FROM REPORTABLE SEGMENTS:

     Pioneer Railcorp has two reportable segments, railroad operations and equipment leasing operations. All other operations are classified as corporate support services for purposes of this disclosure.

MEASUREMENT OF SEGMENT PROFIT OR LOSS AND SEGMENT ASSETS:

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Pioneer Railcorp evaluates segment profit based on operating income including intersegment revenues, but before provision for income taxes, items of other income and expense, and minority interest in preferred stock dividends of consolidated subsidiaries.

INTERSEGMENT TRANSACTIONS:

     Intersegment transactions are recorded at cost and are eliminated from consolidated financial results.

FACTORS MANAGEMENT USED TO IDENTIFY THE REPORTABLE SEGMENTS:

     Pioneer Railcorp's reportable segments consist of wholly-owned short line railroad subsidiaries that offer similar services and a railroad equipment subsidiary that leases railcars, locomotives, and other railroad

                       PIONEER RAILCORP AND SUBSIDIARIES
equipment to affiliated and unaffiliated entities. The corporate operations consist of support services provided to the operating segments.

                                                             FIRST QUARTER   FIRST QUARTER
                                                                 2005            2004
                                                             -------------   -------------
Revenues from external customers
  Railroad operations......................................   $ 3,705,000     $ 3,346,000
  Equipment leasing operations.............................       711,000         766,000
  Corporate support services...............................         4,000           4,000
                                                              -----------     -----------
       Total revenues from external customers..............   $ 4,420,000     $ 4,116,000
                                                              ===========     ===========
Intersegment revenues
  Railroad operations......................................   $         0     $         0
  Equipment leasing operations.............................        90,000          99,000
  Corporate support services...............................     1,642,000       1,388,000
                                                              -----------     -----------
       Total intersegment revenues.........................   $ 1,732,000     $ 1,487,000
                                                              ===========     ===========
Segment profit
  Railroad operations......................................   $ 1,514,000     $ 1,183,000
  Equipment leasing operations.............................       327,000         376,000
  Corporate support services...............................       608,000         642,000
                                                              -----------     -----------
       Total segment profit................................     2,449,000       2,201,000
Reconciling items
  Intersegment revenues....................................    (1,732,000)     (1,487,000)
  Income taxes.............................................      (324,000)       (331,000)
  Minority interest........................................       (23,000)        (23,000)
  Other income (expense), net..............................        55,000          73,000
                                                              -----------     -----------
       Total consolidated net income.......................   $   425,000     $   433,000
                                                              ===========     ===========

NOTE 6.  EARNINGS PER COMMON SHARE

     Following is information about the computation of the earnings per share
(EPS) data for the quarters ended March 31, 2005 and 2004:

                                                    FOR THE QUARTER ENDED MARCH 31, 2005
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER-SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
Basic EPS
Income available to common stockholders..........   $425,000       4,497,786      $ 0.09
                                                                                  ======
Effect of Dilutive Securities....................         --       1,447,115       (0.02)
                                                    --------       ---------      ------
Diluted EPS
Income available to common stockholders plus
  assumed conversions............................   $425,000       5,944,901      $ 0.07
                                                    ========       =========      ======

                       PIONEER RAILCORP AND SUBSIDIARIES

                                                    FOR THE QUARTER ENDED MARCH 31, 2004
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER-SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
Basic EPS
Income available to common stockholders..........   $433,000       4,485,775      $ 0.10
                                                                                  ======
Effect of Diluted Securities.....................         --         731,292       (0.02)
                                                    --------       ---------      ------
Diluted EPS
Income available to common stockholders plus
  assumed conversions............................   $433,000       5,217,067      $ 0.08
                                                    ========       =========      ======

NOTE 7.  CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The financial statement components or accounts that are subject to significant estimation are reserves for litigation, casualty and environmental matters, accounts receivable, deferred income taxes and property, plant and equipment.

     In accordance with Statement of Financial Accounting Standards, or SFAS, No. 5, "Accounting for Contingencies," an accrual for a loss contingency (litigation, casualty and environmental matters) is established if information available prior to the issuance of the financial statements indicates that it is probable that a liability has been incurred or an asset has been impaired. These estimates have been developed in consultation with outside counsel handling our defense in these matters and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. Subsequent changes to those estimates are reflected in our statements of income in the period of the change. Management believes that it has adequate insurance to cover most of the likely loss contingency situations, and most accruals for a loss contingency would be no more than the Company's maximum insurance self-retention of $50,000 per occurrence. To date all losses on such matters have been within management's expectations.

     Provisions are made for estimated uncollectible accounts receivable. An account receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions. Accounts receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. To date, losses on accounts receivable have been minimal in relation to the volume of sales and have been within management's expectations.

     Deferred taxes are recognized based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized based on projected future taxable income, a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, and the expected timing of the reversals of existing temporary differences. If we are unable to generate sufficient future taxable income to utilize deferred tax assets, we would be required to establish a valuation allowance against a portion of our deferred tax assets, resulting in an increase in our future effective tax rate with a coinciding adverse impact on earnings. To date the Company has not had to record a valuation allowance for deferred tax assets previously recognized on its balance sheet, nor does it expect to record such an allowance through at least December 31, 2004.

                       PIONEER RAILCORP AND SUBSIDIARIES

     Net property, plant and equipment comprised 80% of our total assets as of March 31, 2005. These assets are stated at cost, less accumulated depreciation. We use the straight-line method of depreciation over estimated lives generally applicable to the railroad industry. Expenditures that increase asset values or extend useful lives are capitalized. Repair and maintenance expenditures are charged to operating expense when the work is performed. We periodically review the carrying value of our long-lived assets for impairment. This review is based upon our projections of anticipated future cash flows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. The estimate of fair value shall be based on the best information available in the circumstances. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations. No impairment has been recorded on fixed assets during the three months ended March 31, 2005.

     For a complete description of our significant accounting policies, see Note 1 to our Consolidated Financial Statements in our 2004 Form 10-KSB.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This management's discussion and analysis of financial condition and results of operations references the Company's two operating segments. The Company's railroad operations segment consists of wholly-owned short line railroad subsidiaries that offer similar services and the Company's equipment leasing segment leases railcars, locomotives, and other railroad equipment to affiliated and unaffiliated entities. All other operations are classified as corporate support services for purposes of these discussions. All information provided for each operating segment is presented after elimination of all intersegment transactions, therefore reflecting its share of consolidated results.

     Pioneer Railcorp, an Iowa corporation, is a railroad holding company. As used in this Form 10-QSB, unless the context requires otherwise, the term "Company" or "PRC" refers to the parent, Pioneer Railcorp and its subsidiaries:
West Michigan Railroad Co. (WMI), Michigan Southern Railroad Company (MSO), Fort Smith Railroad Co. (FSR), Alabama Railroad Co. (ALAB), Mississippi Central Railroad Co. (MSCI), Alabama & Florida Railway Co., Inc. (AF), Decatur Junction Railway Co. (DT), Vandalia Railroad Company (VRRC), Keokuk Junction Railway Co.
(KJRY), Shawnee Terminal Railway Company (STR), Pioneer Industrial Railway Co.
(PRY), The Garden City Western Railway, Inc. (GCW), Indiana Southwestern Railway Co. (ISW), Kendallville Terminal Railway Co. (KTR), Elkhart & Western Railroad Co. (EWR), Gettysburg & Northern Railroad Co. (GET), Pioneer Resources, Inc.
(PRI), Pioneer Railroad Equipment Co., Ltd. (PREL), Pioneer Air, Inc. (PAR), and Pioneer Railroad Services, Inc. (PRS)

OVERVIEW:

     The Company operates in two business segments, railroad operations and railroad equipment leasing. Railroad operations are provided by the Company's wholly owned short line railroad subsidiaries. PRC's rail system is primarily devoted to carrying freight. The railroad subsidiaries generate revenue from several activities, with the primary source referred to as switching revenue. Switching revenue is the amount the Company receives for handling and delivering a load of freight via railcar to and from its online customers. The railroad operations also generate revenue through repair of foreign railcars (railcars owned by an unrelated entity) used to carry freight on the Company's railroads. In addition, the railroad operations earn revenue from demurrage, a charge to online customers for holding a foreign railcar for an excessive number of days. Generally, demurrage revenues will be partially offset by carhire expense (charges to the Company's railroad operations for using a foreign railcar). In addition to revenues generated from online customers, the Company also generates revenue from the storage of private railcars (railcars that are owned by a non-railroad

                       PIONEER RAILCORP AND SUBSIDIARIES
company). In addition, the railroad operations generate revenue by performing contract services, primarily track construction and maintenance, for customers and governmental agencies. Finally, the Company, through its wholly owned railroad subsidiary Gettysburg & Northern Railroad Co. generates revenue from a tourist passenger train in Gettysburg, PA.

     The Company's revenue from its railroad operations could be affected by several events. In most instances, several railroads take part in the delivery of freight to and from the Company's customers. Each railroad will set its revenue requirement for handling the freight. If the total revenue requirement for all railroads involved is not competitive with other transportation options, it is likely the freight will not move by rail. In addition, the Company's current customers make changes in the origin of their raw materials and destination for their finished products that could positively or negatively affect rail traffic. In addition, a significant portion of the Company's freight is carried in railcars supplied by the nation's largest railroads, referred to as Class 1 railroads. The Class 1 railroads ability to continue to supply railcars is an important factor in generating revenues. The Company's equipment leasing operations own a large railcar fleet, which helps to minimize adverse consequences from a limited railcar supply. The Company continually searches for railcars to purchase that will provide its customers with a reliable car supply.

     The equipment leasing operations generate revenue from carhire revenue (charges non-affiliated railroads pay the Company for using its railcars) and revenue from locomotive leases to unaffiliated entities. The Company's railcars have a limited useful life, generally 40 to 50 years from the year they were built. In future years, as the Company's railcars reach their useful life limit, the Company will need to replace the railcars to maintain its current carhire revenue levels. Any significant purchase of railcars will require long term debt financing. When the Company's railcars reach the end of their useful life, the Company could still use some of the railcars on its own railroads for captive grain loads or generate income from the scrap value of the railcars, which is currently about $5,000 per car. Below is a chart illustrating the life expectancy of the Company's railcar fleet as of December 31, 2004:

EXPIRATION YEAR                   BOX   COV HOP   GOND   FLAT   HOPPER   TOTAL   % OF FLEET
---------------                   ---   -------   ----   ----   ------   -----   ----------
2005............................   14      57       3     38       1       113      8.94%
2006............................   72     137       6                      215     17.01%
2007............................    2      99                      2       103      8.15%
2008............................   21       5       5              2        33      2.61%
2009............................   38     154       5                      197     15.59%
2010............................    9       6       4                       19      1.50%
2011............................   88      50                      1       139     11.00%
2012............................  162      17       4              2       185     14.63%
2013............................   94      88      55     19       4       260     20.57%
                                  ---     ---      --     --      --     -----    -------
Totals..........................  500     613      82     57      12     1,264    100.00%

     The Company also seeks to encourage development on or near, and utilization of, the real estate right of way of its operating railroads by potential shippers as a source of additional revenue and also generates revenue by granting to various entities, such as utilities, pipeline and communications companies and non-industrial tenants, the right to occupy its railroad right of way and other real estate property.

                       PIONEER RAILCORP AND SUBSIDIARIES

     The Company's primary outflow of cash pertains to employee wages, track materials, repair expenses to railcars and locomotives, fuel, car hire expense, liability insurance, health insurance, and debt repayments. The Company uses the following categories to group expenses in the financial statements:

          Maintenance of Way and structure expense (MOW) includes all expenses related to track maintenance; including payroll, track materials, signal maintenance, vegetation control, and bridge maintenance.

          Maintenance of equipment expense (MOE) includes expenses related to railcar repair expenses for both foreign and Company owned railcars; including payroll, car repair parts, processing fees for Company owned railcars, and also maintenance to Company owned vehicles.

          Transportation expense (TRAN) includes expenses related to train movement operations; including payroll, locomotive fuel and supplies expense, repair expenses to Company owned locomotives, car hire expense, derailment expense, lading and damage claims, switching services purchased, and joint facility expenses with other carriers.

          General & administration expense (ADMIN) includes general manager payroll expenses, legal expenses, bad debt expense related to interline settlements, liability insurance, utilities, postage and freight, real estate taxes, dues, licenses and fees, vehicle insurance, freight to move company owned railcars and locomotives, health and dental insurance expense, audit fees, printing, and corporate headquarters support service payroll for executive management, accounting, operations, marketing, real estate, legal, and other support staff.

SUMMARY: FIRST QUARTER 2005 COMPARED TO FIRST QUARTER 2004 FINANCIAL RESULTS
DISCUSSION:

     The Company's net income in the first quarter 2005 was $425,000 a decrease of $8,000 or 2% compared to $433,000 net income in the first quarter 2004. Revenue increased in the first quarter 2005 by $304,000 or 7%, to $4,420,000 from $4,116,000 in the first quarter 2004. Operating expense increased in the first quarter 2005 by $301,000 or 9%, to $3,703,000 from $3,402,000 in the first quarter 2004. Operating income increased in the first quarter 2005 by $3,000 or less than 1%, to $717,000 from $714,000 in the first quarter 2004.

     Revenue increased in the first quarter 2005 by $304,000 or 7% to $4,420,000 from $4,116,000 in the prior year. The railroad operations generated total revenue of $3,705,000 in the first quarter 2005, an increase of $359,000 (11%) compared to revenue of $3,346,000 in the first quarter 2004. The railroad operations increased demurrage revenue by $261,000 to $593,000 compared to $332,000 in the same period last year. The railroad operations also had an increase in contract service revenue of $101,000 to $176,000 from $75,000 in the same period last year resulting from of track projects for unaffiliated entities. As the economy continues to improve, the Company's railroad operations have experienced a decrease in revenue from the storage of railcars for non-affiliated companies as such companies find utilization for their railcars in an improving economy. In the first quarter 2005 revenue from car storage decreased $42,000 to $77,000 compared to $119,000 in the first quarter 2004. The equipment leasing operations generated total revenue of $711,000 in the first quarter 2005, a decrease of $55,000 (7%) compared to $766,000 in the first quarter 2004. In the first quarter 2005 revenue from the equipment leasing operations included carhire revenue of $435,000, a decrease of $178,000 (29%) from $613,000 in the first quarter 2004, and unaffiliated lease income of $267,000, an increase of $115,000 (75%) from $152,000 in the first quarter 2004.
The decrease in carhire revenue in the quarter primarily relates to the underutilization of a portion of the Company's railcar fleet, and also results in railcars being leased to unaffiliated entities which generated the increase in unaffiliated lease income. Corporate services did not have significant revenues in either first quarter 2005 or 2004.

     Operating expenses increased in the first quarter 2005 by $301,000 or 9%, to $3,703,000 from $3,402,000 in the first quarter 2004. The majority of this increase in operating expenses resulted from increased administration expenses of $334,000 in the first quarter 2005. The railroad operations increased administration

                       PIONEER RAILCORP AND SUBSIDIARIES
expenses $70,000 primarily relating to legal fees for employee injury claims. The equipment leasing operations increased administration expenses $35,000 primarily related to freight charges for relocation of the Company's railcar and locomotive fleet. Corporate support services increased administration expenses $229,000 primarily related to $83,000 of increased medical claims by the Company's self-funded health plan, $35,000 related to additional support personnel, and professional fees of $91,000 primarily related to the Company's actions to "go private" as detailed in the Company's Form 8-K and 8-K/A filed September 21, 2004 and September 23, 2004 (as amended) respectively, and as is more fully described in Part II, Item 5 -- Other Information in this Form 10-QSB. The railroad operations generated total operating expenses of $2,192,000 in the first quarter 2005, a $20,000 increase (1%) from $2,172,000 in the first quarter 2004. The equipment leasing operations generated operating expenses of $473,000 in the first quarter 2005, a $5,000 decrease (1%) from $478,000 in the first quarter 2004. Corporate support services generated operating expense of $1,038,000 in the first quarter 2005 a $286,000 increase (38%) from $752,000 in the first quarter 2004.

     Operating income increased in the first quarter 2005 by $3,000 or less than 1%, to $717,000 from $714,000 in 2004. The railroad operations generated operating income of $1,513,000 in the first quarter 2005, a $339,000 increase (29%) from $1,174,000 in the first quarter 2004. The equipment leasing operations generated operating income of $238,000 in the first quarter 2005, a $50,000 decrease (17%) from $288,000 in the first quarter 2004. Corporate support services reduced operating income $1,034,000 in the first quarter 2005, compared to reduced operating income in the first quarter 2004 of $748,000. This represents a $286,000 decrease in the first quarter 2005 operating income (38%) compared to the first quarter 2004.

FIRST QUARTER 2005 OPERATIONS BY BUSINESS SEGMENT

                                        RAILROAD    EQUIPMENT    CORPORATE
                                       OPERATIONS    LEASING     SERVICES       TOTAL
                                       ----------   ---------   -----------   ----------
Revenue..............................  $3,705,000   $711,000    $     4,000   $4,420,000
Expenses:
Mow..................................  $  319,000   $      0    $    20,000   $  339,000
Moe..................................  $  242,000   $110,000    $   106,000   $  458,000
Tran.................................  $  909,000   $ 30,000    $    54,000   $  993,000
Admin................................  $  467,000   $ 49,000    $   846,000   $1,362,000
(Gain)/Loss Sale of P&E..............  $        0   $(26,000)   $         0   $  (26,000)
Dep/Amort............................  $  255,000   $310,000    $    12,000   $  577,000
                                       ----------   --------    -----------   ----------
Operating Expense....................  $2,192,000   $473,000    $ 1,038,000   $3,703,000
Operating Income.....................  $1,513,000   $238,000    $(1,034,000)  $  717,000

                       PIONEER RAILCORP AND SUBSIDIARIES

FIRST QUARTER 2004 OPERATIONS BY BUSINESS SEGMENT

                                          RAILROAD    EQUIPMENT   CORPORATE
                                         OPERATIONS    LEASING    SERVICES      TOTAL
                                         ----------   ---------   ---------   ----------
Revenue................................  $3,346,000   $766,000    $   4,000   $4,116,000
Expenses:
Mow....................................  $  375,000   $      0    $  18,000   $  393,000
Moe....................................  $  211,000   $102,000    $  74,000   $  387,000
Tran...................................  $  967,000   $ 36,000    $  28,000   $1,031,000
Admin..................................  $  397,000   $ 14,000    $ 617,000   $1,028,000
(Gain)/Loss Sale of P&E................  $   10,000   $      0    $       0   $   10,000
Dep/Amort..............................  $  212,000   $326,000    $  15,000   $  553,000
                                         ----------   --------    ---------   ----------
Operating Expense......................  $2,172,000   $478,000    $ 752,000   $3,402,000
Operating Income.......................  $1,174,000   $288,000    $(748,000)  $  714,000

FIRST QUARTER 2005-2004 VARIANCES BY BUSINESS SEGMENTS

  INCREASE (DECREASE)

                                             RAILROAD    EQUIPMENT   CORPORATE
                                            OPERATIONS    LEASING    SERVICES     TOTAL
                                            ----------   ---------   ---------   --------
Revenue...................................   $359,000    $(55,000)   $       0   $304,000
Expenses:
Mow.......................................   $(56,000)   $      0    $   2,000   $(54,000)
Moe.......................................   $ 31,000    $  8,000    $  32,000   $ 71,000
Tran......................................   $(58,000)   $ (6,000)   $  26,000   $(38,000)
Admin.....................................   $ 70,000    $ 35,000    $ 229,000   $334,000
(Gain)/Loss Sale of P&E...................   $(10,000)   $(26,000)   $       0   $(36,000)
Dep/Amort.................................   $ 43,000    $(16,000)   $  (3,000)  $ 24,000
                                             --------    --------    ---------   --------
Operating Expense.........................   $ 20,000    $ (5,000)   $ 286,000   $301,000
Operating Income..........................   $339,000    $(50,000)   $(286,000)  $  3,000

OTHER INCOME AND EXPENSE INCOME STATEMENT LINE ITEM DISCUSSIONS:

     Interest expense increased $4,000 (2%) in the first quarter 2005 to $206,000 compared to $202,000 in the first quarter 2004. In the first quarter 2005, $261,000 of other income was earned by the Company, compared to $275,000 of other income in the first quarter 2004, primarily from lease income generated by the Company's railroad operations from the granting of easements and leases for the use of railroad right of way property.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS:

     The Company is not aware of any recent accounting standard issued, but not yet required to be adopted by the Company, that would have a material effect on its financial position or results of operations. See Note 4 for further discussions.

                       PIONEER RAILCORP AND SUBSIDIARIES

LIQUIDITY AND CAPITAL RESOURCES:

     The Company primarily uses cash generated from operations to fund working capital needs and relies on long-term financing for the purchase of railcars, new operating subsidiaries, and other significant capital expenditures. The Company has working capital facilities totaling $2,000,000 of which $1,824,000 was available for use at the end of the first quarter 2005. The Company's credit agreements with National City Bank contain various restrictive loan covenants. As of March 31, 2005, the Company believes it is in compliance with all of these covenants.

     Long-term equipment financing has historically been readily available to the Company for its railcar acquisition program. The Company believes it will be able to continue to obtain long-term equipment financing should the need arise. The Company's plans for new debt in the foreseeable future is contingent upon new railroad acquisitions and increased needs and/or opportunities for railcars.

     On October 28, 2004 the Company's feeder line application on file with the Surface Transportation Board (STB) to acquire the assets of the west end of the Toledo Peoria and Western Railway (TPW) was granted. The Company completed the acquisition on February 11, 2005 at the STB determined purchase price of $4,165,742. This acquisition was financed with proceeds from a National City Bank credit facility of up to $16 million. National City Bank granted the Company the $16 million credit facility on January 19, 2005, the proceeds of which are to be utilized (1) to finance the aforementioned TPW acquisition, (2) to refinance approximately $7 million of outstanding debt with National City Bank and (3) to finance the Company's proposed $5 million going private transaction expected to occur in 2005, which is more fully described in Part II,
Item 5 -- Other Information in this Form 10-QSB below. The $16 million credit facility provides for interest at the LIBOR interest rate plus a spread ranging from 200 basis points to 275 basis points depending upon the Company's ratio of debt to earnings before interest, taxes, depreciation and amortization expense (EBITDA). The debt is to be amortized over seven years with a five-year balloon payment. The debt is collateralized by a security interest in all of the assets of each of Pioneer Railcorp's subsidiary railways, a pledge of the stock of each such company, and a guaranty from each of the Company's subsidiaries. The Company entered into an interest rate swap agreement with National City Bank in conjunction with the $16 million credit facility. The swap agreement, with an effective date of April 1, 2005, exchanges the variable LIBOR interest rate for a fixed interest rate of 4.30% until maturity of the note on May 1, 2010, resulting in a current effective interest rate of 7.05% (4.30% fixed rate plus 275 basis point performance-based spread as of March 31, 2005).

     In addition to the $16 million credit facility, the Company secured a $2 million line-of-credit from National City Bank on January 19, 2005, to replace it's existing $1.1 million line-of-credit. The line-of-credit bears interest at the Bank's prime rate with interest payments due monthly through January 2007. The line-of-credit matures on January 19, 2007, at which time all outstanding borrowings would be due. The line-of-credit is collateralized in the same manner as the $16 million credit facility.

     On July 1, 1995, the Company's stock split and warrant issuance became payable to shareholders. The 2 for 1 stock split increased the number of shares issued and outstanding from 2,099,142 to 4,198,284. At the same time shareholders became entitled to purchase an additional 4,198,284 shares through stock warrants issued by the Company as dividends. One warrant was issued for each share of common stock held after the split, entitling the holder to purchase 1 share of common stock for $2.00 per share. The shares purchased through the exercise of the warrants must be held for 1 year from date of purchase. As of March 31, 2005, a total of 92,394 warrants originally issued had been exercised, and the Company realized $184,788 from the exercise of the warrants.

     On June 26, 1996, the Company's shareholders approved a stock option plan permitting the issuance of 407,000 shares of common stock. Options granted under the plan are incentive based except for the options granted to the CEO whose options are non-qualified. The options became fully vested and exercisable as of

                       PIONEER RAILCORP AND SUBSIDIARIES

July 1, 2001. The options are exercisable at $2.75, the trading price on the date of the grant, in whole or in part within 10 years from the date of grant. As of March 31, 2005, a total of 150,000 options are outstanding under this plan.

     In 1999, Pioneer Railcorp's Board of Directors authorized and approved the repurchase of up to one million (1,000,000) shares of the Company's common stock. As of March 31, 2005, a total of 137,865 shares had been repurchased at a cost of $209,155.

     The Company generally anticipates that the outcomes involving current legal proceedings will not materially affect the Company's consolidated financial position or results of operation.

     The Company believes its cash flow from operations and its available working capital credit lines will be more than sufficient to meet liquidity needs through at least the next 12 months.

BALANCE SHEET AND CASH FLOW ITEMS:

     The Company generated net cash from operating activities of $1,544,000 in the first quarter 2005 compared to $1,097,000 net cash generated from operating activities in the first quarter 2004. Net cash from operating activities in the first quarter 2005 was provided by $425,000 of net income, $577,000 of depreciation and amortization, an increase in deferred income taxes of $79,000, a decrease in accounts receivable of $250,000, an increase in income tax payable of $124,000, an increase in accounts payable of $467,000, and $70,000 from changes in various other operating assets and liabilities. Net cash was used in operating activities in the first quarter 2005 from a decrease in accrued liabilities of $381,000, a gain on sale of property and equipment of $26,000 and $41,000 from changes in various other operating assets and liabilities.

     The first quarter 2005 decrease in accounts receivable is primarily related to the collection of freight receivables and unearned lease income recorded at December 31, 2004. The majority of the accounts payable increase of approximately $467,000 also relates to freight activity. As previously discussed, several railroads are usually involved in the process of delivering freight. The Company collects the total revenue for all railroads involved in the delivery of freight in a majority of its shipments. When the Company issues an invoice for freight, a receivable is created for the total freight charge and the Company records its share of the revenue, and records the amount due the other railroads as a current payable. The amounts payable to other railroads are settled monthly. Depending on the mix of freight handled by the Company, there could be significant variances in accounts receivable and accounts payable in comparable periods. Under normal operating conditions, these changes do not have a material impact on liquidity or the Company's ability to meet its cash requirements. The decrease in accrued liabilities in the first quarter 2005 primarily resulted from the realization of unearned revenues recorded at December 31, 2004 and the payment of December 31, 2004 accrued expenses.

     Cash flow used for investing activities primarily relates to the Company purchasing and capitalizing approximately $4,526,000 of fixed assets and capital improvements in the first quarter 2005 offset by $26,000 of proceeds from the sale of property and equipment. Included in the 2005 capital additions is the purchase of the rail assets of the west end of the TPW which included track structures valued at $4,027,000 and land valued at $139,000. In addition, $155,000 was capitalized for bridge rehabilitation and $125,000 was capitalized for track structure additions and improvements. Other capital expenditures in the first quarter 2005 include $17,000 for the purchase of two railcars, approximately $40,000 for railcar and locomotive betterments, and $23,000 of various equipment and other items. All of the capital expenditures were funded with working capital with the exception of the TPW asset purchase which was financed with long term debt as described previously in this report.

     Cash flow from financing activities primarily relates to the borrowing and repayment of debt and certain treasury stock and stock warrant transactions. New short-term borrowings of $176,000 in the first quarter 2005 relate to the refinancing of the Company's National City Bank notes. Proceeds from long-term borrowings of

                       PIONEER RAILCORP AND SUBSIDIARIES

$11,133,000 include $4.2 million related to the Financing of the purchase of the railroad assets of the west-end of the TPW, $6.8 million for the refinancing of other National City Bank notes, and $133,000 related to state financing for railroad track rehabilitation projects. Payments of long-term borrowings include $6.8 million for the refinancing of other National City Bank notes and $577,000 for amortizing principal repayments on other long-term debt. In the first quarter 2005, approximately 1,500 warrants were exercised generating cash of $3,000.

     The Company anticipates additional cash requirements in 2005 will approximate $200,000 as a result of the reversal of deferred taxes.

ITEM 3.  CONTROLS AND PROCEDURES

     As of the end of the period covered by this report, the Company conducted an evaluation, under the supervision and with the participation of the principal executive officer and principal financial officer, of the Company's disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act")). Based on this evaluation, the principal executive officer and principal financial officer concluded that the Company's disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. There was no change in the Company's internal control over financial reporting during the Company's most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

                           PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     In the course of business, the Company experiences crossing accidents, employee injuries, delinquent and/or disputed accounts, and other incidents, which give rise to claims that may result in litigation. Management vigorously pursues settlement and release of such claims, but at any one time, some such incidents, which could result in lawsuits by and against the Company, remain unresolved. Management believes it has valid claims for, or good defenses to, these actions. Management considers such claims to be a routine part of the Company's business.

ITEM 2. CHANGES IN SECURITIES AND SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES

     The following table presents for the periods indicated a summary of the purchases made by or on behalf of Pioneer Railcorp of shares of its common stock. on behalf of Pioneer Railcorp of shares of its common stock.

                                                                                              MAXIMUM
                                                                      TOTAL NUMBER OF     NUMBER OF SHARES
                                          TOTAL                      SHARES PURCHASED     THAT MAY YET BE
                                         NUMBER                     AS PART OF PUBLICLY   PURCHASED UNDER
                                        OF SHARES   AVERAGE PRICE     ANNOUNCED PLANS       THE PLANS OR
                                        PURCHASED    PAID SHARE         OR PROGRAMS         PROGRAMS(1)
                                        ---------   -------------   -------------------   ----------------
January 1 - 31, 2005..................     200          $2.85               200               862,135
February 1 - 28, 2005.................      --             --                --               862,135
March 1 - 31, 2005....................      --             --                --               862,135
                                          ----          -----               ---               -------
Total.................................     200          $2.85               200               862,135

---------------

(1) Pioneer Railcorp's Board of Directors approved a stock purchase plan on December 14, 1999 for the repurchase of up to 1,000,000 shares of common stock. This repurchase plan has no expiration date.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     There are no defaults upon senior debt securities as of March 31, 2005.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No Matters were submitted to a vote of security holders in the first quarter 2005.

ITEM 5.  OTHER INFORMATION

     On September 20, 2004, the Company's Board of Directors unanimously approved a going private transaction designed to repurchase outstanding shares of the Company's Class A common stock (common stock). The Board of Directors believes the costs of being a publicly traded company are no longer justified by the benefits. This proposed transaction would effectively reduce the number of shareholders to less than 300, thereby terminating the need for continued registration of the Company's stock with the Securities and Exchange Commission
(SEC) and thus privatizing ownership of the Company. Each shareholder of less than 2,000 shares would receive an independently determined fair market value of $2.85 per share for each outstanding share of common stock that the Company would acquire under the proposed transaction. It is expected the number of shareholders will be reduced from approximately 1,680 to approximately 150 as a result of the proposed transaction. Furthermore, all warrant holders on the date of the transaction would receive $.85 per warrant, said amount being determined as the $2.85 fair market value less the warrant exercise price of $2.00. Shareholders owning 2,000 or more shares will continue to own their shares.

     The proposed transaction is subject to SEC and shareholder approval, and if completed, would allow the Company to terminate the registration of its common stock with the SEC. The Company has discontinued the trading of its common stock on the NASDAQ SmallCap Market and the Chicago Stock Exchange and currently trades on the Pink Sheets. Costs associated with this proposed transaction are approximately $5 million and would be funded with $5 million of proceeds from the $16 million National City Bank credit facility. Details of the transaction may be found in Pioneer Railcorp's Preliminary Proxy Statement that has been filed with the SEC on November 9, 2004 and subsequent amendments dated January 11, 2005, March 1, 2005, and April 28, 2005. Pioneer Railcorp plans to mail to each shareholder a proxy statement about the proposed transaction, and shareholders are advised to read the proxy statement carefully when it becomes available because it will contain important information about the transaction, the persons soliciting proxies, and their interests in the transaction and related matters. Shareholders may obtain free copies of the proxy statement (when available) and other documents filed by Pioneer Railcorp at the SEC's website or from the Company.

ITEM 6.  EXHIBITS

     Exhibit #31.1 -- Certification by the Chief Executive Officer.

     Exhibit #31.2 -- Certification by the Chief Financial Officer.

     Exhibit #32.1 -- Certification under 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          PIONEER RAILCORP
                                          (Registrant)

                                                     Guy L. Brenkman
                                          --------------------------------------
                                                   GUY L. BRENKMAN, CEO

5/12/05
DATE

                                                     J. Michael Carr
                                          --------------------------------------
                                                     J. MICHAEL CARR
                                                  PRESIDENT, TREASURER &
                                                 CHIEF FINANCIAL OFFICER

5/12/05
DATE

                                                                    EXHIBIT 31.1

                  CERTIFICATION BY THE CHIEF EXECUTIVE OFFICER

I, Guy L. Brenkman certify that:

     1. I have reviewed this Annual Report on Form 10-QSB of Pioneer Railcorp;

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

          a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

          c) disclosed in this report any change in the registrant's internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

          a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

                                                     Guy L. Brenkman
                                                     Guy L. Brenkman
                                                 Chief Executive Officer

Date: May 12, 2005

                                                                    EXHIBIT 31.2

                  CERTIFICATION BY THE CHIEF FINANCIAL OFFICER

I, J. Michael Carr certify that:

     1. I have reviewed this Annual Report on Form 10-QSB of Pioneer Railcorp;

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

          a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          b) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

          c) disclosed in this report any change in the registrant's internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

          a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

          b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

                                                     J. Michael Carr
                                                     J. Michael Carr
                                                 Chief Financial Officer

Date: May 12, 2005

                                                                      EXHIBIT 32

         18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF
                         THE SARBANES-OXLEY ACT OF 2002

     In connection with the Quarterly Report of Pioneer Railcorp (the "Company") on Form 10-QSB for the quarter ending March 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), we, Guy L. Brenkman, Chief Executive Officer, and J. Michael Carr, President, Treasurer, and Chief Financial Officer, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

          (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

          (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


             Guy L. Brenkman                                   J. Michael Carr
------------------------------------------        ------------------------------------------
             Guy L. Brenkman                                   J. Michael Carr
         Chief Executive Officer                    President and Chief Financial Officer

May 12, 2005

(PIONEER RAILCORP LOGO)

                                PIONEER RAILCORP

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED APPOINTS GUY L. BRENKMAN AND J. MICHAEL CARR, JOINTLY AND SEVERALLY, AS PROXIES WITH FULL POWER OF SUBSTITUTION, TO VOTE THEIR SHARES AS DIRECTED BELOW AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT PIONEER RAILCORP'S MAIN OFFICE AT 1318 SOUTH JOHANSON ROAD, PEORIA, ILLINOIS AT 9:00 A.M. ON AUGUST 24, 2005 AND ANY ADJOURNMENT THEREOF, ON EACH OF THE FOLLOWING
MATTERS:

         1. To approve an Agreement and Plan of Merger, dated as of September 21, 2004 (the "merger agreement") by and between Pioneer Merger Corporation and Pioneer Railcorp providing for the merger of Pioneer Merger Corporation with and into Pioneer Railcorp upon the terms and conditions set forth in the merger agreement as described in the proxy statement of Pioneer Railcorp dated July 26, 2005.

               FOR                    AGAINST                 ABSTAIN
         ------                -------                 -------

         2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, PROVIDED THAT THOSE MATTERS WERE UNKNOWN TO THE NAMED PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative, please give full title as such.


                                                                          , 2005
-------------------------------------                --------------------
Signature                                            Date



                                                                          , 2005
-------------------------------------                ---------------------
Signature if Held Jointly                            Date